Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

SPARK I ACQUISITION CORPORATION,

SPARK I ACQUISITION CORPORATION SUB I INC.,

SPARK I ACQUISITION CORPORATION SUB II LLC,

and

ZINCFIVE, INC.

dated as of

June 11, 2026

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A	–	Form of SPAC Charter Upon Domestication
Exhibit B	–	Form of SPAC Bylaws Upon Domestication
Exhibit C	–	Form of Sponsor Agreement
Exhibit D	–	Form of Company Voting and Support Agreement
Exhibit E	–	Form of A&R Registration Rights Agreement
Exhibit F	–	Form of First Certificate of Merger
Exhibit G	–	Form of Second Certificate of Merger
Exhibit H	–	Form of A&R Certificate of Incorporation of the Surviving Corporation
Exhibit I	–	Form of A&R LLC Agreement of the Surviving Entity
Exhibit J	–	Form of Company Stockholder Written Consent

SCHEDULES

Schedule 7.05(a)	–	Financial Statements

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 11, 2026, by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (which shall transfer by way of continuation to and domestication as a Delaware corporation prior to the Closing) (“SPAC”), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, “Merger Subs”), and ZincFive, Inc., a Delaware corporation (the “Company”). SPAC, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Companies Act (the “Domestication”). The Domestication will take place at least one day prior to the Closing;

WHEREAS, the holders of the SPAC Class B Ordinary Shares shall cause to be converted, immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share, on a one-for-one basis, into a SPAC Class A Ordinary Share (the “Sponsor Share Conversion”). In connection with the Domestication: (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of the SPAC Common Stock, on a one-for-one basis (“Domesticated SPAC Warrant”), pursuant to the Warrant Agreement; and (c) each then issued and outstanding unit of SPAC (the “Cayman SPAC Units”) shall be cancelled and will thereafter entitle the holder of such unit to one share of SPAC Common Stock and one-half of one Domesticated SPAC Warrant;

WHEREAS, substantially concurrently with, and in order to effectuate, the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), SPAC will: (a) file a certificate of corporate domestication and arrange for the filing of a certificate of incorporation with the Secretary of State of the State of Delaware in substantially the form attached as Exhibit A (the “SPAC Charter Upon Domestication”); and (b) arrange for the adoption of bylaws in substantially the form attached as Exhibit B (the “SPAC Bylaws Upon Domestication”). SPAC and the Company may agree upon changes to the forms attached as Exhibits A and B following the date hereof, provided those changes are reflected in a written instrument signed by each of SPAC and the Company;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in such merger (the “First Merger”) and (b) immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity”) in such merger (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, for U.S. federal (and, as applicable, state and local) income tax purposes, each of the Parties intends that (i) the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (ii) the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code; (iii) the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and (iv) this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board has unanimously (i) determined that the Mergers are fair to, and in the best interests of the Company and the Holders, (ii) approved and adopted this Agreement and declared it advisable and approved the Transactions (including the Mergers), and (iii) recommended that the Holders approve and adopt this Agreement and approve the Transactions (including the Mergers) and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Holders (the “Company Board Recommendation”);

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement providing for the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers in accordance with the DGCL, the DLLCA, and the Cayman Companies Act on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending the SPAC Stockholder Matters be approved and adopted by the shareholders of SPAC (the “SPAC Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and SPAC have entered into the Sponsor Agreement, a copy of which is attached as Exhibit C hereto, providing that, among other things, (i) certain Founder Shares held by the Sponsor at the Closing will be subject to certain vesting and forfeiture provisions as set forth in the Sponsor Agreement and (ii) the Sponsor will not transfer its Founder Shares or its Cayman SPAC Units for a period (the “Founder Share Lock-up Period”) ending on the earlier of (A) the first anniversary of the Closing Date, and (B) the date upon which the VWAP of SPAC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing any time that is one hundred fifty (150) days after the Closing Date;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Holders holding shares of Company Stock sufficient to constitute the Company Stockholder Approval have entered into one or more Voting and Support Agreements substantially in the form of Exhibit D attached hereto (each, a “Company Voting and Support Agreement”) with SPAC pursuant to which, inter alia, such Holders have agreed to vote their respective shares of Company Stock in favor of this Agreement, the Mergers and the Transactions;

WHEREAS, concurrently with the Closing, SPAC, Sponsor, and certain Holders shall enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which, effective as of the Closing, among other things, certain Holders shall agree, subject to certain exceptions, to not transfer the Merger Consideration received by them in connection with the Mergers for certain specified periods of time following the Closing Date; and

WHEREAS, the Company entered into that certain Note Purchase Agreement (as amended or supplemented, the “Note Purchase Agreement”), dated as of April 23, 2026, by and among the Company and the parties listed on the Schedule of Investors attached thereto (the “Bridge Investors”), pursuant to which the Company may issue secured promissory notes (collectively, the “Bridge Notes”) and Company Warrants to the Bridge Investors (the “Bridge Financing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

Article 1
Certain Definitions

Section 1.01.          Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“2003 Plan” means the ZincFive, Inc. 2003 Equity Incentive Plan, as amended from time to time.

“2015 Plan” means the ZincFive, Inc. 2015 Equity Incentive Plan, as amended from time to time.

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Transaction” has the meaning specified in Section 9.04(a).

“Action” means any claim, demand, action, suit, assessment, settlement, audit, arbitration, mediation, or legal, judicial or administrative proceeding (whether at Law or in equity) by or before a Governmental Authority.

“Additional SEC Reports” has the meaning specified in Section 8.07.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company be considered to be an Affiliate of the Company or any of the Company’s Subsidiaries.

“Aggregate Bridge Note Outstanding Amount” means the aggregate outstanding principal amounts of the Bridge Notes plus any unpaid accrued interest on the Bridge Notes.

“Aggregate Series F Preference Amount” means the aggregated Series F Preferred Liquidation Amounts (as defined in the Company Certificate of Incorporation) in respect of all shares of Company Series F Stock.

“Agreement” has the meaning specified in the preamble hereto.

“AI Inputs” has the meaning specified in Section 5.19(f)(i).

“Antitrust Laws” means any supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict, investigate or regulate actions having the purpose or effect of monopolization, attempted monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition.

“Appraisal Rights Deadline” has the meaning specified in Section 9.02(g).

“Audited Financial Statements” has the meaning specified in Section 5.08(a).

“Available Closing SPAC Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption but before (A) payment of any SPAC Transaction Expenses or Company Transaction Expenses and (B) repayment of Sponsor loans, if any), plus (ii) the net proceeds of any incremental financing raised by SPAC or the Company in connection with the transactions contemplated by this Agreement, including for the avoidance of doubt, any amounts raised or funded in connection with a PIPE Investment in accordance with the terms and conditions of the PIPE Subscription Agreements. For the avoidance of doubt, such amount shall exclude any cash and cash equivalents on the balance sheet or otherwise in the bank accounts of the Company.

“Bridge Financing” has the meaning specified in the Recitals.

“Bridge Notes” has the meaning specified in the Recitals.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Governing Document.

“Business Combination Proposal” has the meaning set forth in Section 9.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Software” means all material Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Capitalization Date” has the meaning specified in Section 5.06(a).

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman SPAC Units” has the meaning specified in the Recitals.

“Cayman SPAC Warrant” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company AI” has the meaning specified in Section 5.19(f)(i).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Certificate of Incorporation” means the Ninth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on October 14, 2025, as amended by that certain Certificate of Amendment to Ninth Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 29, 2025, and as amended or modified from time to time.

“Company Closing Statement” has the meaning specified in Section 4.03.

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Convertible Securities” means (a) any Simple Agreement for Future Equity issued by the Company and (b) any convertible promissory notes or other convertible debt that is convertible into or exchangeable for capital stock of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in ARTICLE 5.

“Company Employee” means as of the date of determination, an employee of the Company or any of its Subsidiaries as of such date.

“Company Equity Awards” means, collectively, the Company Options and the Company Restricted Stock Units.

“Company Equity Plans” means the 2003 Plan and the 2015 Plan.

“Company Employee List” means the letter provided by the Company to SPAC simultaneously with the execution and delivery of this Agreement, which letter contains a true and complete list of each Company Employee as of the date of this Agreement, on a no-name basis if required by applicable Law, together with each such Company Employee’s title or position, work location, full-time or part-time status, current rate of hourly wage or salary, and current annual target cash bonus opportunity, in each case as of the date of this Agreement and as applicable.

“Company Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Note Holder” has the meaning set forth in Section 5.25.

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person granted under the Company Equity Plans.

“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, Company Series F Preferred Stock, Company Series F-1 Preferred Stock, Company Series F-2 Preferred Stock, Company Series F-3-A Preferred Stock, Company Series F-3-B Preferred Stock, Company Series F-3-C Preferred Stock, Company Series F-3-D Preferred Stock and Company Series F-3-W Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in ARTICLE 5 of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Restricted Stock Units” means all issued and outstanding restricted stock units in respect of Company Common Stock (whether or not vested) held by any Person granted under the Company Equity Plans.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C preferred stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D preferred stock, par value $0.001 per share, of the Company.

“Company Series E Preferred Stock” means the Series E preferred stock, par value $0.001 per share, of the Company.

“Company Series F Preferred Stock” means the Series F preferred stock, par value $0.001 per share, of the Company.

“Company Series F Stock” means the Company Series F Preferred Stock, Company Series F-1 Preferred Stock, Company Series F-2 Preferred Stock, Company Series F-3-A Preferred Stock, Company Series F-3-B Preferred Stock, Company Series F-3-C Preferred Stock, Company Series F-3-D Preferred Stock and Company Series F-3-W Preferred Stock.

“Company Series F-1 Preferred Stock” means the Series F-1 preferred stock, par value $0.001 per share, of the Company.

“Company Series F-2 Preferred Stock” means the Series F-2 preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-A Preferred Stock” means the Series F-3-A preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-B Preferred Stock” means the Series F-3-B preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-C Preferred Stock” means the Series F-3-C preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-D Preferred Stock” means the Series F-3-D preferred stock, par value $0.001 per share, of the Company.

“Company Series F-3-W Preferred Stock” means the Series F-3-W preferred stock, par value $0.001 per share, of the Company.

“Company Service Provider” means each individual who is a current or former director, officer, employee, independent contractor or other service provider of the Company or any of its Subsidiaries, including any Company Employee.

“Company Specified Representations” has the meaning specified in Section 10.02(a)(i).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Agreements” means (i) the Company Certificate of Incorporation; (ii) the Amended and Restated Voting Agreement, dated as of October 16, 2025 by and among the Company and certain Holders; (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 16, 2025 by and among the Company and certain Holders; and (iv) the Amended and Restated Investors’ Rights Agreement, dated as of October 16, 2025 by and among the Company and certain Holders.

“Company Stockholder Approval” means the adoption of this Agreement by the vote or consent of (i) the holders of a majority of the voting power of the outstanding capital stock of the Company (voting together as a single class, and, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the voting power of the outstanding Company Series F Stock (voting together as a single class on an as-converted to Company Common Stock basis) and (iii) the holders of a majority of the voting power of the outstanding Company Series E Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis).

“Company Subsidiary Securities” has the meaning specified in Section 5.07.

“Company Total Common Shares” means the sum of (i) the aggregate number of issued and outstanding shares of Company Common Stock as of immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.02 and the exercise of any Company Warrants in accordance with Section 3.05, (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Options (vested and unvested) as of immediately prior to the First Effective Time, and (iii) the aggregate number of shares of Company Common Stock issuable in respect of all outstanding Company Restricted Stock Units (vested and unvested) as of immediately prior to the First Effective Time.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, to the extent unpaid prior to the Closing; provided that, any engagement letters the Company intends to enter into with any (i) financial advisors or (ii) capital markets advisors will, in each case, require the prior written consent of SPAC.

“Company Voting and Support Agreement” has the meaning specified in the Recitals.

“Company Warrants” means all issued and outstanding warrants to acquire shares of Company Common Stock or Company Preferred Stock, as applicable.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases and purchase orders and all material written amendments, modifications and written supplements thereto.

“Conversions” has the meaning specified in Section 3.02.

“Cooley” has the meaning specified in Section 12.17(b).

“D&O Tail” has the meaning specified in Section 8.02(b).

“Data Security Program” means Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

“DGCL” has the meaning specified in the Recitals.

“Dissenting Shares” has the meaning specified in Section 3.07.

“Dissenting Stockholders” has the meaning specified in Section 3.07.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated SPAC Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“DPA” has the meaning specified in Section 6.19.

“Employee Stock Purchase Plan” has the meaning specified in Section 8.11.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or human health and safety (with respect to exposure to Hazardous Materials), or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect as of the date of this Agreement.

“Equity Incentive Plan” has the meaning specified in Section 8.11.

“Equity Plans” has the meaning specified in Section 8.11.

“Equity Value” means $600,000,000.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company and its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company and its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.08(a).

“Exchange Pool” has the meaning specified in Section 3.08(a).

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Common Share Equity Value by (ii) SPAC Share Price.

“Exchanged Option” has the meaning specified in Section 3.04(b).

“Exchanged Restricted Stock Unit” has the meaning specified in Section 3.04(c).

“Excluded Share” has the meaning specified in Section 3.03(c).

“Existing SPAC Governing Document” means the Amended and Restated Memorandum and Articles of Association of SPAC, as adopted by special resolution on October 4, 2023 and as in effect on the date hereof.

“Export Administration Regulations” means 15 C.F.R. §§ 730-774, as implemented or revised from time to time.

“Export-Import Laws” means all applicable Laws and regulations relating to export, reexport, transfer, and import controls, including the U.S. Export Controls Act of 2018 (22 U.S.C. 2751 et seq.), the Export Administration Regulations, the International Traffic in Arms Regulations (22 CFR §§ 120-130), the customs and import Laws administered by U.S. Customs and Border Protection, the UK export control Laws and regulations and the EU military and dual-use export control regulations and additional export and import restrictions imposed by EU Member States, and any export, import and customs Laws of other jurisdictions in which the Company or its Subsidiaries have conducted and/or currently conduct business.

“Financial Statements” has the meaning specified in Section 5.08(a).

“First Certificate of Merger” has the meaning specified in Section 2.02(a).

“First Effective Time” has the meaning specified in Section 2.02(a).

“First Merger” has the meaning specified in the Recitals.

“Foreign Benefit Plan” has the meaning specified in Section 5.13(j).

“Founder Shares” means the 6,422,078 shares of SPAC Class B Ordinary Shares that were issued to Sponsor prior to SPAC’s initial public offering and which are described as “founder shares” in the SPAC Final Prospectus.

“Fraud” means any actual or intentional fraud, with elements of scienter and reliance, under the Laws of the State of Delaware in the making of any of the representations and warranties in this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Generative AI Tools” has the meaning specified in Section 5.19(f)(iii).

“Government Closure” has the meaning specified in Section 7.03(a).

“Government Official” means any officer or employee of a Governmental Authority or member of a royal family or any department, agency, or instrumentality thereof, including any political subdivision thereof or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or any sovereign wealth fund, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 5.13(e).

“Hazardous Material” has the meaning specified in Section 5.24(c).

“Holders” means all Persons who hold one or more shares of Company Stock as of immediately prior to the First Effective Time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICE” has the meaning specified in Section 5.14(g).

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or accruals incurred in the ordinary course of business), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP (other than real estate leases and any other leases that are only required to be capitalized upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (viii) all obligations of the type referred to in clauses (i) - (vii) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Indemnified Person” has the meaning specified in Section 8.02(a).

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights (including with respect to Technology) created, arising, or protected under applicable Law (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), whether registered, unregistered or registrable, including all: (i) patents, patent applications and such rights in inventions (whether or not patentable and whether or not reduced to practice), (ii) trademarks, service marks, trade names, trade dress, logos, slogans and other indicia of commercial source or origin and general intangibles of a like nature, and all goodwill associated with any of the foregoing (collectively, “Trademarks”), (iii) copyrights, mask works and such rights in copyrightable works and works of authorship, and moral rights and technical database and design rights, and rights in data collections, (iv) internet domain names and social media accounts, (v) trade secrets and such rights in confidential information, proprietary information and other non-public information, including inventions, invention disclosures, inventor’s notes, designs, plans, specifications, unpatented blueprints, drawings, discoveries and improvements, know-how, manufacturing and production processes and techniques, research and development information, market know-how, customer lists, and proprietary data (collectively, “Trade Secrets”), (vi) any of the foregoing rights in Software and Technology, (vii) industrial property rights, and (viii) all issuances, registrations and applications to register (including any reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof and rights to claim priority to) any of the foregoing (i) – (vii).

“Intended Tax Treatment” has the meaning specified in Section 9.05(b).

“Interim Period” has the meaning specified in Section 7.01.

“IRS” means the Internal Revenue Service.

“IT Systems” means all computer systems, servers, networks, websites, firmware, computer hardware and equipment used to process, store, maintain and operate data, information and functions that are owned, controlled, licensed, or leased by a Person, whether or not hosted on third-party infrastructure, including any Software, hardware, data Processing or management systems, record keeping, communication, telecommunication, computerized, automated or other similar systems, platforms and networks, and documentation relating to any of the foregoing.

“JOBS Act” has the meaning specified in Section 8.12.

“Labor Contract” has the meaning specified in Section 5.12(a)(ix).

“Labor Union” has the meaning specified in Section 5.12(a)(ix).

“Law” means any applicable statute, law (including principle of common law and law of equity), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries.

“Leases” has the meaning specified in Section 5.18(c).

“Letter of Transmittal” has the meaning specified in Section 3.08(b).

“Licensed Intellectual Property” has the meaning specified in Section 5.19(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Malware” has the meaning specified in Section 5.19(d).

“Material Adverse Effect” means, with respect to the Company, any change, event, effect or occurrence that individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Mergers in accordance with the terms of this Agreement; provided, however, that, in the case of (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, including inflation, supply chain disruptions, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of SPAC (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 10.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (a), (b), (d), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Merger Consideration” means the number of shares of SPAC Common Stock issuable to holders of Company Stock in the Mergers pursuant to ARTICLE 3.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals.

“Modification of Recommendation” has the meaning specified in Section 9.02(e).

“Most Recent Balance Sheet” has the meaning specified in Section 5.08(a).

“Multiemployer Plan” means each Company Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Nasdaq” means the Nasdaq Stock Market LLC.

“National Security Laws” means any Law relating to foreign investment or national security.

“Note Purchase Agreement” has the meaning specified in the Recitals.

“NTA Amendment” has the meaning specified in Section 9.02(a).

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) under a license that (A) requires source code or derivative works based on such software to be made publicly available under the same license or (B) prohibits the receipt of consideration in connection with sublicensing or distributing such software.

“Outbound Investment Security Program” means 31 C.F.R. Part 850, as implemented or revised from time to time.

“Owned Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by the Company or its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Party” and “Parties” have the meanings specified in the preamble hereto.

“PCBs” has the meaning specified in Section 5.24(e).

“Per Common Share Equity Value” means the quotient obtained by dividing (i) the sum of (A) the Equity Value minus (B) the Aggregate Series F Preference Amount plus (C) the aggregate exercise price of all Company Options, in each case to the extent outstanding (whether vested or unvested) as of immediately prior to the First Effective Time plus (D) the aggregate exercise price of all Company Warrants, in each case to the extent exercised pursuant to Section 3.05 by (ii) the Company Total Common Shares.

“Per Common Share Merger Consideration” means, with respect to any share of Company Common Stock that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.02 and the exercise of any Company Warrants in accordance with Section 3.05, a number of shares of SPAC Common Stock equal to (i) the Exchange Ratio multiplied by (ii) one share of Company Common Stock.

“Per Share Merger Consideration” means, with respect to any share of Company Stock that is issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversions set forth under Section 3.02 and to the exercise of any Company Warrants in accordance with Section 3.05, the number of shares of SPAC Common Stock that the holder of such share of Company Stock is entitled to receive in respect of such share of Company Stock pursuant to Section 3.01 and Section 3.03, as applicable.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on Leased Real Property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such Leased Real Property, and (C) do not materially interfere with the present uses of such Leased Real Property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing any Indebtedness of the Company and its Subsidiaries, (viii) any Lien that is disclosed on the Most Recent Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (ix) deemed to be created by this Agreement, any Transaction Agreement or any other document executed in connection herewith, (x) any Lien that will be released prior to the Closing, and (xi) any other Liens that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any individually identifiable information (or information that, in combination with other information, could reasonably allow the identification of an individual or household, or could reasonably be linked, directly or indirectly, to an individual or household) or which otherwise constitutes “personal data,” “personal information,” “personally identifiable information,” or a similar term under applicable Privacy Laws.

“Personnel IP Agreements” has the meaning specified in Section 5.19(c).

“PIPE Investments” has the meaning set forth in Section 9.03.

“PIPE Subscription Agreements” has the meaning set forth in Section 9.03.

“Policies” has the meaning specified in Section 5.16.

“Premium Cap” has the meaning specified in Section 8.02(b).

“Privacy Laws” means all applicable Laws regarding data privacy, data protection, or data security governing the receipt, collection, compilation, adaptation or alteration, retrieval, use, storage, processing, sharing, safeguarding, security (technical, administrative and physical), disposal, destruction, disclosure or transfer (including cross-border) whether or not by automated means (collectively, “Processing”, or “Processed”, as applicable) of Personal Information by or for the Company, including, but not limited to, to the extent applicable, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), EU General Data Protection Regulation (GDPR), Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, Telephone Consumer Protection Act (TCPA), and any and all applicable Laws governing (i) breach notification in connection with Personal Information, (ii) the use of biometric identifiers, or (iii) the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning specified in Section 5.19(g).

“Proxy Clearance Date” has the meaning specified in Section 9.02(a).

“Proxy Statement” has the meaning specified in Section 9.02(a).

“Registered Intellectual Property” has the meaning specified in Section 5.19(a).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to SPAC Common Stock to be issued in connection with the transactions contemplated by this Agreement.

“Regulatory Consent Authorities” means a Governmental Authority, including for the avoidance of doubt, the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial or capital markets advisors, placement agents and consultants of such Person.

“Required Company Information” has the meaning specified in Section 7.05(a).

“Sanctioned Party” means any Person that is the subject or target of any Sanctions, including any Person: (i) organized under the Laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, the Crimea, Donetsk, Luhansk, Kherson, and Zaporizhzhia regions of Ukraine, and prior to July 1, 2025, Syria); (ii) designated on any sanctioned parties list including those administered by the United States, European Union, United Kingdom, or any Governmental Authority that enforces Sanctions with jurisdiction over the Company or any of its Subsidiaries (including the U.S. Department of the Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List); or (iii) fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Persons described in subparagraph (i) or (ii) of this clause.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced by the United States (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom or any other Governmental Authority with jurisdiction over the Company or any of its Subsidiaries.

“Schedules” means (i) the Company Disclosure Letter or (ii) the SPAC Disclosure Letter, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 6.09(a).

“Second Certificate of Merger” has the meaning specified in Section 2.02(b).

“Second Effective Time” has the meaning specified in Section 2.02(b).

“Second Merger” has the meaning specified in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity.

“Security Incident” means any actual (i) unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Company IT Systems, (ii) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any data or information; or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any Company IT Systems, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such an incident or breach triggers any notice or reporting obligations under applicable Laws.

“Series F Preference Amount” means, with respect to a holder of shares of Company Series F Preferred Stock, such holder’s aggregated Series F Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F Preferred Stock.

“Series F-1 Preference Amount” means, with respect to a holder of shares of Company Series F-1 Preferred Stock, such holder’s aggregated Series F-1 Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-1 Preferred Stock.

“Series F-2 Preference Amount” means, with respect to a holder of shares of Company Series F-2 Preferred Stock, such holder’s aggregated Series F-2 Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-2 Preferred Stock.

“Series F-3-A Preference Amount” means, with respect to a holder of shares of Company Series F-3-A Preferred Stock, such holder’s aggregated Series F-3-A Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-A Preferred Stock.

“Series F-3-B Preference Amount” means, with respect to a holder of shares of Company Series F-3-B Preferred Stock, such holder’s aggregated Series F-3-B Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-B Preferred Stock.

“Series F-3-C Preference Amount” means, with respect to a holder of shares of Company Series F-3-C Preferred Stock, such holder’s aggregated Series F-3-C Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-C Preferred Stock.

“Series F-3-D Preference Amount” means, with respect to a holder of shares of Company Series F-3-D Preferred Stock, such holder’s aggregated Series F-3-D Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-D Preferred Stock.

“Series F-3-W Preference Amount” means, with respect to a holder of shares of Company Series F-3-W Preferred Stock, such holder’s aggregated Series F-3-W Preferred Liquidation Amount (as defined in the Company Certificate of Incorporation) in respect of such shares of Company Series F-3-W Preferred Stock.

“Software” means any and all computer programs and other software, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and all documentation, including development, testing, diagnostic, support, user and training documentation, related to any of the foregoing.

“SPAC” has the meaning specified in the preamble hereto. For the avoidance of doubt, the term “SPAC” shall include from and after the Domestication and the Closing, ZincFive, Inc.

“SPAC Board Recommendation” has the meaning specified in the Recitals.

“SPAC Bylaws Upon Domestication” has the meaning specified in the Recitals.

“SPAC Charter Upon Domestication” has the meaning specified in the Recitals.

“SPAC Class A Ordinary Share” means the Class A ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Class B Ordinary Share” means the Class B ordinary shares, par value $0.0001 per share, of SPAC prior to the Domestication.

“SPAC Closing Statement” has the meaning specified in Section 4.02.

“SPAC Common Stock” means (i) prior to the Domestication, the SPAC Class A Ordinary Shares, and (ii) from and after the Domestication, the shares of common stock, par value $0.0001 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 11.01(c).

“SPAC Disclosure Letter” has the meaning specified in ARTICLE 6.

“SPAC Final Prospectus” has the meaning specified in Section 6.07(a).

“SPAC Material Adverse Effect” means, with respect to SPAC, a material adverse effect on: (i) the ability of any SPAC Party to enter into this Agreement or any Transaction Agreement and perform its respective obligations thereunder or consummate the Transactions or (ii) the business, condition (financial or otherwise), assets, liabilities or operations of SPAC, provided, however, that none of the following, alone or in combination, shall be deemed to constitute or be taken into account in the determination of whether, there has been or will be a SPAC Material Adverse Effect under this clause (ii): (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) any actions taken or not taken by SPAC, or such other changes or events, in each case, which (I) the Company has consented in writing or (II) are required by, contemplated by or compliant with this Agreement (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)) and (d) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement (provided that the exceptions in this clause (d) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Section 6.03 and, to the extent related thereto, the condition in Section 10.03(a)), (e) any change generally affecting special purpose acquisition companies, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, or acts of terrorism, cyberterrorism, any acts or threats of war (whether or not declared), imposition of tariffs or trade wars, civil unrest, civil disobedience, sabotage, cybercrime, government shutdowns, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof after the date hereof, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, SPAC operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of SPAC to meet any projections, predictions, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a SPAC Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of SPAC Material Adverse Effect), or (i) any epidemic, pandemic or disease outbreak or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or SPAC’s compliance therewith; provided that, in the case of clauses (a), (b), (e), (f) and (g) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on SPAC, as compared to other companies operating in the industries in which SPAC operates. Notwithstanding the foregoing, with respect to SPAC, the amount of the SPAC Stockholder Redemption or the failure to obtain the approval of the SPAC Stockholder Matters shall not in and of itself be deemed to be a SPAC Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such SPAC Stockholder Redemption or failure to obtain the approval of the SPAC Stockholder Matters may be considered in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the approval of the SPAC Stockholder Matters, that SPAC has not violated its obligations under this Agreement in connection with obtaining the approval of the SPAC Stockholder Matters).

“SPAC Organizational Documents” means, (i) prior to the Domestication, the Existing SPAC Governing Document, as amended and in effect on the date hereof, and (ii) following the Domestication and prior to the First Effective Time, the SPAC Charter Upon Domestication and SPAC Bylaws Upon Domestication.

“SPAC Parties” means SPAC and Merger Subs.

“SPAC Party Representations” means the representations and warranties of SPAC and Merger Subs expressly and specifically set forth in ARTICLE 6 of this Agreement, as qualified by the SPAC Disclosure Letter.

“SPAC Preferred Shares” means, prior to the Domestication, the preferred shares, par value $0.0001 per share, of SPAC.

“SPAC Shares” means the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and the SPAC Preferred Shares.

“SPAC Share Price” means ten dollars ($10.00).

“SPAC Specified Representations” has the meaning specified in Section 10.03(a)(i).

“SPAC Stockholder Matters” has the meaning specified in Section 9.02(a).

“SPAC Stockholder Redemption” has the meaning specified in Section 9.02(a).

“SPAC Stockholders” means (i) prior to the Domestication, the holders of SPAC Shares, and (ii) following the Domestication, the holders of shares of SPAC Common Stock.

“SPAC Transaction Expenses” means all fees, costs and expenses of SPAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including, subject to Section 12.05, any (i) fees, costs and expenses related to the D&O Tail, (ii) deferred underwriting fees, (iii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPAC, (iv) any amounts outstanding under any Working Capital Loans (except to the extent converted into Cayman SPAC Warrants prior to the Closing), and (v) any Transfer Taxes.

“Special Meeting” has the meaning specified in Section 9.02(e).

“Sponsor” means SLG SPAC Fund LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain Letter Agreement, dated as of the date of this Agreement, by and among Sponsor, SPAC and the other parties thereto, as amended, restated, modified or supplemented from time to time.

“Sponsor Group” has the meaning specified in Section 12.17(a).

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Standard Employment Agreements” has the meaning specified in Section 5.13(a).

“Stock Exchange” means a stock exchange as defined in Section 6 of the Exchange Act or such other stock exchange as the Company and SPAC may mutually agree prior to the Closing.

“Stockholder Action” has the meaning specified in Section 9.08.

“Stockholder Action Expenses” has the meaning specified in Section 9.08.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company, exempted company, partnership or such other entity), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning specified in the Recitals.

“Surviving Entity” has the meaning specified in the Recitals.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, territorial, local, non-U.S. and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment in the nature of a tax (whether payable directly or by withholding), in each case that is imposed by a Governmental Authority; (ii) any interest, penalties, addition to tax or additional amounts relating to any items in clause (i) or this clause (ii); and (iii) any liability for any items described in clauses (i) and (ii) of this definition payable by reason of Contract, assumption, transferee or successor liability, operation of applicable Law, or Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, formulae, algorithms, procedures, methods, techniques, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing or of Intellectual Property, in any form whether or not specifically listed herein.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating SPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of SPAC Common Stock are then traded.

“Transaction Agreements” means this Agreement, the Sponsor Agreement, the A&R Registration Rights Agreement, the Company Voting and Support Agreements, the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication, the PIPE Subscription Agreements and all of the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, the Transaction Agreements and the PIPE Investments, including the Mergers and the Conversions.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.07(a).

“Trust Agreement” has the meaning specified in Section 6.07(a).

“Trustee” has the meaning specified in Section 6.07(a).

“WARN Act” has the meaning specified in Section 5.14(c).

“Warrant Agreement” means the Warrant Agreement, dated as October 5, 2023, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Wilson” has the meaning specified in Section 12.17(a).

“Working Capital Loan” means any loan made to SPAC by any of Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing SPAC Transaction Expenses.

“Written Consent” has the meaning specified in Section 9.02(g).

“Written Consent Failure” has the meaning specified in Section 9.02(g).

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination.

“ZNF Group” has the meaning specified in Section 12.17(b).

Section 1.02.          Construction.

(a)             Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and the term “date hereof” refers to the date of the execution of this Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)             When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c)             Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d)             Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)             The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)             Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)             All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)             The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 6:00 p.m. (New York Time) on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.03.          Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, the individuals set forth on Section 1.03 of the Company Disclosure Letter (and, solely with respect to knowledge of matters related to the individuals set forth on Section 1.03 of the Company Disclosure Letter, as of the date of this Agreement only) and, in the case of the SPAC Parties, the individuals set forth on Section 1.03 of the SPAC Disclosure Letter.

Section 1.04.          Equitable Adjustments. If, following the date of this Agreement, the outstanding Company Stock or shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by SPAC with respect to its covenant not to issue shares of SPAC Common Stock or rights to acquire SPAC Common Stock under Section 8.03(a), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or shares of SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the Holders or SPAC Stockholders, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SPAC, the Company or Merger Subs to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Article 2
The Mergers

Section 2.01.          The Mergers.

(a)             Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation and a direct wholly-owned Subsidiary of SPAC. The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b)             Immediately following the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, whereupon the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity and a direct wholly-owned Subsidiary of SPAC. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.02.          First Effective Time; Second Effective Time.

(a)             Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause the First Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit F (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The First Merger shall become effective at such time as the First Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the First Certificate of Merger) (the “First Effective Time”).

(b)             Immediately following the First Effective Time, the Parties shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit G (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA and Section 264 of the DGCL. The Second Merger shall become effective at such time as the Second Certificate of Merger is filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the Company and SPAC and specified in the Second Certificate of Merger) (the “Second Effective Time”).

Section 2.03.          Effect of the Mergers. At the First Effective Time, the effects of the First Merger, and at the Second Effective Time, the effects of the Second Merger, shall be as provided in this Agreement, the First Certificate of Merger, the Second Certificate of Merger, and the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto: (i) at the First Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Surviving Corporation and (ii) at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.04.          Governing Documents.

(a)             At the First Effective Time, the certificate of incorporation of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated in the form attached hereto as Exhibit H, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or modified in accordance with its terms and the DGCL.

(b)             At the First Effective Time, the bylaws of the Company in effect as of immediately prior to the First Effective Time shall be amended and restated to conform to the bylaws of Merger Sub I, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(c)             At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time shall be amended and restated in the form attached hereto as Exhibit I, and, as so amended and restated, shall be the limited liability company agreement of the Surviving Entity until thereafter amended or modified in accordance with its terms and the DLLCA.

Section 2.05.          Directors and Officers of the Surviving Entity.

(a)             Prior to the First Effective Time, each of SPAC and Merger Subs shall cause the individuals identified in writing by the Company prior to the Closing to be designated or appointed as the directors and officers of Merger Sub I and Merger Sub II, as applicable, effective as of immediately prior to the First Effective Time. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be the officers of Merger Sub II immediately prior to the First Effective Time.

(b)             The Parties shall use reasonable best efforts to cause the individuals nominated for election in the Registration Statement in accordance with Section 8.09 to comprise the board of directors of SPAC immediately following the First Effective Time, each to hold office in accordance with the DGCL, the SPAC Charter Upon Domestication and the SPAC Bylaws Upon Domestication and until their respective successors are duly elected or appointed and qualified.

Section 2.06.          Further Assurances. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Mergers with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Subs, the applicable directors and officers of the Company and Merger Subs (or their designees) are fully authorized in the name of their respective corporations/companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article 3
Merger Consideration; Conversion of Securities

Section 3.01.          Effect of the Mergers on Company Series F Stock.

(a)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(b)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-1 Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-1 Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-1 Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-1 Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(c)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-2 Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-2 Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-2 Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-2 Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(d)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-A Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-A Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-A Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-A Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(e)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-B Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-B Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-B Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-B Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(f)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-C Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-C Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-C Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-C Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(g)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-D Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-D Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-D Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-D Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

(h)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Series F-3-W Preferred Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Series F-3-W Preferred Stock that are Excluded Shares or Dissenting Shares) will be automatically surrendered and shall cease to exist, and each holder of Company Series F-3-W Preferred Stock will receive a number of shares of SPAC Common Stock equal to (i) such holder’s Series F-3-W Preference Amount divided by (ii) the SPAC Share Price, rounded to the nearest whole share (with 0.5 of a share or greater rounded up).

Section 3.02.          Conversion of Company Preferred Stock. The Company shall take all actions necessary or appropriate so that, immediately prior to the Closing, all of the Company Preferred Stock (other than Company Series F Stock) shall be converted into Company Common Stock in accordance with the terms of the Company Certificate of Incorporation (the “Conversions”). All of the Company Preferred Stock converted into Company Common Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Preferred Stock (other than Company Series F Stock) shall thereafter cease to have any rights with respect to such Company Preferred Stock.

Section 3.03.          Effect of Mergers on Company Common Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, any Holder or SPAC Stockholder, the following shall occur:

(a)             On the terms and subject to the conditions set forth in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time after giving effect to (i) the Conversions and (ii) the exercise of any Company Warrants in accordance with Section 3.05 will be automatically surrendered and shall cease to exist, and be exchanged for the right to receive a number of shares of SPAC Common Stock equal to the Exchange Ratio. From and after the First Effective Time, such Person that, immediately prior to the First Effective Time, was registered as a holder of the Company Common Stock (other than Excluded Shares and Dissenting Shares, and after giving effect to the Conversions described in Section 3.02 and the exercise of any Company Warrants describe in Section 3.05) in the share transfer books of the Company shall thereafter cease to be a stockholder of the Company and only have the right to receive the Per Common Share Merger Consideration in accordance with the terms of this Agreement. At the First Effective Time, the share transfer books of the Company shall be closed, and no transfer of Company Common Stock shall be made thereafter.

(b)             Each issued and outstanding share of common stock of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the First Effective Time, all certificates and book-entry notations representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of common shares of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(c)             Each share of Company Stock held in the Company’s treasury or owned by SPAC, Merger Sub I or the Company immediately prior to the First Effective Time (each, an “Excluded Share”) shall automatically be cancelled and surrendered (as applicable) and no consideration shall be paid or payable with respect thereto.

(d)             At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any holder thereof, (i) each share of common stock of the Surviving Corporation shall be canceled and retired and no consideration shall be paid with respect thereto, and (ii) each membership interest of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and shall constitute all of the membership interests of the Surviving Entity.

Section 3.04.          Treatment of Equity Awards .

(a)             Company Stock Plans. At the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party, the Company Equity Plans shall be assumed by SPAC. All Exchanged Options and Exchanged Restricted Stock Units will continue to remain governed by and subject to the terms and conditions of the applicable assumed Company Equity Plan.

(b)             Company Options. At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Option is vested or unvested, be assumed and converted into an option to purchase a number of shares of SPAC Common Stock, on the same terms and conditions (including applicable vesting, exercise, termination, and expiration provisions) as are in effect with respect to each such Company Option immediately prior to the First Effective Time (each, an “Exchanged Option”); provided, that each Exchanged Option will represent the right to acquire the whole number of shares of SPAC Common Stock, subject to such Exchanged Option (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, and such Exchanged Option’s per-share exercise price shall equal the quotient of (1) the exercise price per share of Company Common Stock (with any fractional cent otherwise resulting rounded up to the nearest whole cent) at which such Company Option was exercisable immediately prior to the First Effective Time, divided by (2) the Exchange Ratio; provided, that each Company Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with or is exempt from Section 409A of the Code, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

(c)             Company Restricted Stock Units. At the First Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the First Effective Time shall, by virtue of the Mergers and without any further action on the part of any Party or the holder thereof, whether such Company Restricted Stock Unit is vested or unvested, be assumed and converted into a restricted stock unit in respect of a number of shares of SPAC Common Stock, on the same terms and conditions (including applicable vesting, termination, and settlement provisions) as are in effect with respect to each such Company Restricted Stock Unit immediately prior to the First Effective Time (each, an “Exchanged Restricted Stock Unit”); provided, that each Exchanged Restricted Stock Unit will represent the right to be issued the whole number of shares of SPAC Common Stock, subject to such Exchanged Restricted Stock Unit (with any fractional share otherwise resulting rounded to the nearest whole share (with 0.5 of a share or greater rounded up)) equal to the product of (x) the number of Company Restricted Stock Units, multiplied by (y) the Exchange Ratio.

(d)             Company Action. The Company shall take all reasonably necessary actions to effect the treatment of the Company Options and Company Restricted Stock Units pursuant to Section 3.04(b) and Section 3.04(c) in accordance with the applicable Company Equity Plan and the applicable award agreements. Prior to the First Effective Time, the Company shall adopt any resolutions and take any actions which are necessary to cause the Company Equity Plans to be amended to provide that no additional or new grants shall be made under the Company Equity Plans following the Closing.

Section 3.05.          Company Warrants.

(a)             Each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time and that would either automatically expire worthless or would be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the First Merger, without any election or action by the Company or the holder thereof, shall automatically expire worthless or be exercised or exchanged in full for the applicable shares of Company Stock, each in accordance with its terms immediately prior to the First Effective Time, without any action on the part of the Company or the holder thereof, and to the extent applicable, any share of Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to Section 3.01, Section 3.02, and Section 3.03 (and without duplication) shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

(b)             Each Company Warrant that is outstanding and unexercised immediately prior to the First Effective Time and that would not expire worthless or automatically exercised in full prior to the First Effective Time in accordance with its terms (pursuant to Section 3.05(a)), shall be exercised in full by the holder thereof for the applicable shares of Company Stock immediately prior to the First Effective Time, and to the extent applicable, any Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to Section 3.01, Section 3.02, and Section 3.03(and without duplication) shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

Section 3.06.          Company Action. The Company shall use reasonable best efforts to cause all of the Company Warrants to be exercised in accordance with Section 3.05 immediately prior to the Closing. All of the Company Warrants which have been exercised into Company Stock shall no longer be outstanding, shall be deemed cancelled and terminated, as applicable, and each holder of Company Warrants shall thereafter cease to have any rights with respect to such Company Warrants.

Section 3.07.          Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL or the Company Certificate of Incorporation, as applicable, shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and that are held by stockholders of record or owned by beneficial owners who either shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL (the shares of Company Stock that are the subject to such demand collectively, the “Dissenting Shares”; record holders and beneficial owners of Dissenting Shares being referred to as “Dissenting Stockholders”), and, otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Dissenting Stockholders shall have no right to receive, the applicable portion of the Merger Consideration provided in Article 3, unless and until such Dissenting Stockholder fails to perfect or waives, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL with respect to such Company Stock, as applicable. Notwithstanding the foregoing, if any such person shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under Section 262 of the DGCL such Person’s Dissenting Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the First Effective Time, the right to receive the applicable portion of the Merger Consideration provided in Article 3, without any interest thereon, upon surrender, if applicable. The Company shall serve prompt notice to SPAC of any notices of objection, notices of dissent or demands for fair value under Section 262 of the DGCL of any of the Company Stock attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL or otherwise and received by the Company, and SPAC shall have the right to participate in all negotiations and proceedings with respect to such notices and demands. The Company shall not, without the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such notices or demands, or agree to do or commit to do any of the foregoing.

Section 3.08.          Exchange Pool.

(a)             Immediately prior to or at the First Effective Time, SPAC shall deposit, or cause to be deposited, with Continental Stock Transfer & Trust Company (the “Exchange Agent”) evidence in book-entry form of shares of SPAC Common Stock, representing the number of shares of SPAC Common Stock sufficient to deliver the Merger Consideration (the “Exchange Pool”).

(b)             As soon as reasonably practicable after the Proxy Clearance Date, the Company shall, or shall cause the Exchange Agent to, deliver to each Company Stockholder a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) to be completed and executed by such Person. The Letter of Transmittal shall contain, among other things, customary representations of each Company Stockholder, including due authority, valid ownership, title and interest, absence of encumbrances and ability to engage in the transactions contemplated by this Agreement.

(c)             Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of this Agreement or the Transactions, and each Holder who would otherwise be entitled to a fraction of a share of either such class (after aggregating all shares of SPAC Common Stock to which such Holder otherwise would be entitled) shall instead have the number of shares of SPAC Common Stock issued to such Holder rounded up or down to the nearest whole share of SPAC Common Stock (with 0.5 of a share or greater rounded up), as applicable.

(d)             Promptly following the earlier of (i) the date on which the entire Exchange Pool has been disbursed and (ii) the date which is nine (9) months after the First Effective Time, SPAC shall instruct the Exchange Agent to deliver to SPAC any remaining portion of the Exchange Pool and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Holder may look only to SPAC (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of such Holder’s claim for Merger Consideration that such Holder may have the right to receive pursuant to Section 3.03 without any interest thereon.

(e)             None of the Company, SPAC, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration that remains undistributed to the Holders as of immediately prior to the date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SPAC, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.09.          Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub I, Merger Sub II, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, however, that if SPAC, Merger Sub I, Merger Sub II, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, then SPAC shall, prior to so deducting and/or withholding, (a) provide written notice to the Company as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.10.          Legend. Each certificate or book entry position representing the shares of SPAC Common Stock issued pursuant to the right to receive Per Share Merger Consideration shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE ISSUER’S BYLAWS. A COPY OF SUCH BYLAWS WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Article 4
Closing; Closing Statement

Section 4.01.          Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 10 (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02.          SPAC Closing Statement. At least two (2) Business Days prior to the Special Meeting, and in any event not earlier than following the time that holders of SPAC Common Stock may no longer elect redemption in accordance with the SPAC Stockholder Redemption, SPAC shall prepare and deliver to the Company a statement (the “SPAC Closing Statement”) setting forth in good faith: (i) SPAC’s calculation of the estimated SPAC Transaction Expenses as of the Closing Date, including reasonable supporting detail therefor, and (ii) (a) an estimate of the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) an estimate of the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) an estimate of the Available Closing SPAC Cash resulting therefrom; (d) the aggregate number of shares of SPAC Common Stock tendered for redemption pursuant to the SPAC Stockholder Redemption and the number of shares of SPAC Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the SPAC Stockholder Redemption and the Domestication; and (e) the number of SPAC Common Stock to be issued pursuant to the PIPE Subscription Agreements and the aggregate proceeds received by SPAC from such PIPE Subscription Agreements, if any, in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, SPAC shall (x) cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within SPAC’s or its Representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company and its Representatives, which comments the Company shall deliver to SPAC no less than two (2) Business Days prior to the Closing Date, and SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC reasonably determines are necessary or appropriate given such comments. In the event that the Closing Date is later than five (5) Business Days following the Special Meeting, then at least two (2) Business Days prior to the Closing Date, SPAC shall have prepared and delivered to the Company (i) a statement setting forth in good faith as of the Closing Date SPAC’s calculation of the SPAC Transaction Expenses, including reasonable supporting detail therefor, and (ii) an updated SPAC Closing Statement to update, as needed, the calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption); (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; and (c) the Available Closing SPAC Cash resulting therefrom.

Section 4.03.          Company Closing Statement. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of shares of Company Common Stock issued and outstanding; (b) the aggregate number of shares of Company Preferred Stock (by series) issued and outstanding (in the case of (a) and (b), prior to giving effect to the Conversions of Company Preferred Stock); (c) the aggregate number of shares of Company Common Stock to be outstanding after giving effect to the Conversions set forth under Section 3.02; (d) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Options issued and outstanding and the exercise prices therefor; (e) the aggregate number of shares of Company Common Stock underlying vested and unvested Company Restricted Stock Units issued and outstanding; (f) the Company’s calculation of the Company Transaction Expenses; (g) the Company’s calculation of the Per Common Share Equity Value; (h) the Company’s calculation of the Exchange Ratio; (i) the number of Company Warrants expired or exercised in accordance with Section 3.05; (j) the Series F Preference Amount, Series F-1 Preference Amount, Series F-2 Preference Amount, Series F-3-A Preference Amount, Series F-3-B Preference Amount, Series F-3-C Preference Amount, Series F-3-D Preference Amount, Series F-3-W Preference Amount and the Aggregate Series F Preference Amount and (k) the Company’s calculation of the Per Common Share Merger Consideration, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide SPAC and its Representatives all information reasonably requested by SPAC or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC and its Representatives, which comments SPAC shall deliver to the Company no less than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company reasonably determines are necessary or appropriate given such comments and as otherwise determined by the Company.

Article 5
Representations and Warranties of the Company

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to SPAC (the “Company Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to SPAC as of the date of this Agreement and as of the Closing as follows:

Section 5.01.          Corporate Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted, except as would not be material to the Company. The Company Certificate of Incorporation, as in effect on the date hereof, previously made available by the Company to SPAC (a) is true, correct and complete, (b) is in full force and effect, and (c) has not been amended. The Company is duly licensed or qualified and in good standing (or its equivalent) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation.

Section 5.02.          Subsidiaries. The Subsidiaries of the Company as of the date of this Agreement are set forth on Section 5.02 to the Company Disclosure Letter. The Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary is duly licensed or qualified and in good standing (or its equivalent, to the extent an equivalent exists in the applicable jurisdiction) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The respective jurisdiction of incorporation or organization of each Subsidiary is identified on Section 5.02 of the Company Disclosure Letter.

Section 5.03.          Due Authorization. The Company has the requisite power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05 and subject to obtaining the Company Stockholder Approval) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The Holders who have executed the Company Voting and Support Agreements as of the date of this Agreement have agreed to vote in favor of the approval of this Agreement and the Transactions, including the Mergers, and such approval will be sufficient to duly obtain the Company Stockholder Approval. Other than the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to the remedy of specific performance and injunctive and other forms of equitable relief which may be subject to equitable defenses, general principles of equity and to the discretion of the court before which any proceeding therefor may be brought, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 5.04.          No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and upon receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and each Transaction Agreement to which it is party by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Company Certificate of Incorporation or the Company’s bylaws, (b) violate any provision of, or result in the breach of or default by the Company under, or require any filing, registration or qualification under, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract, including to any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to the terms, conditions or provisions of any such Material Contract, (d) result in the creation of any Lien upon any of the properties, rights or assets of the Company or any of its Subsidiaries under any Material Contract, other than Permitted Liens, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except, in each of cases (a) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05.          Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the SPAC Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is a party and the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any Antitrust Laws and National Security Laws, (b) compliance with any applicable requirements of the Securities Laws, (c) the filing of the First Certificate of Merger in accordance with the DGCL, (d) the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof, and (f) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06.          Current Capitalization.

(a)             As of the date of this Agreement (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 1,006,540,500 shares of Company Common Stock of which (A) 998,340,500 shares are designated as Company Class A Common Stock; and (B) 8,200,000 shares are designated as Company Class B Common Stock; and (ii) 706,736,634 shares of Company Preferred Stock, of which (A) 2,866,232 shares are designated as Company Series A Preferred Stock; (B) 51,532,288 shares are designated as Company Series B Preferred Stock; (C) 43,520,000 shares are designated as Company Series C Preferred Stock; (D) 48,870,774 shares are designated as Company Series D Preferred Stock; (E) 254,280,387 shares are designated as Company Series E Preferred Stock; (F) 85,238,035 shares are designated as Company Series F Preferred Stock; (G) 277,235 shares are designated as Company Series F-1 Preferred Stock; (H) 40,131,769 shares are designated as Company Series F-2 Preferred Stock; (I) 3,840,382 shares are designated as Company Series F-3-A Preferred Stock; (J) 45,070,782 shares are designated as Company Series F-3-B Preferred Stock; (K) 53,612,967 shares are designated as Company Series F-3-C Preferred Stock; (L) 54,795,783 shares are designated as Company Series F-3-D Preferred Stock; and (M) 22,700,000 shares are designated as Company Series F-3-W Preferred Stock.

(b)             As of the Capitalization Date, there were: (i) 45,595,820 shares of Company Common Stock issued and outstanding, specifically (a) 37,400,593 shares of Company Class A Common Stock issued and outstanding and (b) 8,195,227 shares of Company Class B Common Stock issued and outstanding; (ii) 164,931 shares of Company Series A Preferred Stock issued and outstanding; (iii) 17,337,846 shares of Company Series B Preferred Stock issued and outstanding; (iv) 19,671,762 shares of Company Series C Preferred Stock issued and outstanding; (v) 4,359,800 shares of Company Series D Preferred Stock are issued and outstanding; (vi) no shares of Company Series E Preferred Stock are issued and outstanding; (vii) 66,531,948 shares of Company Series F Preferred Stock issued and outstanding; (viii) 277,235 shares of Company Series F-1 Preferred Stock issued and outstanding; (ix) 40,131,769 shares of Company Series F-2 Preferred Stock issued and outstanding; (x) 2,891,931 shares of Company Series F-3-A Preferred Stock issued and outstanding; (xi) 22,104,907 shares of Company Series F-3-B Preferred Stock issued and outstanding; (xii) 28,916,119 shares of Company Series F-3-C Preferred Stock issued and outstanding; (xiii) 49,708,782 shares of Company Series F-3-D Preferred Stock issued and outstanding and (xiv) 22,699,991 shares of Company Series F-3-W Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c)             As of the Capitalization Date, there were outstanding (i) Company Options to purchase an aggregate of 36,135,773 shares of Company Class A Common Stock (of which options to purchase an aggregate of 31,492,017 shares of Company Class A Common Stock were vested and exercisable and of which options to purchase an aggregate of 4,643,756 shares of Company Class A Common Stock were unvested), (ii) no Company Restricted Stock Units convertible into shares of Company Class A Common Stock, and (iii) 2,684,141 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans.

(d)             As of the Capitalization Date, there were no outstanding Company Convertible Securities nor any obligations to issue any Company Convertible Securities.

(e)             As of the Capitalization Date, other than the rights of (i) Company Options, (ii) Company Restricted Units, (iii) Company Preferred Stock, and (iv) the Company Warrants, in each case outstanding as of the Capitalization Date, to convert into or be exchanged or exercised for Company Stock in accordance with the terms thereof in existence as of the Capitalization Date, there are (x) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Common Stock, Company Preferred Stock or any other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (y) no obligations incurred by the Company to issue additional shares of capital stock or equity interests of the Company under the Company Stockholder Agreements and (z) no equity equivalents, stock or stock appreciation rights, phantom stock or stock ownership interests or similar rights in the Company. As of the Capitalization Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and, as of the date of this Agreement, no holders of Company Stock have any redemption rights that are exercisable under the Company Stockholder Agreements. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Other than the Company Stockholder Agreements and the Company Voting and Support Agreements, the Company is not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 5.07.          Capitalization of Subsidiaries. The issued share capital, stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. As of the date of this Agreement, there are (a) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary of the Company, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue or sell any shares, stock, or other equity interests in or debt securities of, any Subsidiary of the Company and (b) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary of the Company (the items in clauses (a) and (b), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary of the Company. The Company and its Subsidiaries are not party to any stockholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to the equity interests of any Subsidiary of the Company. A sufficient number of Holders have executed the Company Voting and Support Agreement to terminate all agreements with the Company’s Affiliates. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. No shares of treasury stock are held by any Subsidiary of the Company.

Section 5.08.          Financial Statements.

(a)             Section 5.08(a) of the Company Disclosure Letter sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2023 and December 31, 2024, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2023 and December 31, 2024 (the “Audited Financial Statements”), (ii) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as at December 31, 2025 (the “Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of operations and cash flows for the fiscal year ended December 31, 2025 (together with the Audited Financial Statements, the “Financial Statements”).

(b)             The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments, in each case, the impact of which is not material).

Section 5.09.          Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including Company Transaction Expenses, (d) disclosed in the Company Disclosure Letter, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.          Litigation and Proceedings. As of the date of this Agreement, there are no material pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their properties or assets. As of the date of this Agreement, there is no material Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their properties or assets. As of the date of this Agreement, there is no material unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries.

Section 5.11.          Compliance with Laws. Except with respect to compliance with Environmental Laws (which are the subject of Section 5.24) and compliance with Tax Laws (which are the subject of Section 5.15), or except as would not constitute a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Laws and Governmental Orders and (b) from the date that is three (3) years prior to the date of this Agreement to the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries, has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and to the knowledge of the Company, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business).

Section 5.12.          Contracts; No Defaults.

(a)             Section 5.12(a) of the Company Disclosure Letter contains a true, correct and complete listing of all Contracts (other than purchase orders) (including agreements for funding with any Governmental Authority) described in the subclauses of this Section 5.12 to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (together with all material amendments, waivers or other changes thereto) other than Company Benefit Plans and Standard Employment Agreements and Contracts that may not be disclosed pursuant to applicable Law (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to SPAC or its agents or Representatives, except where delivery or other sharing of such Material Contract is not permitted by applicable Law.

(i)             Each Contract that (x) the Company reasonably anticipates will involve aggregate payments or consideration furnished by the Company or by any of its Subsidiaries of more than $500,000 in the calendar year ended December 31, 2025 or (y) involved aggregate payments or consideration furnished to the Company or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2024;

(ii)             Each Contract that is a definitive purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the three (3) years prior to the date of this Agreement, in each case, involving payments in excess of $1,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(iii)             Each Contract with outstanding obligations of the Company or its Subsidiaries that provides for the sale or purchase of personal property, fixed assets or real property and involves aggregate payments in excess of $500,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(iv)             Each joint venture Contract, legal partnership agreement, limited liability company agreement or similar Contract (other than Contracts between Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries taken as a whole;

(v)             Each Contract expressly prohibiting or restricting in any material respect the ability of the Company or its Subsidiaries to engage in any business, to operate in any geographical area or to compete with any Person (other than Contracts with providers or other entities limiting the Company’s or any of its Subsidiary’s ability to engage providers in the same geographic area, none of which are material to the Company and its Subsidiaries, taken as a whole);

(vi)             Each Contract, license or other agreement in or under which the Company or any of its Subsidiaries in-licenses from any Person, or out-licenses to any Person, any item of Intellectual Property or Technology, but excluding (A) non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business; (B) Contracts where any license of any Intellectual Property or Technology is non-exclusive and incidental to the subject matter of such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes; (C) nondisclosure agreements entered into in the ordinary course of business; (D) Personnel IP Agreements or agreements with subcontractors under which the Company receives licenses from a subcontractor solely for use in connection with the Company’s engagement as a prime contractor; (E) licenses in respect of Open Source Software; and (F) non-exclusive licenses (including click-wrap, shrink-wrap or similar Contracts) in respect of commercially available, unmodified, non-customized, “off-the-shelf software” with an annual aggregate fee of less than $250,000;

(vii)             Each Contract that constitutes an option agreement, escrow agreement (including any source code escrow Contract), settlement agreement, co-existence agreement, non-assertion or covenant not to sue agreement, in each case, concerning Intellectual Property;

(viii)             Each Contract providing for the discovery, creation, development or reduction to practice by a third party of any material Intellectual Property or Technology for or on behalf of the Company or any of its Subsidiaries (other than Personnel IP Agreements);

(ix)             Each employee collective bargaining Contract (“Labor Contract”) or similar Contract with a labor union, works council, or similar representative body (each, a “Labor Union”);

(x)             Each mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries in excess of $500,000;

(xi)             Each Contract that is a currency or interest hedging arrangement;

(xii)             Each material Contract that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject;

(xiii)             Each Lease; and

(xiv)             Any commitment to enter into agreement of the type described in the subclauses of this Section 5.12(a).

(b)             Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not be material to the Company or its Subsidiaries, as of the date of this Agreement, all of the Contracts listed pursuant to Section 5.12(a) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. As of the date of this Agreement, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is or is alleged to be in material breach of or material default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any such Contract, (y) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) and (z) no party to any such Contract that is a customer of or supplier to the Company or any of its Subsidiaries has, within the past twelve (12) months, canceled or terminated its business with, or, to the knowledge of the Company, threatened in writing to cancel or terminate its business with, the Company or any of its Subsidiaries.

Section 5.13.          Company Benefit Plans.

(a)             Section 5.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan as of the date of this Agreement. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (including Multiemployer Plans), and any and all other compensation and benefits plans, policies, programs, or arrangements and each other stock purchase, stock option, restricted stock, restricted stock unit, phantom equity, profit sharing, pension, savings, severance, retention, employment, consulting, commission, change-of-control compensation, bonus, incentive, deferred compensation, employee loan, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, tuition reimbursement, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, and other benefit plan, policy, program, or arrangement, whether or not subject to ERISA whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, for the benefit of Company Service Providers, that is sponsored, established, maintained, contributed to or required to be contributed to by the Company or its Subsidiaries, or under which the Company or its Subsidiaries has any current or potential liability, except for (i) employment agreements and offer letters establishing at-will employment or otherwise not obligating the Company or any of its Subsidiaries to make any payments or provide any benefits upon a termination of employment and otherwise not requiring more than thirty (30) days’ notice to terminate, other than as may be required by applicable Law (the “Standard Employment Agreements”) and (ii) any statutorily required plan, agreement, program, policy or other arrangement sponsored by a Governmental Authority.

(b)             With respect to each material Company Benefit Plan, the Company has provided to SPAC or its counsel a true, correct and complete copy, to the extent applicable, of (i) each writing constituting such Company Benefit Plan and all amendments thereto (or, in the case of any writings applicable to such Company Benefit Plan for which the general terms do not differ materially from each other, the form of such writing in lieu of each individual writing), and a written description of any material unwritten Company Benefit Plan; (ii) the most recent annual report and accompanying schedules; (iii) the current summary plan description and any summaries of material modifications; (iv) the most recent annual financial statements and actuarial reports; (v) the most recent determination or opinion letter received by the Company and its Subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (vi) the most recent written results of all compliance testing required by applicable Laws; and (vii) copies of any material, non-routine written correspondence with the IRS, Department of Labor or other Governmental Authority. There has been no amendment to any Company Benefit Plan made, or communicated by the Company or its Subsidiaries to participants therein, which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(c)             Each Company Benefit Plan (and each related trust, insurance contract or fund) is and has been established, administered and funded in accordance with its express terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened Actions against or relating to the Company Benefit Plans, the assets of any of the trusts under such Company Benefit Plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such Company Benefit Plans (other than routine benefits claims). Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Benefit Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Benefit Plan. All material payments required to be made by the Company and its Subsidiaries under, or with respect to, any Company Benefit Plan (including all contributions, distributions, reimbursements, premium payments or intercompany charges) with respect to all prior periods have been timely made or, for any such payments that are not yet due, properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in each case in accordance with the provisions of each of the Company Benefit Plans, applicable Law and GAAP. To the knowledge of the Company, as of the date of this Agreement, no Company Benefit Plan is under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(d)             Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, its related trust is exempt from Tax under Section 501(a) of the Code, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e)             The Company has made available a true, correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date setting forth: (i) the form of the Company Equity Award (including whether the Company Option is a non-qualified stock option or an incentive stock option for purposes of Section 422 of the Code) and the number of shares of Company Common Stock subject to each Company Equity Award, (ii) the holder’s name, grant date, applicable vesting schedule (including acceleration rights thereof), and the per-share exercise price with respect to each Company Option, (iii) the Company Equity Plan pursuant to which each Company Option was granted, and (iv) for each holder who is not a current employee of the Company or its Subsidiaries, whether such Person was an employee of the Company or its Subsidiaries on or since the grant date of the Company Option. Except for the Company Equity Plans and any award agreements that have been made provided to SPAC, neither the Company nor any of its Subsidiaries has adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any Person (whether payable in shares of Company Common Stock, cash or otherwise). Each Company Equity Plan has been duly authorized, approved and adopted by the Board of Directors and the Company’s stockholders and is in full force and effect. Each Company Equity Award, (i) was duly authorized no later than the date on which the grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) was granted in compliance with all applicable Laws (including all applicable federal, state and local Securities Laws) and all the terms and conditions of the applicable Company Equity Plan, and (iii) with respect to Company Options, has a per-share exercise price equal to or greater than the fair market value of a share of Company Common Stock on the Grant Date and no modifications within the meaning of Section 409A of the Code have been made to any Company Options following the Grant Date, and (iv) does not trigger any obligation or liability for the holder thereof under Code Section 409A of the Code.

(f)             No Company Benefit Plan is, and none of the Company or its Subsidiaries or any ERISA Affiliate has at any time in the six (6) years prior to the date of this Agreement sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a Multiemployer Plan, (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Company or its Subsidiaries or any ERISA Affiliate has withdrawn at any time in the six (6) years prior to the date of this Agreement from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company and its Subsidiaries.

(g)             Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (either alone or in combination with another event) (i) result in any material payment becoming due, or material increase the amount of any compensation or benefits due, to any Company Service Provider or with respect to any Company Benefit Plan; (ii) increase any material benefits, payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits, or the forgiveness of any material amount of indebtedness of any Company Service Provider; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any material Company Benefit Plan. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)             The consummation of the Transactions will not result in a change in the ownership or effective control of the Company or its Subsidiaries for purposes of Section 280G or Section 409A of the Code.

(i)             Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, funded, (if applicable) and administered in compliance in all material respects with applicable Laws.

(j)             Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States or that covers any Company Service Provider residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been in the three (3) years prior to the date of this Agreement so qualified, approved or registered and, nothing has occurred in the three (3) years prior to the date of this Agreement that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 5.14.          Labor Matters.

(a)             The Company has delivered the Company Employee List to SPAC, which list is accurate and complete as of the date of this Agreement. The Company has delivered a true, correct and complete list of each individual independent contractor or other individual service provider who provides substantially recurring services to the Company or any of its Subsidiaries as of the date of this Agreement for annualized fees or cash compensation in excess of $250,000, which includes for each such individual (i) a description of the services so provided, (ii) primary work location, (iii) base fee or compensation rate, and (iv) the amount of fees or other compensation actually paid in 2024 and 2025.

(b)             In the three years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Labor Contract with a Labor Union and none of the employees of the Company or its Subsidiaries are subject to collective bargaining arrangements with respect to their employment with the Company. In the three years prior to the date of this Agreement, there have been, and to the knowledge of the Company there are, no activities or proceedings of any Labor Union to organize any Company Employees. Additionally, in the three years prior to the date of this Agreement, there have been, and to the knowledge of the Company, there is (i) no unfair labor practice charges or complaints pending before any applicable Governmental Authority relating to the Company and its Subsidiaries or any Company Service Provider; (ii) no labor strikes, material slowdowns, material disputes, or material work stoppages or lockouts pending or threatened against or affecting the Company and its Subsidiaries, and none of the Company and its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any current Company Service Provider; (iii) no representation claims or petitions pending before any applicable Governmental Authority; and (iv) no charges with respect to or relating to the Company and its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c)             In the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has implemented any “plant closings” or “mass layoffs,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local laws (the “WARN Act”).

(d)             Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is, and have been, in compliance in all material respects with (i) all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes, (ii) all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification, and none of the Company or its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed and (iii) all Laws that could require overtime to be paid to any current or former Company Employee, and no Person has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(e)             As of the date of this Agreement, the Company has not received notice that any current direct report to the CEO of the Company presently intends to terminate his or her employment within six months after the Closing. To the knowledge of the Company, as of the date of this Agreement, no current Company Service Provider at the level of Vice President or above has received an offer to join a business that is competitive with the business activities of the Company and its Subsidiaries.

(f)             Except where the failure to so comply would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no Actions against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company or any of its Subsidiaries. As of the date of this Agreement, there is no Governmental Order imposing any continuing material remedial obligations on the Company or any of its Subsidiaries.

(g)             To the knowledge of the Company, the current Company Employees who work in the United States are authorized and have appropriate documentation to work in the United States. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have received any “no match” notices from ICE, the Social Security Administration, or the IRS.

(h)             Except as would not reasonably be expected to be material to the Company, taken as a whole, in the three (3) years prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been made by a Company Employee (in their capacity as an employee of the Company or its Subsidiaries) against any director or officer of the Company or such Subsidiaries (in their respective capacities as such) or against the Company or any of its Subsidiaries on account of the conduct of any such director or officer. Neither the Company nor any of its Subsidiaries have incurred, nor to the knowledge of the Company, do circumstances exist under which the Company or any of its Subsidiaries would reasonably be expected to incur, any liability arising from any allegation of sexual harassment against any director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) that would reasonably be expected to be material to the Company, taken as a whole.

Section 5.15.          Taxes. Except as would not reasonably be expected to have a Material Adverse Effect:

(a)             All material Tax Returns required by Law to be filed by the Company or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)             All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The Most Recent Balance Sheet reflects, in accordance with GAAP, all material unpaid Taxes of the Company and its Subsidiaries for periods (or portions of periods) through the date of the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)             Each of the Company and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)             Neither the Company nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of the Company, no such claims have been threatened in writing.

(e)             No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)             There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)             Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)             Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)             Except with respect to deferred revenue collected by the Company and its Subsidiaries in the ordinary course of business, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j)             There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(k)             Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l)             Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m)             The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n)             The Company and its Subsidiaries have not taken any action, and none of the Company or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)             The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)             The Company is, and has been since its formation, treated as a corporation that is a tax resident of the United States for U.S. federal income tax purposes.

(q)             Nothing in this Agreement, including this Section 5.15, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes after the Closing Date.

For purposes of this Section 5.15, any reference to the Company or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or any Subsidiary, if applicable. Other than Section 5.13 (to the extent such Section relates to Taxes), this Section 5.15 provides the sole and exclusive representations and warranties of the Company in respect of Tax matters.

Section 5.16.          Insurance. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole: (a) all of the material policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 5.17.          Permits. Each of the Company and its Subsidiaries has all material licenses, approvals, consents, registrations, franchises and permits (the “Permits”) that are required to own, lease or operate its properties and assets and to conduct its business in all material respects as currently conducted and as contemplated (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.24)). The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business and operations of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit.

Section 5.18.          Real Property.

(a)             The Company does not have and has not ever had any Owned Real Property.

(b)             Section 5.18(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all Leases, including the address of each Leased Real Property. As of the date of this Agreement, the Leased Real Property identified on Section 5.18(b) of the Company Disclosure Letter comprise all of the real property used or otherwise related to, the business of the Company and its Subsidiaries as it is currently conducted. Neither the Company nor any Subsidiary of the Company is party to any agreement or option to purchase or sell any Leased Real Property or interest therein.

(c)             The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses, occupancy agreements, or any other contracts (including all material modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupy (or have been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company or one of its Subsidiaries has a valid and subsisting leasehold or subleasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or one of its Subsidiaries and, to the knowledge of the Company, the other party thereto, subject to the Enforceability Exceptions, (ii) each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to SPAC, (iii) neither the Company nor any of its Subsidiaries has received or given any written notice of material default or material breach under any of the Leases and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received oral notice of any material default that has not been cured within the applicable cure period, (iv) as of the date of this Agreement, the Company has not received written notice from any Governmental Authority regarding intent to modify, suspend or revoke any Lease, and (v) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, the other party thereto.

(d)             Neither the Company nor any of its Subsidiaries subleases or grants any other Person the right to use or occupy Leased Real Property (and no such agreement is currently in effect). Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Neither the Company nor any of its Subsidiaries is in material default or violation of, or not in compliance with, any legal requirements applicable to its occupancy of the Leased Real Property. No construction or expansion is currently being performed or is planned by the Company or its Subsidiaries (or to the knowledge of the Company, by any other party to any Lease) at any Leased Real Property that is expected to result in liability to the Company or any of its Subsidiaries (including in the aggregate) after the date of this Agreement in excess of $250,000.

Section 5.19.         Intellectual Property and Data Security.

(a)            Section 5.19(a) of the Company Disclosure Letter lists as of the date of this Agreement a true, correct and complete list of (i) all Owned Intellectual Property for which applications are pending, or which are registered or issued, in each case, under the authority of any Governmental Authority, whether in the United States or internationally (“Registered Intellectual Property”); (ii) all domain names and social media accounts owned or purported to be owned by the Company or any of its Subsidiaries; and (iii) each material unregistered Trademark owned or purported to be owned by the Company or any of its Subsidiaries. Each item of Registered Intellectual Property, other than items with pending applications or as otherwise indicated in Section 5.19(a)(i) of the Company Disclosure Letter, is subsisting, and, to the knowledge of the Company, all issuances and registrations are valid and enforceable. All necessary registration, maintenance, renewal, and other relevant fees due through the Closing Date have been timely paid and all necessary documents and certificates in connection therewith that are required to be filed have been timely filed with the relevant authorities (including domain name registrars) in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all right, title and interest in and to all Owned Intellectual Property free and clear of any Liens (other than Permitted Liens) and (B) has (and will continue to have following the Closing), and other than as disclosed in Section 5.04 of the Company Disclosure Letter, the right to use pursuant to a valid written license, sublicense, agreement or permission, all other material Intellectual Property and Technology used in the operation of the business of the Company and its Subsidiaries, as currently conducted (“Licensed Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect, the Company Intellectual Property constitutes all of the Intellectual Property used in and held for use in, and necessary and sufficient to enable the Company and its Subsidiaries to conduct, the business as currently conducted. None of the Owned Intellectual Property or, to the knowledge of the Company, any other Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of a dispute that adversely restricts the use, transfer, registration, or licensing of, or adversely affects the validity or enforceability of any such Intellectual Property.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect, the conduct and operation of the business of the Company and its Subsidiaries are not infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, and have not infringed upon, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person. To the knowledge of the Company, no third party is infringing upon, misappropriating, diluting or otherwise violating or, in the three (3) years prior to the date of this Agreement, has infringed upon, misappropriated, diluted or otherwise violated any Owned Intellectual Property. As of the date of this Agreement, no claims alleging or involving any of the foregoing have been made against any Person by the Company or any of its Subsidiaries. As of the date of this Agreement, the Company and its Subsidiaries (i) are not the subject of any pending or threatened (in writing, or to the knowledge of the Company, otherwise) Actions and (ii) have not received from any Person at any time in the three (3) years prior to the date of this Agreement any written notice, for each of (i) and (ii) (A) alleging that the Company or any of its Subsidiaries is infringing upon, misappropriating, diluting or otherwise violating or has infringed upon, misappropriated, diluted or otherwise violated, any Intellectual Property rights of any Person or (B) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to the knowledge of the Company, there are no facts or circumstances that would form the reasonable basis for any such claim or challenge.

(c)            (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures designed to protect and maintain in all material respects: (A) the sole ownership, confidentiality and value of their Owned Intellectual Property including through valid and enforceable copies of agreements, substantially in the form made available to SPAC, executed by their former and current employees, consultants and independent contractors, (x) in each case who are or were engaged in creating or developing Owned Intellectual Property for the Company or its Subsidiaries, pursuant to which such Person presently assigned to the Company or its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property or Technology created or developed for the Company or its Subsidiaries by such Person or, in the case of employees, consultants and independent contractors that retained title in certain Intellectual Property owned by such employee, consultant or independent contractor prior to the employment or engagement or that was independently developed outside the scope of such employment or engagement, granted the Company or applicable Subsidiary a broad, perpetual, irrevocable license to any such retained Intellectual Property incorporated into the Intellectual Property or Technology created or developed for the Company or applicable Subsidiary and (y) pursuant to which such Person has agreed to hold all Trade Secrets of or held by the Company and its Subsidiaries disclosed to such Person in confidence both during and after such Person’s employment or retention for a reasonable period thereby ((x) and (y) collectively, the “Personnel IP Agreements”) and (B) the security, confidentiality, value, operation and integrity of (x) their IT Systems and (y) Software in their respective possession or control; (ii) no former or current founder, officer, director, employee, independent contractor, consultant or agent of the Company or its Subsidiaries holds any right, title or interest, in whole or in part, in or to any Company Intellectual Property, and, to the knowledge of the Company, no Person (including any former or current employee, consultant, or independent contractor) is in breach of any Personnel IP Agreement; (iii) no material Trade Secret of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid written non-disclosure agreement adequately restricting the disclosure and use of such Intellectual Property; (iv) except as would not reasonably be expected to have a Material Adverse Effect, no Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any products of the Company or any of its Subsidiaries in a manner that would (A) require the Company or any of its Subsidiaries to distribute or disclose any Business Software or any other Owned Intellectual Property; (B) require the Company to distribute or make available any Business Software or any other Owned Intellectual Property without charge or at a reduced charge; (C) require that users have the right to decompile, disassemble or otherwise reverse engineer any Business Software or any other Owned Intellectual Property; except, in each of the foregoing cases, other than with respect to the Open Source Software itself; or (D) otherwise impose any limitation, restriction, waiver of rights or condition on the right or ability of the Company or to use or distribute any Owned Intellectual Property; (v) except for employees, consultants and other independent contractors engaged by the Company or any of its Subsidiaries in the ordinary course of business under written confidentiality agreements or other written agreements that include confidentiality provisions, no other Person has any right to access, possess, or have disclosed or, to the knowledge of the Company, actually possesses any material source code owned by or purported to be owned by the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries is a party to (or is obligated to enter into) any source code escrow Contract or any other Contract requiring the deposit of any source code or related materials for any Software; and (vii) except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have complied and are in compliance with all terms and conditions of all relevant licenses for Open Source Software incorporated or embedded into, linked or called by, or otherwise used in Software owned or purported to be owned by the Company and its Subsidiaries.

(d)            (i) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all of their IT Systems used in connection with their business as currently conducted, and such IT Systems operate reliably and in material compliance with their respective documentation and specifications and are sufficient in all material respects for the conduct of the business as currently conducted; (ii) the Company and each of its Subsidiaries has implemented and maintained commercially reasonable back-up and disaster recovery arrangements for the continued operation of their businesses in the event of a failure of its IT Systems that are in material accordance with standard industry practice, and such IT Systems have not, in the past three (3) years, malfunctioned or failed at any time in a manner that resulted in material disruptions to the operation of the business the Company and its Subsidiaries; (iii) to the knowledge of the Company, there has not been, in the past three (3) years, any material security breach, unauthorized use of or unauthorized access to any of the material IT Systems of the Company and its Subsidiaries; (iv) to the knowledge of the Company, the Software and IT Systems of the Company and its Subsidiaries are free of any material malicious or disabling Software including viruses, worms and trojan horses, which may be used to gain unauthorized access to or without authorization, alter, delete, destroy or disable any of its or any third party’s IT Systems or Software or which may in other ways cause material damage to or abuse such IT Systems or Software (“Malware”); (v) the Company and each of its Subsidiaries have taken commercially reasonable efforts designed to maintain its Software free from such Malware; and (vi) the Company and each of its Subsidiaries possesses a sufficient number of seat licenses for the IT Systems and has not been subject to any audit related to a lack of sufficient seat licensing.

(e)            No funding, facilities, or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create any Owned Intellectual Property, where, as a result, such Governmental Authority, university, college, research institute or other educational institution has any rights, title or interest in or to such Intellectual Property, other than “march-in rights” as set forth in any Material Contracts.

(f)             AI Technologies.

(i)            The Company and its Subsidiaries have: (A) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all data, content, or materials used by the proprietary artificial intelligence Technology of the Company and its Subsidiaries (“Company AI”) in the operation of the their business as presently conducted (“AI Inputs”); (B) complied with all use restrictions and other requirements of any contractual obligation, website terms of use or terms of service, or other terms by which the Company or any of its Subsidiaries is bound and governing any collection and/or use by the Company and its Subsidiaries of such AI Inputs; and (C) implemented and complied with commercially reasonable policies and procedures relating to use of third-party Generative AI Tools (as defined below);

(ii)           all Company AI has been designed, developed, tested, trained, implemented and improved in compliance with all applicable Laws; and

(iii)          the Company and its Subsidiaries (A) use all generative artificial intelligence Technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts (“Generative AI Tools”) in compliance with the applicable license terms, consents, agreements, and laws; (B) have not included and do not include any Personal Information, Trade Secrets or material confidential or proprietary information of the Company or any of its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools; and (C) have not used Generative AI Tools to develop any Owned Intellectual Property in a manner that it believes would materially affect the Company’s ownership or rights of any Owned Intellectual Property.

(g)            Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and, to the knowledge of the Company, any Person authorized by the Company to Process Personal Information, when acting for and on behalf of the Company have, at all applicable times in the three (3) years prior to the date of this Agreement, complied with all: (A) applicable Privacy Laws, (B) the Company’s written policies and notices regarding Personal Information, and (C) the Company’s obligations with respect to Personal Information under any Contracts or industry standards to which the Company purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Privacy Requirements”); and (ii) the Company has implemented and, in the three (3) years prior to the date of this Agreement, maintained commercially reasonable and appropriate (taking into account the nature and purpose of the Processing and the types of Personal Information) administrative, technical and organizational safeguards, compliant with Privacy Requirements in all material respects, designed to protect the confidentiality, integrity and availability of, as appropriate, the IT Systems and Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and the Company has taken commercially reasonable steps to ensure that any third party authorized by the Company to access or Process Personal Information on its behalf collected by or on behalf of the Company has implemented and maintained the same; (iii) to the knowledge of the Company, any third party who has provided Personal Information to the Company in the three (3) years prior to the date of this Agreement, has not done so in material violation of applicable Privacy Laws.

(h)            Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable efforts to engage in due diligence of material Company Service Providers who Process Personal Information on behalf of the Company and its Subsidiaries and have contractually obligated all such Company Service Providers to (i) comply with applicable Privacy Requirements, (ii) act only in accordance with the instructions of the Company with respect to Personal Information and (iii) take reasonable steps to protect and secure Personal Information from unauthorized disclosure.

(i)             In the three (3) years prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company has not suffered any Security Incident and, to the knowledge of the Company, no Company Service Provider has suffered a Security Incident involving Personal Information Processed on behalf of the Company in the course of providing services for or on behalf of the Company; and (ii) the Company has not provided or, to the knowledge of the Company, been legally required to provide any notices to any Person in connection with a Security Incident. In the three (3) years prior to the date of this Agreement, the Company has not received any written notice of any investigations or inquiries from any Governmental Authority or written notice of other claims by any Person by or before any Governmental Authority, in each case related to the Company’s or its Subsidiaries’ violation of any Privacy Requirements, nor has the Company been charged with the violation of any Privacy Law. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has, since August 1, 2023, conducted commercially reasonable privacy and security reviews at commercially reasonable and appropriate intervals and has, in a commercially reasonable manner, (i) implemented privacy or data security plans, and taken actions consistent with such plans, to the extent required, in an effort to safeguard all Personal Information in its possession or under its control, and (ii) resolved, remediated, or mitigated critical- or high-severity issues or vulnerabilities identified by such reviews.

(j)             Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not subject to any Privacy Requirements that, following and because of the Closing, would prohibit the Company from Processing any Personal Information in the manner in which the Company Processed such Personal Information immediately prior to the Closing. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the transactions contemplated by this Agreement will not violate applicable Privacy Requirements.

Section 5.20.          Anti-Bribery, Anti-Corruption, and Anti-Money Laundering. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries in the five (5) years prior to the date of this Agreement, has (a) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value, including any reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party, or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977 or any other applicable Laws relating to corruption or bribery; (b) paid, offered, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment, or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or any other Laws relating to corruption, bribery, or money laundering. In the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries, has made any voluntary or directed disclosure to any Governmental Authority relating to corruption, bribery or money laundering Laws; to the knowledge of the Company, been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws. The Company and its Subsidiaries maintain, and have maintained, or are subject to, policies, procedures, and internal controls designed to promote and ensure compliance in all material respects with the Foreign Corrupt Practices Act of 1977 or any other applicable Laws relating to corruption or bribery.

Section 5.21.         Sanctions, Import, and Export Controls. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the knowledge of the Company, any of their agents, or any other Person acting for or on behalf of the Company, any of its Subsidiaries, since April 24, 2019: (a) is, or has been, a Sanctioned Party, (b) is in violation of, or has violated, any Sanctions, or (c) is in violation of, or has violated, any Export-Import Laws. The Company and its Subsidiaries, are, and since April 24, 2019 have been, in possession of and in compliance with any and all authorizations, consents, licenses, registrations, and permits that may be required for their lawful conduct under Sanctions and Export-Import Laws. Since April 24, 2019, neither the Company nor any of its Subsidiaries, has made any voluntary disclosure to any Governmental Authority relating to Sanctions or Export-Import Laws, to the Company’s knowledge, has been the subject of any investigation or inquiry regarding compliance with such Laws or has been assessed any fine or penalty under such Laws. The Company, and each of its Subsidiaries, maintains policies and procedures reasonably designed to promote compliance with economic Sanctions and Export-Import Laws. To the knowledge of the Company, no export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad with respect to the transactions contemplated hereby are required.

Section 5.22.         Data Security Program Status. The Company is not a “covered person” as defined in the Data Security Program. Since April 8, 2025, the Company has not knowingly engaged in or directed any “covered data transaction” as that term is defined in the Data Security Program, except in compliance with the Data Security Program. The Company maintains policies and procedures reasonably designed to promote compliance with the Data Security Program.

Section 5.23.         Outbound Investment Security Program Status. Neither the Company, its Subsidiaries, nor any entity in which the Company directly or indirectly holds a board seat or a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies is, a “covered foreign person” within the meaning of the Outbound Investment Security Program.

Section 5.24.         Environmental Matters.

(a)            The Company and its Subsidiaries are, and in the three (3) years prior to the date of this Agreement have been, in compliance with all applicable Environmental Laws.

(b)            The Company has made available to SPAC true, correct and complete copies of all sampling data relating to soil, groundwater, surface water, soil vapor or indoor air; and material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence (including e-mails and letters to and from Governmental Authorities), engineering studies and environmental studies or assessments.

(c)            There has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Material”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company.

(d)            There have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States or at any other location other than those authorized for the treatment, storage or disposal of such Hazardous Materials.

(e)            There are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, and as expanded by any applicable state law defining hazardous waste or hazardous substances, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

Section 5.25.         Bridge Financing.

(a)            The Company has delivered to SPAC true, correct and complete copies of each of the Bridge Notes issued by the Company to each applicable Person party thereto (each, a “Company Note Holder,” and collectively, the “Company Note Holders”). As of the date of this Agreement, other than the Bridge Notes, there are no other agreements, side letters or arrangements between the Company and any Company Note Holder relating to any Bridge Note that could materially and adversely affect the obligation of such Company Note Holder to contribute to the Company the applicable portion of the Bridge Financing amount set forth in the Bridge Note of such Company Note Holder. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the outstanding Bridge Notes are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the knowledge of the Company, no Bridge Note has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Bridge Note.

(b)            No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Company Note Holder in respect of the Bridge Financing, except as set forth in the Bridge Notes.

Section 5.26.          Absence of Changes.

(a)            Since the date of the Most Recent Balance Sheet to the date of this Agreement, no Material Adverse Effect has occurred.

(b)            Since the date of the Most Recent Balance Sheet to the date of this Agreement, except in connection with the transactions contemplated by this Agreement and any other Transaction Agreement, through and including the date of this Agreement, the Company and its Subsidiaries have carried on their respective businesses and operated their properties in all material respects in the ordinary course of business.

Section 5.27.         Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates, other than Cantor Fitzgerald & Co. and Chardan Capital Markets, LLC.

Section 5.28.         Related Party Transactions. There are no Contracts between the Company or any of its Subsidiaries on the one hand, and any Affiliate, officer or director of the Company or, to the knowledge of the Company, any Affiliate of any of them, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by the Company or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), (c) the Company Stockholder Agreements, (d) Contracts pursuant to which any such Affiliate, officer or director of the Company has purchased equity of the Company, and (e) Company Benefit Plans, Standard Employment Agreements and amounts paid pursuant to such Company Benefit Plans and Standard Employment Agreements. For clarity, no disclosure will be required under this Section 5.28 as to (i) portfolio companies of any venture capital, private equity or angel investor in the Company or (ii) any publicly traded company.

Section 5.29.         Registration Statement and Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied or to be supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first delivered to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.30.         Indebtedness; Guarantees. Section 5.30 of the Company Disclosure Letter sets forth a true, correct and complete list of the Indebtedness of the Company, including for each such items of Indebtedness, the debtor, the contractual obligations governing the Indebtedness, the principal amount of the Indebtedness as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all contractual obligations governing all related Liens). The Company does not have any liability in respect of a guarantee of any Indebtedness or other liability of any other Person (other than a Subsidiary of the Company).

Article 6
Representations and Warranties of SPAC Parties

Except as set forth in: (i) the disclosure schedule dated as of the date of this Agreement delivered by SPAC to the Company (the “SPAC Disclosure Letter”) (each section or subsection of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or (ii) the SEC Reports filed or furnished by SPAC prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations, warranties, or covenants set forth in Section 6.05 (Litigation and Proceedings); Section 6.07 (Financial Ability; Trust Account); Section 6.11 (Tax Matters); Section 6.13 (Capitalization)); and Section 8.03 (Conduct of SPAC During the Interim Period), each SPAC Party represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

Section 6.01.         Corporate Organization. Each of SPAC and Merger Sub I is duly incorporated and is validly existing as a company or corporation (as applicable), in good standing under the Laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Merger Sub II is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. The copies of the organizational documents of each of the SPAC Parties previously delivered by SPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the SPAC Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the SPAC Parties is duly licensed or qualified and in good standing (or its equivalent) as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. No SPAC Party is in violation of any provision of its organizational documents.

Section 6.02.         Due Authorization.

(a)            Each of the SPAC Parties has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the board of directors or managing member of the applicable SPAC Party and, except for approval of the SPAC Stockholder Matters by the SPAC Stockholders, no other corporate proceeding on the part of any SPAC Party is necessary to authorize the execution, delivery and performance of this Agreement or such Transaction Agreements. By SPAC’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of Merger Subs required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such SPAC Party will be party, duly and validly executed and delivered by such SPAC Party and, assuming due authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such SPAC Party will be party, will constitute a legal, valid and binding obligation of such SPAC Party, enforceable against each SPAC Party in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Assuming a quorum is present at the Special Meeting, as adjourned or postponed, the only votes of any of SPAC’s authorized share capital necessary in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Stockholder Matters are as set forth on Section 6.02(b) to the SPAC Disclosure Letter.

(c)            At a meeting duly called and held or otherwise by unanimous written resolutions, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of SPAC’s shareholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (excluding Taxes paid or payable on the income earned on the Trust Account and excluding the amount of any deferred underwriting commissions) as of the date of this Agreement; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of SPAC approval of the Transactions and the SPAC Stockholder Matters.

(d)            The board of directors of Merger Sub I and the managing member of Merger Sub II, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub I’s sole stockholder and Merger Sub II’s sole member, as applicable; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the sole stockholder and sole member of Merger Sub I and Merger Sub II, respectively, approval of the Transactions.

(e)            To the knowledge of SPAC, the execution, delivery and performance of any Transaction Agreement by any party thereto, other than any SPAC Party or the Company and any of its Affiliates, do not and will not conflict with or result in any violation of any provision of any applicable Law or Governmental Order applicable to such party or any of such party’s properties or assets.

Section 6.03.         No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any SPAC Party is a party by such SPAC Party and, upon receipt of approval of the SPAC Stockholder Matters by the SPAC Stockholders, the consummation of the Transactions by any SPAC Party do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents or any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation, or result in the breach of or default by SPAC under, or require any filing, registration or qualification under, any provision of any Law or Governmental Order applicable to which SPAC or any Subsidiary of SPAC is subject or by which any of their respective properties or assets are bound, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC or any Subsidiaries of SPAC is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or any Subsidiaries of SPAC, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien other than Permitted Liens, or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority, except (in the case of clauses (b), (c), (d), (e) or (f) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.04.         Compliance With Laws. The SPAC Parties are and have been in material compliance with all applicable Laws and Governmental Orders. No SPAC Party has received any written notice of any material violations of applicable Laws, Governmental Orders or Permits, and to the knowledge of the SPAC Parties, no charge, claim, assertion or Action of any material violation of any Law, Governmental Order or material Permit by the SPAC Parties is currently threatened against the SPAC Parties. To the knowledge of the SPAC Parties, as of the date of this Agreement (1) no material investigation or review by any Governmental Authority with respect to the SPAC Parties is pending or threatened, and (2) no such investigations have been conducted by any Governmental Authority, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the SPAC Parties, taken as a whole.

Section 6.05.         Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations or other inquiries, in each case, against any SPAC Party, or otherwise affecting any SPAC Party or their respective assets, including any condemnation or similar proceedings, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any SPAC Party or their respective assets, which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06.         Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any SPAC Party with respect to the execution or delivery of this Agreement by each SPAC Party or any Transaction Agreement to which any of the SPAC Parties is a party, as applicable, or the consummation of the Transactions, except for applicable requirements of the HSR Act, any Antitrust Laws, National Security Laws, Securities Laws, the Stock Exchange, Part XII of the Cayman Companies Act with respect to the Domestication, the filing of the First Certificate of Merger in accordance with the DGCL, and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA.

Section 6.07.         Financial Ability; Trust Account.

(a)            As of the date of this Agreement, there is at least $25,628,361 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 5, 2023, by and between SPAC and the Trustee on file with the SEC Reports of SPAC as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus filed with the SEC (File No. 333-273176) on October 6, 2023 (the “SPAC Final Prospectus”). Amounts in the Trust Account are invested in United States government securities, cash (including demand deposit accounts) or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date of this Agreement, there are no claims or proceedings pending, or to SPAC’s knowledge, threatened, with respect to the Trust Account. Since July 15, 2025, SPAC has not released any money from the Trust Account. As of the First Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Organizational Documents shall terminate, and, as of the First Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the First Effective Time, no stockholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of SPAC Common Stock for redemption pursuant to the SPAC Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, or express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of SPAC who shall have elected to redeem their shares of SPAC Common Stock pursuant to the SPAC Stockholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b)            As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

(c)            As of the date of this Agreement, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness, other than any Working Capital Loans.

Section 6.08.         Brokers’ Fees. Except as listed on Section 6.08 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 6.09.         SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)            SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since March 11, 2025 (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “SEC Reports”). Each of the SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of applicable Securities Laws. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No SPAC Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. None of the Additional SEC Reports will contain, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)            SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide reasonable assurances that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To SPAC’s knowledge, such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)            SPAC has established and maintained a system of internal controls that are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)            There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)            Except as described in the SEC Reports, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any Fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC, or (iii) any claim or allegation regarding any of the foregoing.

(f)            To the knowledge of SPAC, as of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 6.10.         Business Activities.

(a)            Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a SPAC Material Adverse Effect of the type described in clause (i) of the definition thereof. Merger Sub I and Merger Sub II were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is a party, as applicable, and the Transactions, as applicable.

(b)            SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)            Except for this Agreement and the agreements expressly contemplated hereby including any agreements permitted by Section 8.03 or as set forth on Section 6.10(c) to the SPAC Disclosure Letter, no SPAC Party is, and at no time has been, party to any Contract with any other Person that would require payments by any SPAC Party in excess of $30,000 monthly with respect to any individual Contract, or $120,000 in the aggregate with respect to any individual Contract, other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03 and Contracts set forth on Section 6.10(c) to the SPAC Disclosure Letter).

(d)            There is no liability, debt or obligation against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of March 31, 2026 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of March 31, 2026 in the ordinary course of the operation of business of SPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole), (iii) disclosed in the Schedules, or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 6.11.         Tax Matters. Except as would not reasonably be expected to have a SPAC Material Adverse Effect:

(a)            All material Tax Returns required by Law to be filed by SPAC or its Subsidiaries (taking into account any applicable extensions) have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)            All material amounts of Taxes due and owing by SPAC and its Subsidiaries have been paid, other than Taxes described in clause (iii) of the definition of Permitted Liens. The audited financial statements and unaudited interim financial statements included in the SEC Reports reflects, in accordance with GAAP, all material unpaid Taxes of SPAC and its Subsidiaries for periods (or portions of periods) through March 31, 2026. Since March 31, 2026, neither SPAC nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business other than Taxes resulting from the Transactions.

(c)            Each of SPAC and its Subsidiaries (i) has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or any other third party, (ii) to the extent required, has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d)            Neither SPAC nor any of its Subsidiaries is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither SPAC nor any of its Subsidiaries has received any written notice from any Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved and, to the knowledge of SPAC, no such claims have been threatened in writing.

(e)            No written claim has been made by any Governmental Authority in a jurisdiction where SPAC or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Tax in that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved.

(f)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC or any of its Subsidiaries (other than ordinary course extensions of time to file Tax Returns) and no written request for any such waiver or extension is currently pending.

(g)            Neither SPAC nor any of its Subsidiaries (or any predecessor thereof) has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(h)            Neither SPAC nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)            Except with respect to deferred revenue collected by SPAC and its Subsidiaries in the ordinary course of business, neither SPAC nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) any “closing agreement” with respect to Taxes with a Governmental Authority executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; or (iv) prepaid amount received on or prior to the Closing.

(j)            There are no Liens with respect to Taxes on any of the assets of SPAC or its Subsidiaries, other than Permitted Liens.

(k)            Neither SPAC nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than SPAC or its Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial agreements not primarily relating to Taxes).

(l)            Neither SPAC nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person (other than SPAC or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(m)            As of the Closing Date, SPAC is a domestic corporation for U.S. federal income tax purposes.

(n)            SPAC and its Subsidiaries have not taken any action, and none of SPAC or any of its Subsidiaries is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)            All of the equity interests in each of Merger Sub I and Merger Sub II are owned by SPAC. Merger Sub II is, and has been since formation, a disregarded entity that is disregarded as separate from SPAC for U.S. federal income tax purposes and has not taken (and does not plan to take) any actions that could cause it to be treated as anything other than a disregarded entity for U.S. federal income tax purposes. The Merger Subs are newly formed solely to effect the Mergers and they have not conducted any business activities or other operations of any kind (other than administrative or ministerial activities) prior to the Mergers.

(p)            SPAC has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)            Nothing in this Agreement, including this Section 6.11, shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any net operating losses, Tax credits, Tax basis or other similar Tax attributes of the SPAC or its Subsidiaries after the Closing Date.

(r)            This Section 6.11 provides the sole and exclusive representations and warranties of SPAC in respect of Tax matters.

Section 6.12.         Employees. Other than any officers as described in the SEC Reports, the SPAC Parties have no and have never had any employees on their payroll, and have never retained any contractors, other than professional consultants and professional advisors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. The SPAC Parties have never and do not currently maintain, sponsor, or contribute to any employee benefit plan.

Section 6.13.         Capitalization.

(a)            As of the Capitalization Date, SPAC is authorized to issue (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preferred Shares of which (A) 6,236,713 SPAC Class A Ordinary Shares are issued and outstanding (inclusive of SPAC Class A Ordinary Shares included in any outstanding public or private placement Cayman SPAC Units) as of the date of this Agreement, (B) 2,422,078 SPAC Class B Ordinary Shares are issued and outstanding as of the date of this Agreement and (C) no shares of SPAC Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares described in clauses (A) and (B) and the Cayman SPAC Units (1) have been duly authorized and validly issued and are fully paid and nonassessable (meaning, as a matter of Cayman Islands law, that no further sums are payable to the issuing company by the holder thereof in respect of such share), (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain SPAC Class B Ordinary Shares held by Sponsor.

(b)            Upon the completion of the Mergers the authorized capital stock of SPAC will be as set forth in the SPAC Charter Upon Domestication.

(c)            Subject to the terms and conditions of Section 4.04 of the Warrant Agreement and in connection with the Domestication, the Cayman SPAC Warrants will be converted into Domesticated SPAC Warrants. The Domesticated SPAC Warrants will be exercisable after giving effect to the Transactions for one share of SPAC Common Stock at an exercise price of $11.50 per share. As of the Capitalization Date, 13,490,535 Cayman SPAC Warrants (inclusive of Cayman SPAC Warrants included in any outstanding public or private placement Cayman SPAC Units), consisting of 5,000,000 public warrants (inclusive of those included in any outstanding public Cayman SPAC Units) and 8,490,535 private placement warrants are issued and outstanding. All outstanding Cayman SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any purchase option, right of first refusal, preemptive right, subscription right (or any similar right) or Contract.

(d)            As of the date of this Agreement, other than the Cayman SPAC Warrants, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as provided for in the SPAC Organizational Documents or in the Sponsor Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(e)            No Person and no syndicate or “group” (as defined in the Exchange Act and the rules thereunder) of a Person owns directly or indirectly beneficial ownership (as defined in the Exchange Act and the rules thereunder) of securities of SPAC representing thirty-five percent (35%) or more of the combined voting power of the issued and outstanding securities of SPAC.

Section 6.14.         Nasdaq Listing. The issued and outstanding SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and as of the date hereof are listed for trading on Nasdaq under the symbol “SPKL”. The issued and outstanding shares of Cayman SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and as of the date hereof are listed for trading on Nasdaq under the symbol “SPKLW”. As of the date hereof, the issued and outstanding Cayman SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SPKLU”. SPAC is in compliance with the rules of Nasdaq (as of the date hereof) and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq (as of the date hereof) or the SEC (as of the date hereof, or as of the Closing Date) with respect to any intention by such entity to deregister the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units. None of SPAC or its Affiliates has taken any action to terminate the registration of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units under the Exchange Act except in connection with a Market Transition or as otherwise contemplated by this Agreement. SPAC has not received any notice from Nasdaq (as of the date hereof) or the SEC (as of the date hereof, or as of the Closing Date) regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Common Stock, Cayman SPAC Warrants or the Cayman SPAC Units from Nasdaq or the SEC.

Section 6.15.         Sponsor Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Agreement is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of the Sponsor Agreement.

Section 6.16.         Related Party Transactions. There are no transactions, Contracts, side letters, arrangements or understandings between any SPAC Party, on the one hand, and any former or present director or officer, employee, stockholder or Affiliate of such SPAC Party.

Section 6.17.         Investment Company Act. Neither SPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940.

Section 6.18.         Sanctions. None of the SPAC Parties, nor any of their respective officers, directors, or employees, or, to the knowledge of the SPAC Parties, any of their respective agents, is a Sanctioned Party.

Section 6.19.         CFIUS Foreign Person Status. None of the SPAC Parties (i) is a “foreign person” within the meaning of the Defense Production Act of 1950 (the “DPA”), (ii) is “controlled” by a foreign person within the meaning of the DPA, nor (iii) permits or will permit any foreign person affiliate – whether affiliated as a limited partner or otherwise – to obtain through it any of the following with respect to the Company and within the meaning of the DPA: (a) access to any “material nonpublic technical information” in the possession of the Company; (b) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company.

Section 6.20.         Data Security Program Status. Each of the SPAC Parties is not a “covered person,” as defined in the Data Security Program.

Section 6.21.         Outbound Investment Security Program Status. Each of the SPAC Parties is not a “person of a country of concern” within the meaning of the Outbound Investment Security Program.

Section 6.22.         Registration Statement and Proxy Statement; Additional SEC Reports.

(a)            At the First Effective Time, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) or Section 14A, the date the Proxy Statement is first delivered to SPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or Proxy Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion in the Registration Statement or the Proxy Statement.

(b)            Each of the Additional SEC Reports, as of their respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will comply in all material respects with the applicable requirements of applicable Securities Laws. None of the Additional SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from any Additional SEC Reports in reliance upon or in conformity with information furnished in writing to SPAC by or on behalf of the Company or any of their Affiliates specifically for inclusion or incorporation by reference in the Additional SEC Reports.

Section 6.23.         Fairness Opinion. The board of directors of SPAC has received the opinion of Houlihan Capital, LLC, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other conditions contained therein, the Merger Consideration is fair, from a financial point of view to the unaffiliated shareholders of the SPAC.

Article 7
Covenants of the Company

Section 7.01.         Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Section 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use its commercially reasonable efforts to operate its business in all material respects in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement or any transaction contemplated hereby (including the Bridge Financing), (ii) as required by applicable Law or any Governmental Authority, (iii) as set forth on Section 7.01 to the Company Disclosure Letter, or (iv) as consented to by SPAC in writing (which consent shall, except in the case of clause (d), not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)            change or amend the Company Certificate of Incorporation or other organizational documents of the Company, except (i) as otherwise required by Law, (ii) as required in order to effectuate the conversion of Company Preferred Stock into Company Common Stock, or (iii) to the extent required to effectuate a PIPE Investment;

(b)            make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiaries of the Company;

(c)            enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Labor Contract to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business;

(d)           other than seeking and negotiating PIPE Subscription Agreements, (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries (including any additional sales of securities pursuant to the Series F Preferred Stock Purchase Agreement, dated October 26, 2025, by and between the Company and the other parties thereto) or (ii) issue or grant any options, warrants, Company Convertible Securities or other rights to purchase, convert into, exchange for or otherwise obtain any shares or any other equity or voting securities of the Company, or amend, modify or waive the terms of any of the foregoing, in each case other than (A) those issuances of Company Equity Awards to eligible recipients set forth on Section 7.01(d) of the Company Disclosure Letter, in each case pursuant to one of the Company Equity Plans, (B) issuances of shares of Company Common Stock upon the exercise of Company Options, or the conversion of Company Preferred Stock, in each case that are outstanding on the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, and in the case of Company Options, in accordance with the terms of the applicable Company Equity Plan and award agreement, or (C) in connection with a PIPE Investment;

(e)            sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material Owned Intellectual Property or material assets, rights, Technology or properties of the Company and its Subsidiaries, taken as a whole, other than the sale or non-exclusive license of Software, goods, products and services to customers in the ordinary course of business, non-exclusive licenses to service providers in connection with provision of services to the Company and its Subsidiaries in the ordinary course of business, or the sale, non-exclusive license or other disposition of Technology or equipment deemed by the Company in its reasonable business judgement to be obsolete or not material to the business of the Company and its Subsidiaries, in each case, in the ordinary course of business;

(f)            (i) cancel or compromise any claim or Indebtedness owed to the Company or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a Governmental Authority (unless such settlement would not reasonably be expected to be materially adverse to the Company) or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(g)            directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof in a transaction that would be material to the Company and its Subsidiaries, taken as a whole;

(h)            make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $250,000 in the aggregate and (ii) prepayments made to suppliers of the Company or any of its Subsidiaries;

(i)             enter into, assume, assign, or amend any material term of or terminate (excluding any expiration in accordance with its terms) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof), other than entry into such agreements in the ordinary course of business; provided, that neither the Company nor any Subsidiary thereof shall modify, amend, renew, extend, terminate or enter into any Material Contract (or any Contract that would constitute a Material Contract if in effect on the date hereof) if the effect thereof would be to (i) impose any material restrictions on the right or ability of the Company or any Subsidiary thereof to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area, (ii) grant any exclusive rights to license, market, sell or deliver any material product, service or Owned Intellectual Property of the Company or any Subsidiary thereof, (iii) require the Company or any Subsidiary thereof to exclusively purchase any material inventory, products, or services from such Person, or (iv) grant any “most favored nation” or similar provision in favor of the other party or a right of first refusal, first offer or first negotiation binding upon the Company or any Subsidiary thereof that, in each case, is material to the Company;

(j)             redeem, purchase or otherwise acquire, any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares or stock (as applicable) (or other equity interests) of the Company or any of its Subsidiaries (including, for the avoidance of doubt, in satisfaction of the exercise price or Tax withholding obligations with respect to any Company Equity Awards or other equity securities of the Company outstanding as of the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement), except pursuant to exercises (excluding, for the avoidance of doubt, the exercise of redemption rights), conversion, settlement or cancellations of equity securities of the Company outstanding as of the date of this Agreement or issued or granted thereafter in compliance with the terms of this Agreement, in each case in accordance with the terms of such securities, the applicable Company Equity Plan, and/or award agreement in effect as of the date of this Agreement;

(k)            split, combine, subdivide, recapitalize or reclassify any shares or other equity interests or securities of the Company;

(l)             make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law, GAAP or regulatory guidelines or interpretations thereof;

(m)           adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(n)            make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than ordinary course extensions of time to file Tax Returns), or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect the SPAC Stockholders (as compared to the Company’s stockholders) after the Closing;

(o)            take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(p)            (i) modify in any material respect the terms of, any Indebtedness, (ii) issue any debt securities, or (iii) incur or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness for borrowed money in excess of $1,000,000 in the aggregate (other than Indebtedness under capital leases entered into in the ordinary course of business);

(q)            voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices (except that the Company shall be authorized to replace existing insurance policies with substantially comparable amounts of insurance coverage);

(r)            enter into any transaction or amend in any material respect any existing agreement with any Person that, to the knowledge of the Company, is an Affiliate of the Company or its Subsidiaries (excluding ordinary course Company Benefit Plans, Standard Employment Agreements and payments of annual compensation, provision of benefits or reimbursement of expenses in respect of stockholders who are officers or directors of the Company or its Subsidiaries);

(s)            other than as required by an existing Company Benefit Plan, Standard Employment Agreement, Labor Contract, or applicable Law, (i) increase the compensation or benefits of any Company Service Provider or accelerate the vesting or lapsing of restrictions or payment, or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan other than payments of compensation or benefits that are immaterial or, with respect to Company Employees beneath the title of senior vice president, in the ordinary course of business, (ii) establish, adopt, enter into, materially amend in any respect or terminate any material Company Benefit Plan or any plan, agreement, program, policy or other arrangement that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement, (other than adoptions or amendments that do not materially increase the cost to the Company), (iii) except as provided in Section 7.01(s) of the Company Disclosure Letter, hire or terminate without “cause” (as determined consistent with past practice) the employment of any Company Employee with the title of senior vice president or above, (iv) implement or announce any employee layoffs, furloughs, or reductions in force, in each case that would require notice or pay in lieu of notice under the WARN Act, or (v) recognize or certify any Labor Union as the bargaining representative for any Company Service Provider or become a party to, establish, adopt, amend, commence participation in or terminate any Labor Contract with a Labor Union;

(t)             make any capital expenditures (or series of related capital expenditures) other than in an amount not in excess of the amount set forth in Section 7.01(t) of the Company Disclosure Letter;

(u)            enter into any engagement letters with (i) financial advisors or (ii) capital markets advisors; and

(v)            enter into any Contract to do any action prohibited under this Section 7.01.

Section 7.02.         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or any Acquisition Transaction, (ii) is prohibited from being disclosed by applicable Law, (iii) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, or (iv) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 7.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03.         HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act; provided, further, that all fees in connection with filing to obtain clearance pursuant to the HSR Act shall be borne 100% by the Company as a Company Transaction Expense.

(b)            The Company shall use reasonable best efforts to: (i) promptly furnish to SPAC copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority, and disclose to SPAC the nature of any material oral communications between the Company or any of its Affiliates and any such Governmental Authority, with respect to the transactions contemplated by this Agreement, and (ii) permit counsel to SPAC an opportunity to review in advance, any proposed material written communications by the Company and/or its Affiliates to any Governmental Authority, and excluding any notification and report forms filed under the HSR Act concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of SPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by the Company pursuant to this Section 7.03 may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

Section 7.04.         No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, filed with the SEC on October 6, 2023 and other SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by September 29, 2026 (or, following approval of the Extension Proposal by the SPAC Stockholders, December 29, 2026), SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, except in the event of a distribution from the Trust Account in connection with the consummation of a Business Combination involving SPAC, the Company (on behalf of itself and its controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 7.04 shall survive the termination of this Agreement for any reason; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief.

Section 7.05.         Proxy Solicitation; Other Actions(a)         .

(a)            The Company shall deliver to SPAC: (i) as soon as practicable following the date hereof, and in any event within sixty (60) days following the date hereof, (A) the financial statements set forth in items 1 and 2 on Schedule 7.05(a), (B) auditor’s reports and consents to use such financial statements and reports in the Registration Statement, as applicable, and (C) such other information regarding the Company and its Subsidiaries as is required under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder for inclusion in the Proxy Statement; and (ii) as soon as practicable following the date hereof, the financial statements set forth on Schedule 7.05(a) other than those set forth in items 1 and 2 thereof (collectively, the “Required Company Information”). Such financial statements shall fairly present the financial position and results of operations of the Company and its Subsidiaries as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. The Company shall be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available, in each case, during normal business hours and upon reasonable advanced notice, to SPAC and its counsel in connection with (A) the drafting of the Registration Statement or Proxy Statement and (B) responding in a timely manner to comments on the Registration Statement or Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Registration Statement or Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC), which may include the preparation of additional historical financial statements of the Company that comply with the requirements of Regulation S-X.

(b)            During the Interim Period, the Company shall deliver to SPAC, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than sixty (60) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the unaudited consolidated financial statements of the Company and its Subsidiaries, as applicable, consisting of the consolidated balance sheet of the Company and its Subsidiaries, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).

(c)            During the Interim Period, each of SPAC and the Company shall, and shall cause its respective Representatives to, reasonably cooperate in a timely manner in connection with SPAC and its Representatives’ due diligence in connection with the Transactions, including in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including any PIPE Investment), including: (i) by providing such information and assistance as the other party or its Representatives may reasonably request; (ii) granting such access to the other party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor or other Representative to either party, in form and substance reasonably satisfactory to such financial advisors or other Representatives to facilitate the consummation of the Transactions or any financing arrangement in connection therewith. Such documents may include customary comfort letters from the relevant party’s current or former independent auditors and legal opinions and negative assurance letters from its counsel; provided, that the other party shall be notified prior to the execution of any agreement which may obligate such other party's independent auditors or counsel to deliver a comfort letter or opinion. Such cooperation shall include direct contact between senior management and other Representatives of each party at reasonable times and locations. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the providing party or its Representatives.

Section 7.06.         Certain Transaction Agreements. Except to the extent provided in writing by SPAC, the Company shall not permit any amendment or modification to be made to any Company Voting and Support Agreement to the extent that such amendment or modification would reasonably be expected to materially and adversely affect the closing of the Transactions. The Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to the Company in each Company Voting and Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement, except to the extent that that the failure of the Company to enforce such rights would not reasonably be expected to materially and adversely affect the closing of the Transactions. Without limiting the generality of the foregoing, the Company shall give SPAC, prompt written notice: (a) of any breach or default (or any threatened breach or default) by any party to any Company Voting and Support Agreement known to the Company; or (b) of the receipt of any written notice or other written communication from any other party to any Company Voting and Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 7.07.         FIRPTA. At the Closing, the Company shall deliver to SPAC (a) a properly executed certificate in such manner consistent and in accordance with the requirements of Section 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and (b) a notice to the IRS (which shall be filed by SPAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 7.08.         Termination of Certain Agreements. The Company shall use reasonable best efforts to cause the Contracts listed on Section 7.08 of the Company Disclosure Letter to be terminated as of, and contingent upon the occurrence of, the Closing without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries (as applicable), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.09.         Written Consent and A&R Registration Rights Agreement. The Company shall use commercially reasonable efforts to solicit and request that any Holders of Company Stock execute and deliver the Written Consent after the Proxy Clearance Date, in each case in accordance with applicable SEC rules and interpretations, and the Company and SPAC shall solicit and request that such Holders enter into the A&R Registration Rights Agreement (to the extent they are not already a party) prior to the Closing.

Article 8
Covenants of SPAC

Section 8.01.         HSR Act and Regulatory Approvals.

(a)            In connection with the transactions contemplated by this Agreement, SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than twenty (20) Business Days after the date hereof with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. SPAC shall substantially comply with any Information or Document Requests; provided, further, that all fees in connection with filing to obtain clearance pursuant to the HSR Act shall be borne 50% by the Company and 50% by SPAC.

(b)            SPAC shall request early termination of any waiting period under the HSR Act and undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)            SPAC shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or SPAC or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or SPAC and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of SPAC to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in ARTICLE 10. Notwithstanding anything to the contrary, portfolio companies managed by Affiliates of SPAC are under no obligation, and SPAC is under no obligation to cause such portfolio companies to undertake any actions in this Section 8.01(c).

(d)            SPAC shall promptly furnish to the Company copies of any notices or written communications received by SPAC or any of its Affiliates from any third party or any Governmental Authority, and disclose to the Company the nature of any substantive oral communications between SPAC and any Governmental Authority, with respect to the transactions contemplated by this Agreement, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC and/or its Affiliates to any Governmental Authority (excluding any notification and report forms filed under the HSR Act) concerning the transactions contemplated by this Agreement; provided, that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to so extend such waiting period or comparable period under the HSR Act without the written consent of the Company. SPAC agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between SPAC and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any such disclosures or provisions of information by SPAC pursuant to this Section 8.01(d) may be redacted, withheld or made on an outside-counsel-only basis to the extent required under applicable Law or as appropriate to protect attorney-client or other privileged information or confidential business information.

(e)            Except as required by this Agreement, SPAC shall not engage in any action or enter into any transaction, that would reasonably be expected to materially impair or delay SPAC’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

Section 8.02.         Indemnification and Insurance.

(a)            From and after the First Effective Time, SPAC agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and SPAC and each of their respective Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents or indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, SPAC shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Persons that are no less favorable to such Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of any Indemnified Person thereunder, in each case, except as required by applicable Law. Notwithstanding the foregoing, all rights to indemnification or advancement of expenses in respect of any claims made or Actions commenced during such six-year period shall continue until the final disposition of such claim or Action.

(b)            At or prior to the Closing, SPAC shall, or shall cause one or more of its Subsidiaries to obtain a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) in respect of acts or omissions occurring at or prior to the First Effective Time. Such D&O Tail shall remain in effect for a period of six (6) years following the First Effective Time and shall be on terms not less favorable than the terms of such current insurance coverage, except that in no event shall SPAC or its Subsidiaries be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2026 (such amount, the “Premium Cap”); provided, however, that (i) SPAC shall be required to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. If such minimum coverage is or becomes unavailable at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at such Premium Cap. SPAC shall maintain the D&O Tail in full force and effect for its full term and shall cause all obligations thereunder to be honored by the Surviving Entity.

(c)            SPAC and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the Indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders (“Indemnitee Affiliates”) separate from the indemnification obligations of SPAC, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that SPAC, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the Indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnified Persons under this Section 8.02 are secondary), (ii) that SPAC, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the Indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by SPAC’s, the Company’s and their respective Subsidiaries’ governing documents or any director or officer indemnification agreements, without regard to any rights the Indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(d)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC, the Surviving Corporation and the Surviving Entity and all successors and assigns of SPAC, the Surviving Corporation and the Surviving Entity. In the event that SPAC, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SPAC, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

Section 8.03.         Conduct of SPAC During the Interim Period.

(a)            During the Interim Period, except as set forth on Section 8.03(a) of the SPAC Disclosure Letter, as reasonably required in connection with the Domestication, as contemplated by this Agreement, as required by applicable Law or any Governmental Authority or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (viii) and (xii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, PIPE Subscription Agreement, the SPAC Organizational Documents or the organizational documents of Merger Subs;

(ii)           (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPAC; (B) split, combine, subdivide, recapitalize or reclassify any capital stock of, or other equity interests in, SPAC, excluding any separation of Cayman SPAC Units in accordance with their terms; (C) other than in connection with the SPAC Stockholder Redemption or as otherwise required by the SPAC Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPAC; or (D) make any withdrawals from the Trust Account, other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement to pay SPAC’s Taxes and, in an aggregate amount up to one million dollars ($1,000,000) per annual period, to fund the SPAC’s working capital requirements, in each case in the ordinary course of business;

(iii)          make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (except, in each case, for such agreements that are commercial agreements not primarily relating to Taxes) or take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability of the Company or any of its Subsidiaries in a manner that will disproportionately affect Company’s stockholders (as compared to the SPAC Stockholders) after the Closing;

(iv)          take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(v)          enter into, renew or amend any transaction or Contract with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)         directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;

(vii)        enter into, assume, assign, or amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of SPAC or Merger Subs that is (or would be if entered into or assumed after the date hereof) a “material contract” pursuant to Regulation S-K 601;

(viii)        waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(ix)          establish a new Subsidiary or enter into a new line of business;

(x)           fail to maintain in full force and effect its director and officer liability insurance policy in a form and amount consistent with past practices (except that SPAC shall be authorized to replace existing insurance policies with substantially comparable or greater amounts of insurance coverage);

(xi)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or make a loan or advance to or investment in any third party (other than any loans for borrowed funds necessary to finance the ordinary course administrative costs and expenses of SPAC and SPAC Transaction Expenses);

(xii)         adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SPAC or its Subsidiaries (other than the First Merger and Second Merger and the transactions contemplated by this Agreement);

(xiii)        enter into any engagement letters with any (i) financial advisors or (ii) capital markets advisors; and

(xiv)        offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, stock units, phantom stock ownership interests or similar rights in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests except as expressly contemplated by this Agreement.

(b)            During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with the SPAC Organizational Documents and the Trust Agreement.

Section 8.04.         Certain Transaction Agreements. Unless otherwise approved in writing by the Company, no SPAC Party shall permit any amendment or modification to be made to, any waiver (in whole or in part) of or provide consent to (including consent to termination), of any provision or remedy under, or any replacement of the Sponsor Agreement. SPAC shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy in all material respects on a timely basis all conditions and covenants applicable to SPAC in the Sponsor Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, SPAC shall give the Company, prompt written notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the Sponsor Agreement known to SPAC; and (b) of the receipt of any written notice or other written communication from any other party to the Sponsor Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

Section 8.05.         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information (x) which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure, (y) which is prohibited from being disclosed by applicable Law, or (z) is subject to statutory non-disclosure or similar provisions, or that is subject to a non-disclosure agreement with a third party or protection as a trade secret, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to their respective properties, books, Contracts, commitments, records and appropriate officers and employees of SPAC and its Subsidiaries, and shall use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the First Effective Time.

Section 8.06.         SPAC Stock Exchange Listing. From the date hereof through the Closing, SPAC shall (even following a transition to the OTC Markets in connection with a Marketplace Transition) use reasonable best efforts to ensure, as of the Closing Date, SPAC is approved for listing as a public company on, and shares of SPAC Common Stock contemplated to be listed pursuant to this Agreement are approved for listing on, the Stock Exchange. SPAC shall use reasonable best efforts to take all steps reasonably necessary or advisable to cause the shares of SPAC Common Stock to trade under such symbol as mutually agreed by the Company and SPAC prior to the Closing. Notwithstanding the foregoing, in the event the business combination has not been consummated by September 29, 2026, the Company acknowledges and agrees that (x) SPAC shall have the right, in its sole discretion, to transition the listing and trading of the SPAC Class A Ordinary Shares, the Cayman SPAC Warrants, and the Cayman SPAC Units, from Nasdaq to an OTC Market (such transition, the “Market Transition”), and (y) SPAC’s election to seek a Market Transition shall not impair or delay its right to seek an Extension Proposal.

Section 8.07.         SPAC Public Filings. From the date hereof through the Closing, SPAC shall use reasonable best efforts to keep current and timely file or timely furnish (or obtain extensions in respect thereof and file or furnish within the applicable grace period) all registration statements reports schedules, forms, statements and other documents required to be filed or furnished with the SEC (collectively, as they have been supplemented, amended or modified since the time of their filing and including all exhibits and schedules thereto and other information incorporated therein, the “Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08.         Section 16 Matters. Prior to the First Effective Time, SPAC shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09.         SPAC Board of Directors. The Company and SPAC shall take all necessary action to cause the board of directors of SPAC as of immediately following the Closing to consist of seven (7) directors, which, shall include (a) one (1) director being the Chief Executive Officer of the Company and (b) such other individuals as shall be determined by the Company, in consultation with the Sponsor in good faith, provided that the citizenship of the members of the board shall be such that SPAC will be free of foreign ownership, control or domination, in each case as designated by such persons prior to the initial filing of the Proxy Statement with the SEC. Upon each individual becoming a director of the board of directors of SPAC, SPAC will enter into customary indemnification agreements with each such director.

Section 8.10.         SPAC Management. Section 8.10 of the SPAC Disclosure Letter sets forth the names and positions of the members of the senior management of the Company who shall each serve in such positions (or in substantially similar positions) at SPAC following the First Effective Time, provided that the citizenship of the members of the senior management of SPAC following the First Effective Time will be such that SPAC will be free of foreign ownership, control or domination. The Company and SPAC shall use reasonable best efforts to provide that such individuals are appointed and continue to serve after the First Effective Time in their respective positions with substantially similar duties and responsibilities at SPAC, subject to the terms of any employment or offer letters to be agreed prior to the Closing.

Section 8.11.         Equity Plans. Prior to the Closing Date, SPAC shall approve and adopt and submit for stockholder approval, (i) an equity incentive plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted stock, restricted stock units or other equity-based awards based on SPAC Common Stock with (x) an initial share pool reserve of SPAC Common Stock equal to the sum of the number of shares of SPAC Common Stock subject to Domesticated SPAC Warrants that are forfeited by the Sponsor pursuant to Section 1.4 of the Sponsor Agreement, plus the lesser of (A) 12,910,477 shares of SPAC Common Stock or (B) twelve and one half percent (12.5%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as of immediately following the First Effective Time (for the avoidance of doubt, including all shares of SPAC Common Stock issuable to holders of Company Stock pursuant to Section 3.03), and (y) an annual “evergreen” increase of five percent (5.0%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase (the “Equity Incentive Plan”), and (ii) an employee stock purchase plan, in a form and substance reasonably acceptable to SPAC and the Company that provides for the grant of purchase rights with respect to SPAC Common Stock to employees of the Surviving Corporation and its Subsidiaries with (x) an initial share pool reserve of SPAC Common Stock equal to the lesser of (A) 1,032,838 shares of SPAC Common Stock or (B) one percent (1.0%) of the total number of SPAC Common Stock outstanding on a fully diluted basis, as determined at the Closing, and (y) an annual “evergreen” increase of one percent (1.0%) of the shares of SPAC Common Stock outstanding as of the day prior to such increase (the “Employee Stock Purchase Plan”) (the Equity Incentive Plan and the Employee Stock Purchase Plan, collectively, the “Equity Plans”). As soon as practicable following the date that is sixty (60) days after the Closing and subject to applicable securities Laws, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Common Stock issuable under the Company Equity Plans and the Equity Plans, and SPAC shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Company Equity Plans and the Equity Plans remain outstanding.

Section 8.12.         Qualification as an Emerging Growth Company. SPAC shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause SPAC to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.13.         Domestication. At least one day prior to the Closing and in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq or the Stock Exchange, as applicable, and the SPAC Organizational Documents, SPAC shall cause the Sponsor Share Conversion and the Domestication to become effective on such date (or such other date that is at least one day prior to the Closing), including by: (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to SPAC and the Company, together with the SPAC Charter Upon Domestication, in each case, in accordance with the provisions of the Certificate of Domestication with respect to the Domestication and the SPAC Charter Upon Domestication and applicable Law; (b) adopting the SPAC Bylaws Upon Domestication; and (c) completing, making and procuring all filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication. Following the consummation of the Domestication and prior to the Closing, the board of directors of SPAC will resolve to ratify and approve such matters as may be required to effect the Transactions as contemplated by this Agreement and any such other matters as the Company and SPAC may mutually agree.

Section 8.14.         Extension of Time to Consummate a Business Combination.

(a)            SPAC shall prepare (with the Company’s reasonable cooperation) and, not later than ten (10) Business Days after the initial filing of the Form S-4 with the SEC, shall file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the SPAC organizational documents, on terms and conditions agreed by the parties, to (i) extend the period of time SPAC is afforded under its organizational documents and the Prospectus to consummate an initial business combination for an additional three months, from September 29, 2026 to December 29, 2026 (or such earlier date as the parties may agree in writing) (the “Initial Extension Date”), and (ii) provide that SPAC may extend the Initial Extension Date two times by an additional three months each time in the discretion of the Sponsor, upon five days’ advance notice to the Company prior to the applicable deadline (the “Extension Proposal”). SPAC shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on and approve in writing (which approval will not be unreasonably withheld, conditioned or delayed) the Extension Proxy Statement, and any amendment or supplement thereto, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. SPAC shall consider the comments of the Company in good faith. SPAC, with the assistance and written approval of the Company, will promptly respond to any SEC comments on the Extension Proxy Statement and will use all commercially reasonable efforts to cause the Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. SPAC will advise the Company promptly after: (A) the time when the Extension Proxy Statement has been filed; (B) in the event the Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Extension Proxy Statement; (E) any request by the SEC for amendment of the Extension Proxy Statement; (F) any comments from the SEC relating to the Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case of oral communications, summary of such comments); (G) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (H) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b)            Each party shall promptly correct any information provided by it for use in the Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(c)            As promptly as practicable after the Extension Proxy Statement is cleared by the SEC, SPAC shall distribute the Extension Proxy Statement to SPAC’s stockholders and (x) having, prior to effectiveness of the Registration Statement, established the record date therefor, shall duly call and give notice of special meeting of its stockholders (the “Extension Stockholders’ Meeting”) in accordance with its organizational documents and Applicable Law for a date no later than forty five days after such notice, subject to SPAC’s right to adjourn the Extension Stockholders’ Meeting as provided in this Agreement, (y) subject to the other provisions of this Agreement, shall solicit proxies from SPAC stockholders to vote in favor of the Extension Proposal, and shall duly convene and hold the Extension Stockholders’ Meeting, and (z) shall provide its stockholders with the opportunity to elect to convert their SPAC Common Stock into a pro rata portion of the Trust Fund in connection with the extension as provided for in SPAC’s organizational documents. SPAC may only adjourn the Extension Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the Extension Proposal or to take steps to reduce the number of shares of SPAC Common Stock issued in the IPO as to which the holders thereof elect to convert such shares into a pro rata portion of the Trust Fund in connection with the extension as provided for in SPAC’s organizational documents, (ii) if a quorum is not present at the Extension Stockholders’ Meeting, (iii) to amend the Extension Proposal, subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, or (iv) to allow reasonable additional time for the filing or delivery of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to the Extension Stockholders’ Meeting; provided that the Extension Stockholders’ Meeting is reconvened as promptly as practical thereafter. SPAC agrees that if the approval of the Extension Proposal shall not have been obtained at any such Extension Stockholders’ Meeting, then SPAC shall continue until September 29, 2026 to take all such necessary actions and hold additional Extension Stockholders’ Meetings in order to obtain the approval of the Extension Proposal. If approval has not been obtained by September 29, 2026 SPAC may cease seeking to have the Extension Proposal approved.

(d)            SPAC shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of Applicable Law in the preparation, filing and distribution of the Extension Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Extension Stockholders’ Meeting. Without limiting the foregoing, SPAC and the Company shall each ensure that the Extension Proxy Statement does not, as of the date on which it is first distributed to SPAC stockholders and the Holders, and as of the date of the Extension Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading (provided that no party shall be responsible for the accuracy or completeness of any information relating to another party or any other information furnished by another party for inclusion in the Extension Proxy Statement).

(e)            SPAC, acting through its board of directors, shall include in the Extension Proxy Statement the recommendation of its board of directors that SPAC’s stockholders vote in favor of the Extension Proposal, and shall otherwise use reasonable best efforts to obtain approval thereof. Neither SPAC’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company) SPAC’s board of director’s recommendation that the SPAC stockholders vote in favor of the adoption of the Extension Proposal.

(f)             If the Extension Proposal is approved and SPAC is required to pay an additional amount or amounts into the Trust Account (such amount, the “Extension Fee”), SPAC shall deliver an extension letter to the Trustee, notifying the Trustee of the approval of such Extension Proposal, signed on behalf of SPAC by an executive officer of SPAC, and SPAC shall deliver the aggregate amount necessary by wire transfer of immediately available funds to the Trustee, for deposit in the Trust Account in accordance with the extension letter and the Trust Agreement.

Article 9
Joint Covenants

Section 9.01.         Support of Transaction. Without limiting any covenant contained in ARTICLE 7 or ARTICLE 8, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, the Company shall not be required to seek any such required consents or approvals of third party counterparties to Material Contracts with the Company or its Subsidiaries to the extent such Material Contract is otherwise terminable at will, for convenience or upon or after the giving of notice of termination by a party thereto unless otherwise agreed in writing by the Company and SPAC, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in ARTICLE 10 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall SPAC, Merger Subs, the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise required in connection with the consummation of the Transactions.

Section 9.02.         Registration Statement; Proxy Statement; SPAC Special Meeting

(a)            Registration Statement; Proxy Statement. As promptly as practicable after the date of this Agreement, SPAC and the Company shall, in accordance with this Section 9.02(a), prepare, and, subject to its receipt of all Required Company Information of the Company Disclosure Letter (other than the financial statements set forth in item 3 of Schedule 7.05(a), to the extent such financial statements are not required to be included in the Registration Statement), SPAC shall file with the SEC, (i) in preliminary form, a proxy statement and a notice of general meeting in connection with the Transactions (together, as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the Special Meeting in accordance with the Existing SPAC Governing Document, for the purpose of, among other things: (A) providing the SPAC Stockholders with the opportunity to redeem shares of SPAC Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “SPAC Stockholder Redemption”); and (B) soliciting proxies from holders of SPAC Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2) the approval of the Domestication; (3) adoption of the SPAC Charter Upon Domestication, the SPAC Bylaws Upon Domestication; (4) the issuance of shares of SPAC Common Stock in connection with the Mergers (including as may be required by the Stock Exchange); (5) the approval of the adoption of the Equity Plans; (6) the election of the directors constituting the board of directors of SPAC immediately following the First Effective Time (in the form of an advisory vote, with the directors being elected by written resolution of the holders of the SPAC Class B Ordinary Shares in accordance with the SPAC Organizational Documents); (7) the amendment of the SPAC Organizational Documents, effective immediately prior to the Closing, to remove references to the $5,000,000 net tangible assets requirements set forth in the SPAC Organizational Documents (the “NTA Amendment”); (8) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto; (9) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (10) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “SPAC Stockholder Matters”) and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus; provided, that, notwithstanding the foregoing, in the event all of the Required Company Information has been delivered other than the information set forth in Section 7.05(a)(ii), and if mutually agreed by the Parties, the Parties may confidentially submit the Registration Statement to the SEC. Without the prior written consent of the Company, the SPAC Stockholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the Special Meeting, as adjourned or postponed. SPAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Registration Statement and Proxy Statement. The Registration Statement shall also include a consent solicitation statement in preliminary form in connection with the solicitation by the Company of written consents from the Holders, to approve, by stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval, this Agreement, the Mergers and the Transactions. The Registration Statement and Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. Subject to its receipt of all Required Company Information from the Company pursuant to Section 7.05, SPAC shall (I) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Mergers, (II) file the definitive Proxy Statement with the SEC, (III) cause the Proxy Statement to be delivered to its shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with Section 9.02(e), as promptly as practicable (but in no event later than five (5) Business Days except as otherwise required by applicable Law) following the effective date of the Registration Statement (such date, the “Proxy Clearance Date”), and (IV) promptly commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b)            Prior to filing with the SEC, SPAC will make available to the Company drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SPAC will advise the Company promptly after it receives notice thereof, of: (i) the time when the Registration Statement and Proxy Statement has been filed; (ii) the time when the Registration Statement has been declared effective under the Securities Act; (iii) the filing of any supplement or amendment to the Registration Statement or Proxy Statement; (iv) any request by the SEC for amendment of the Registration Statement or Proxy Statement; (v) any comments from the SEC relating to the Registration Statement or Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information. SPAC shall respond to any SEC comments on the Registration Statement and Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts. SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, SPAC shall provide the Company and their counsel with any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after receipt of those comments or other communications.

(c)            If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, SPAC shall, subject to Section 9.02(b), promptly file an amendment or supplement to the Registration Statement and Proxy Statement containing such information. If, at any time prior to the Closing, the Company or SPAC, or any of their respective Affiliates, directors or officers, as applicable, discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement so that the Registration Statement or Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform the other Party of such information, event or circumstance. In such event, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d)            SPAC shall make all necessary filings to obtain necessary approvals with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to use commercially reasonable efforts to promptly provide SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by SPAC for inclusion in the Registration Statement and Proxy Statement.

(e)            SPAC Special Meeting. SPAC shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be delivered in accordance with Section 9.02(a)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Stockholders, for the purpose of obtaining the approval of the SPAC Stockholder Matters (the “Special Meeting”), which meeting shall be held not less than twenty-five (25) days and not more than thirty-five (35) days after the date on which SPAC commences the delivery of the Proxy Statement to its shareholders and otherwise in accordance with SPAC’s obligations to give shareholders notice of the Special Meeting in accordance with the Existing SPAC Governing Document. SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the SPAC Stockholder Matters at the Special Meeting, including as such Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the SPAC Stockholder Matters. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation for any reason, except as required by applicable Laws (“Modification of Recommendation”). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of voting on the SPAC Stockholder Matters shall not be affected by any intervening event or circumstance, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its shareholders the SPAC Stockholder Matters, in each case in accordance with this Agreement, regardless of any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to the SPAC Stockholders and for such supplement or amendment to be promptly disseminated to the SPAC Stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of SPAC Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the SPAC Stockholder Matters; or (iv) with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, for purposes of satisfying the condition set forth in Section 10.03(c) hereof; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(f)             If the SPAC Stockholders approve the NTA Amendment at the Special Meeting, then within fifteen (15) days following the Special Meeting and prior to the Closing, SPAC shall file with the Cayman Islands Registrar of Companies a copy of the special resolution effecting the NTA Amendment, together with such other documents as may be required under the Cayman Companies Act in respect of an amendment to the SPAC Organizational Documents.

(g)            Company Stockholder Written Consent. As promptly as practicable following the Proxy Clearance Date, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the Proxy Clearance Date, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause the parties to the Company Voting and Support Agreements to duly execute and deliver a stockholder written consent substantially in the form attached hereto as Exhibit J (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by such parties (which parties hold Company Stock sufficient to constitute the Company Stockholder Approval) in accordance with Section 228 of the DGCL within forty-eight (48) hours of the Proxy Clearance Date. As promptly as practicable following the execution and delivery of the Written Consent by such parties to the Company, the Company shall deliver to SPAC a copy of such Written Consent in accordance with Section 12.02. The Company shall use reasonable best efforts to, within forty-eight (48) hours of the receipt of the Company Stockholder Approval via the Written Consent, and shall in no event later than five (5) Business Days after such receipt, deliver to the Holders who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL, together with a notice and description of the appraisal rights of the holders of record and beneficial owners of Company Stock available under Section 262 of the DGCL (in a manner sufficient in form and substance to start the twenty (20) day period during which appraisal must be demanded as contemplated by Section 262(d)(2) of the DGCL (the last day of such period, the “Appraisal Rights Deadline”)) along with such other information as is required thereunder and pursuant to applicable Law; the Company shall provide SPAC with a reasonable opportunity to comment on drafts of such notice and shall consider such comments in good faith. If stockholders holding Company Stock sufficient to obtain the Company Stockholder Approval fail to deliver the Written Consent to the Company within forty-eight (48) hours of the Proxy Clearance Date (a “Written Consent Failure”), SPAC shall have the right to terminate this Agreement as set forth in Section 11.01.

(h)            The consent solicitation statement shall include the Company Board Recommendation.

Section 9.03.         Financing Transactions. Prior to and, if mutually agreed by the Parties, following the date hereof, the Parties shall use their commercially reasonable efforts to obtain commitments from one or more investors for a private financing (collectively, the “PIPE Investments”) pursuant to the terms of one or more subscription agreements (collectively, the “PIPE Subscription Agreements”), the terms of which will be mutually agreed by the Company and SPAC, with such private placement to be consummated prior to or substantially concurrently with the consummation of the Transactions.

Section 9.04.         Exclusivity.

(a)            Except in connection with a PIPE Investment, during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than SPAC and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company’s equity securities or the sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries or in a PIPE Investment) or any merger or sale of substantial assets of the Company or its Subsidiaries, taken as a whole, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)            During the Interim Period, SPAC shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(b). SPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.05.         Tax Matters.

(a)            Notwithstanding anything to the contrary contained herein, SPAC shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (the “Transfer Taxes”), and all such Taxes shall be treated as a SPAC Transaction Expense. SPAC shall, at its own expense, timely file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b)            For U.S. federal (and, as applicable, state and local) income tax purposes, (i) each of the Parties intends that the Domestication will qualify as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated under Section 368 of the Code, (ii) each of the Parties intends that the Sponsor Share Conversion will qualify as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated under Section 368 of the Code, (iii) each of the Parties intends that the Mergers, taken together as integrated steps of a single transaction for U.S. federal income tax purposes, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (iv) SPAC intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for each of the Domestication and the Sponsor Share Conversion for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated under Sections 354, 361 and 368 of the Code, and (v) each of the Parties intends that this Agreement be, and hereby is, adopted as a separate “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g) (clauses (i) through (v) collectively, the “Intended Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)            Each of SPAC and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts to (i) cause the Mergers to qualify for the Intended Tax Treatment and (ii) not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers from so qualifying for the Intended Tax Treatment. Without limiting the foregoing, if the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the U.S. Tax consequences of or related to the Transactions, the Parties shall agree to use their reasonable best efforts to cause its respective Tax counsel to provide any such opinion, as reasonably determined by such Parties, subject to customary assumptions and limitations provided, that, neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

Section 9.06.         Confidentiality; Publicity.

(a)            SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b)            None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided, however, that, subject to this Section 9.06, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.06, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in this Section 9.06(b), nothing herein shall modify or affect SPAC’s obligations pursuant to Section 9.02.

Section 9.07.         Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 9.08.         Stockholder Litigation. SPAC shall notify the Company, and the Company shall notify SPAC, promptly following receipt of any threat to file, or written notice of the filing of, an Action related to this Agreement or the Transaction by any of its stockholders against any of the SPAC Parties, the Company or any of their respective directors or officers (any such action, a “Stockholder Action”). SPAC shall keep the Company, and the Company shall keep SPAC, as applicable, reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Stockholder Action. SPAC shall give the Company, and the Company shall give SPAC, as applicable, the opportunity to participate in, subject to a customary joint defense agreement, the defense of any such litigation, to give due consideration to the Company’s or the SPAC’s advice, as applicable, with respect to such litigation and to not settle any such litigation without the prior written consent of the Company or SPAC, as applicable, such consent not to be unreasonably withheld, conditioned or delayed; provided that, for the avoidance of doubt, SPAC shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any stockholders of SPAC, in their capacity as such, and the Company shall bear all costs of investigation and all defense and attorneys’ and other professionals’ fees and all settlement payments related to any such Stockholder Action initiated by or on behalf of any Holders, in their capacity as such (“Stockholder Action Expenses”).

Article 10
Conditions to Obligations

Section 10.01.       Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)            Regulatory Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b)            No Injunction or Restraints. No Governmental Authority having jurisdiction over any Party or the Transactions shall have issued any Governmental Order preventing, materially restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and no Law shall have been enforced that prevents or materially restrains the consummation of the Transactions.

(c)            SPAC Stockholder Approval. The approval of the SPAC Stockholder Matters shall have been duly obtained in accordance with applicable Law, the SPAC Organizational Documents and the rules and regulations of the Stock Exchange.

(d)            Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company Certificate of Incorporation.

(e)            Governance Arrangements. Any organizational documents or agreements necessary to give effect to the governance arrangements contemplated by this Agreement and the Transaction Agreements shall have been adopted or executed and delivered by the parties thereto, as applicable.

(f)            Board Appointments. All action shall have been taken such that the board of directors of SPAC as of immediately following the Closing shall consist of the directors contemplated by Section 8.09.

(g)            Stock Exchange Listing Requirements. SPAC shall have filed with the applicable Stock Exchange an application or supplemental listing application for the listing of the SPAC Common Stock contemplated to be listed pursuant to this Agreement, and such shares of SPAC Common Stock shall have been approved for listing, subject to official notice of issuance.

(h)            Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 10.02.        Additional Conditions to Obligations of SPAC Parties. The obligations of the SPAC Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained (A) in Section 5.06 (Current Capitalization), shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) in Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.26(a) (Absence of Changes) and Section 5.27 (Brokers’ Fees) (the representations and warranties in (A) and (B) collectively, the “Company Specified Representations”) shall, if qualified by “materiality” or “Material Adverse Effect” or any similar limitation be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)           Each of the representations and warranties of the Company contained in ARTICLE 5 (other than the Company Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            No Material Adverse Effect. Since the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Company which is continuing.

(d)            Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(e)            Dissenting Shares. The Appraisal Rights Deadline shall have occurred and no Persons, individually or in the aggregate, holding of record or beneficially owning more than five percent (5%) of the issued and outstanding shares of Company Stock (with such number of shares being calculated, with respect to the Company Preferred Stock, on an as-converted to Company Common Stock basis) shall hold of record or beneficially own any Dissenting Shares as of the Closing Date.

Section 10.03.        Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the SPAC Parties contained in (A) Section 6.13 (Capitalization) shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) other than de minimis inaccuracies, and (B) the first sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization), and Section 6.08 (Brokers’ Fees)(the representations and warranties in (A) and (B) collectively, the “SPAC Specified Representations”) shall be, if qualified by “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case, as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)           Each of the representations and warranties of the SPAC Parties contained in ARTICLE 6 (other than the SPAC Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect.

(b)            Agreements and Covenants. The covenants and agreements of the SPAC Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)            No SPAC Material Adverse Effect. Since the date of this Agreement, there has not existed a SPAC Material Adverse Effect with respect to SPAC which is continuing.

(d)            Available Closing SPAC Cash. The Available Closing SPAC Cash shall not be less than $100,000,000.

(e)            Domestication. The Domestication shall have been completed as provided in Section 8.13 and a time-stamped copy of the SPAC Charter Upon Domestication issued by the Secretary of State of Delaware in relation thereto shall have been delivered to the Company.

(f)            Extension Proposal. The Extension Proposal shall have been approved by SPAC’s stockholders.

(g)            Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b), and Section 10.03(c), have been fulfilled.

(h)            Sponsor Agreement. The covenants of Sponsor and the Insiders (as defined in the Sponsor Agreement) in Section 1.2 (No Transfer), Section 1.4 (Forfeiture) and Section 1.5 (Forfeiture and Issuance of Sponsor Shares and Warrants) of the Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects, and Sponsor or the Insiders shall not have threatened (orally or in writing) (i) that the Sponsor Agreement is not valid, binding and in full force and effect, (ii) that SPAC or the Company is in breach of or default under the Sponsor Agreement or (iii) to terminate the Sponsor Agreement.

Section 10.04.        Frustration of Conditions. None of the SPAC Parties or the Company may rely on the failure of any condition set forth in this ARTICLE 10 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 9.01.

Article 11
Termination/Effectiveness

Section 11.01.       Termination. This Agreement may be terminated and the Transactions abandoned:

(a)            by written consent of the Company and SPAC;

(b)            prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 11, 2027 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)            prior to Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any SPAC Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by such SPAC Party, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach, but only as long as SPAC continues to exercise commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (i) or (ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; and provided, further, that, without limiting the foregoing, the Company shall use reasonable best efforts to provide written notice to SPAC, in good faith, prior to the Domestication, if the Company believes it has the right to, and intends to, terminate this Agreement prior to the Closing.

(d)            by written notice from either the Company or SPAC to the other if the approval of the SPAC Stockholder Matters required to consummate the Transactions by the SPAC Stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided, that, the right to terminate this Agreement under this Section 11.01(d) shall not be available to SPAC if, at the time of such termination, SPAC is in breach of Section 9.02;

(e)            by written notice from SPAC to the Company in the event of a Written Consent Failure; provided, that the right to terminate this Agreement on account of a Written Consent Failure shall not be available if the Company Stockholder Approval is obtained prior to SPAC providing notice of its intent to terminate this Agreement on account of a Written Consent Failure; or

(f)             by written notice from the Company to SPAC within ten (10) Business Days after there has been a Modification of Recommendation.

Section 11.02.       Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability under this Agreement on the part of any Party or its respective Affiliates, officers, directors, employees, Representatives or stockholders, other than liability of any Party for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.06 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and ARTICLE 12 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article 12
Miscellaneous

Section 12.01.       Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02.       Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)            If to SPAC or Merger Subs to:

Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn:      James Rhee

Kurtis Jang

Email:     [***]

[***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attn:       Andrew Hoffman

Austin March

Ethan Lutske

Kenji Strait

Email:     [***]

[***]

[***]

[***]

(b)            If to the Company or the Surviving Corporation, to:

ZincFive, Inc.
20170 SW 112th Ave
Tualatin, Oregon 97062
Attn: Tod Higinbotham, CEO
Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:        Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:     [***]

[***]

[***]

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 12.03.        Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04.        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02(a) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15.

Section 12.05.       Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not the Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, SPAC shall bear and pay at or promptly after Closing, all SPAC Transaction Expenses and all Company Transaction Expenses; provided, further, that (i) the Company shall pay all fees and expenses to Wilson in accordance with that certain Letter Agreement, dated as of May 19, 2026, by and among SPAC, the Company and Wilson and (ii) the Company shall pay all fees and expenses arising in connection with the fairness opinion of Houlihan Capital, LLC pursuant to Section 6.23.

Section 12.06.       Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Companies Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication).

Section 12.07.       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08.       Schedules and Exhibits. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

Section 12.09.       Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Mutual Non-Disclosure Agreement, dated as of April 19, 2026, between SPAC and the Company (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 12.10.       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.

Section 12.11.       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12.       Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.13.       Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement or under applicable Law, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction. Each Party agrees that it will use its reasonable best efforts to cooperate with the other in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

Section 12.14.       Non-Recourse. Subject in all respect to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party has undertaken specific obligations pursuant to this Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement.

Section 12.15.       Non-survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 11.02 and except in the case of a claim, action or liability against a party in respect of such Party’s Fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the First Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this ARTICLE 12.

Section 12.16.        Acknowledgements.

(a)            Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the SPAC Party Representations constitute the sole and exclusive representations and warranties of SPAC and Merger Subs; (iv) except for the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); (v) Representatives of SPAC or the Company have not made, and are not making, any representation or warranty whatsoever to any Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to any Party or its Affiliates; and (vi) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the SPAC Party Representations by the SPAC Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(d), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

(b)            Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE 5 or ARTICLE 6 (as applicable). Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Transaction Agreement.

Section 12.17.       Conflicts and Privilege.

(a)            SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of SPAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “Sponsor Group”), on the one hand, and (y) the Surviving Entity and/or any member of the ZNF Group, on the other hand, any legal counsel, including Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson”) that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity and/or the Sponsor. SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor and/or any other member of the Sponsor Group, on the one hand, and Wilson, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Sponsor Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

(b)            SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) prior to the Closing (collectively, the “ZNF Group”), on the one hand, and (y) the Surviving Entity and/or any member of the Sponsor Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”) that represented the Company prior to the Closing may represent any member of the ZNF Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the ZNF Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the ZNF Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.

Section 12.18.       No Outside Reliance. Notwithstanding anything contained in ARTICLE 5 or ARTICLE 6 or any other provision hereof, each of the SPAC Parties, the Company, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such party has made its own investigation of the Company or the SPAC, as applicable, and that neither party nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE 5, or the SPAC Parties in ARTICLE 6, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE 5 of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date of this Agreement.

SPARK I ACQUISITION CORPORATION

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

Spark I Acquisition Corporation SUB I INC.

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

Spark I Acquisition Corporation SUB II LLC

By:	/s/ James Rhee
	Name:	James Rhee
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date of this Agreement.

ZINCFIVE, INC.

By:	/s/ Tod Higinbotham
	Name:	Tod Higinbotham
	Title:	Chief Executive Officer

Schedule 7.05(a)

Financial Statements

1.	Audited Financial Statements for FY 2024

2.	Audited Financial Statements for FY 2025

3.	Unaudited Financial Statements for Q1 2026 (no earlier than “staleness” date for FY 2025 financials)

Exhibit A

CERTIFICATE OF INCORPORATION

OF

ZincFive, Inc.
__________________________________________________

Section 1.

The name of the corporation is ZincFive, Inc. (the “Corporation”).

Section 2.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is National Registered Agents, Inc.

Section 3.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Section 4.

Section 4.1            The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is [•] shares, consisting of [•] shares of Common Stock, par value $0.0001 per share, and [•] shares of Preferred Stock, par value $0.0001 per share.

Section 4.2           The Corporation is incorporated in connection with the domestication of Spark I Acquisition Corporation, a Cayman Islands exempted company (“Spark”), to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of Spark (the “Certificate of Domestication”). Upon the simultaneous filing of the Certificate of Domestication and this Certificate of Incorporation (the “Domestication Effective Time”), each Class A ordinary share, par value $0.0001 per share, of Spark issued and outstanding immediately prior to the Domestication Effective Time shall be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock, and each unit of Spark issued and outstanding immediately prior to the Domestication Effective Time, shall be converted into one fully paid and non-assessable share of Common Stock and one-half of one Domesticated SPAC Warrant (as defined in that certain Agreement and Plan of Merger and Reorganization, dated as of [●], by and between the Corporation, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of the Corporation, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of the Corporation, and ZincFive, Inc., a Delaware corporation (the “Merger Agreement”)), in each case without any further action required on the part of Spark, the Corporation or any holder of ordinary shares of Spark or capital stock of the Corporation.

Section 4.3            The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be set forth in a certificate of designation adopted by the Board and filed in accordance with the DGCL.

Section 4.4            Irrespective of the provisions of Section 242(b)(2) of the DGCL, but subject to the terms of any certificate of designation filed with respect to any series of Preferred Stock, the holders of Preferred Stock and Common Stock shall vote together, and not as separate classes, on any amendment to this Certificate of Incorporation to increase or decrease the number of authorized shares of Preferred Stock or Common Stock.

Section 4.5            Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (as amended from time to time, the “Certificate of Incorporation”) (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other affected series of Preferred Stock, to vote thereon pursuant to applicable law or the Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

Section 5.1            Management of the Business.

Except as otherwise provided by the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors that shall constitute the Board shall be fixed exclusively by the Board.

Section 5.2            Board of Directors

From and after the consummation of the Mergers (as defined in the Merger Agreement) (such time the “Second Effective Time”), subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board is authorized to assign members of the Board already in office to such classes at the Second Effective Time. At the first annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Second Effective Time, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director.

Section 5.3            Removal of Directors

Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 5.4            Vacancies.

From and after the Second Effective Time, subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

Section 5.5            Preferred Stockholders Election Rights.

Whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.1 hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6            Bylaw Amendments.

The Board is expressly authorized and empowered to adopt, amend or repeal any provisions of the bylaws of the Corporation (as amended from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 5.7            Stockholder Actions.

a.               The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

b.             After the Second Effective Time, subject to any rights of the holders of shares of any one or more series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by consent in lieu of a meeting.

c.             Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation may be called only by the Board and shall be called by the Secretary of the corporation upon the request of a majority of the directors then in office, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 6.

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. Solely for purposes of this Section 6, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Section 7.

Section 7.1            Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

Section 7.2           The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section 8.3, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation. For the avoidance of doubt, but subject to the rights of the holders of any outstanding series of Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Section 7.3           Notwithstanding any other provisions of the Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Sections 5, 6 and this Section 7.

Section 8.

Section 8.1           If any provision or provisions of the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Certificate of Incorporation (including, without limitation, each portion of any paragraph of the Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Section 9.

Section 9.1            The name and mailing address of the incorporator of the Corporation are as follows:

[INCORPORATOR NAME]

[INCORPORATOR ADDRESS]

*              *              *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of the Corporation on _______________, 2026.

By:
[___]
Incorporator

Signature Page to Certificate of Incorporation

Exhibit B

BYLAWS

OF

ZincFive, Inc.
__________________________________________________

(A DELAWARE CORPORATION)

Section 1.

Offices

Section 1.1           Registered Office. The registered office of ZincFive, Inc. (the “Corporation”) in the State of Delaware and the name of the Corporation’s registered agent at such address shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2            Other Offices. The Corporation may at any time establish other offices both within and without the State of Delaware.

Section 2.

Corporate Seal

Section 2.1            Corporate Seal. The Board of Directors of the Corporation (the “Board”) may adopt a corporate seal. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 3.

Stockholders’ Meetings

Section 3.1           Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, if any, either within or without the State of Delaware, as may be determined from time to time by the Board (or its designee). The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware (“DGCL”) and Section 3.9 below.

Section 3.2            Annual Meetings.

(a)          The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board (or its designee). Any annual meeting of stockholders may be postponed, rescheduled or cancelled by the Board, or any director or officer of the Corporation to whom the Board delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders:

(i) pursuant to the Corporation’s notice of meeting of stockholders (or any supplement thereto);

(ii) by or at the direction of the Board (or a duly authorized committee thereof); or

(iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.2(b) of these bylaws (as may be amended and/or restated from time to time, the “Bylaws”) and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the procedures and requirements set forth in this Section 3.2.

For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business before an annual meeting of stockholders.

(b)           At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under the DGCL, the Certificate of Incorporation and the Bylaws, and only such nominations shall be made and such other business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(1)	For nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). In addition to all of the information required by Section 3.2(b)(4), such stockholder’s notice shall include as to each nominee such stockholder proposes to nominate at the meeting:

(A) the name, age, business address and residence address of such nominee,

(B) the principal occupation or employment of such nominee,

(C) the class or series and number of shares of each class or series of capital stock of the Corporation that are owned of record and beneficially by such nominee and list of any pledge of or encumbrances on such shares,

(D) a description of all Derivative Transactions (as defined below) by such nominee during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions,

(E) the date or dates on which such shares were acquired and the investment intent of such acquisition,

(F) the questionnaire, representation and agreement required by Section 3.2(e), completed and signed by such nominee, and

(G) all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Corporation pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including such person’s written consent to being named in a proxy statement, associated proxy card and other filings as a nominee and to serving as a director if elected).

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or to serve on any committee or sub-committee of the Board, in either case under any applicable stock exchange listing requirements, applicable law or the Policies (as defined below). The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute or alternate nominees unless the stockholder provides timely notice of such substitute or alternate nominee(s) in accordance with this Section 3.2, in the case of an annual meeting, or Section 3.3, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute or alternate nominee(s) that are required by the Bylaws with respect to nominees for director).

(2)	For business other than nominations for the election to the Board to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of Section 3.2(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.2(b)(3), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 3.2(c). In addition to all of the information required by Section 3.2(b)(4), such stockholder’s notice shall include as to each matter such stockholder proposes to bring before the meeting:

(A) a brief description of the business desired to be brought before the meeting,

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment),

(C) the reasons for conducting such business at the meeting, and

(D) any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent.

(3)	To be timely, the written notice required by Section 3.2(b)(1) or 3.2(b)(2) must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the immediately preceding year’s annual meeting (for purposes of notice required for action to be taken at the Corporation’s first annual meeting of stockholders after the initial filing date of the Certificate of Incorporation, the date of the immediately preceding year’s annual meeting shall be deemed to have occurred on June 1st in such immediately preceding calendar year); provided, however, that, subject to the last sentence of this Section 3.2(b)(3), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

In no event shall an adjournment or postponement (or the public announcement thereof) of an annual meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(4)	The written notice required by Sections 3.2(b)(1) or 3.2(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”)) either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):

(A) the name and address of each Proponent, including, if applicable, such name and address as they appear on the Corporation’s books and records;

(B) the class, series and number of shares of each class or series of the capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the 1934 Act) by each Proponent (provided, that for purposes of this Section 3.2(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Corporation as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership whether immediately or at any time in the future);

(C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Corporation, other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of 1934 Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable;

(D) a representation that the stockholder is a holder of record of shares of the Corporation at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(2));

(E) a representation whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the 1934 Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend or are part of a group which intends to:

(x) deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s voting shares required to approve or adopt the proposal or elect the nominee,

(y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination and/or

(z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the 1934 Act;

(F) a description of all Derivative Transactions by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic or voting terms of, such Derivative Transactions;

(G) a certification regarding whether each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Corporation and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Corporation; and

(H) any other information relating to each Proponent required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14 of the 1934 Act and the rules and regulations promulgated thereunder.

(c)          A stockholder providing the written notice required by Section 3.2(b)(1) or 3.2(b)(2) shall update and supplement such notice in writing, if necessary, so that the information (other than the representations required by Section 3.2(b)(4)(E)) provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any of its affiliates or associates, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 3.2 or is rendered invalid as a result of any inaccuracy therein.

In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement must be received by the Secretary at the principal executive offices of the Corporation not later than five Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two Business Days prior to such adjourned or postponed meeting (or if there are fewer than two Business Days between the date for the meeting, or the date of the immediately preceding adjournment or postponement thereof, and the date for the adjourned or postponed meeting, not later than the day prior to such adjourned or postponed meeting).

(d)         Notwithstanding anything in Section 3.2(b)(3) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with Section 3.2(b)(3), a stockholder’s notice required by this Section 3.2 and that complies with the requirements in 3.2(b)(1), other than the timing requirements in Section 3.2(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(e)          To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.2(a) or clause (ii) of Section 3.3(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Sections 3.2(b)(3), 3.2(d) or 3.3(c), as applicable) to the Secretary at the principal executive offices of the Corporation a completed written questionnaire with respect to the background, qualifications, stock ownership and independence of such proposed nominee (in the form provided by the Secretary within 10 days following a written request therefor by a stockholder of record) and a written representation and agreement (in the form provided by the Secretary within 10 days following written request therefor by a stockholder of record) that such person:

(i) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question that (x) has not been disclosed in the questionnaire or (y) could limit or interfere with such person’s ability to comply with such person’s fiduciary duties under applicable law;

(ii) is not and will not become a party to any agreement, arrangement or understanding (whether oral or in writing) with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation or a nominee that has not been disclosed in such questionnaire;

(iii) would be in compliance, if elected as a director of the Corporation (and a statement as to whether such person, if elected, intends to comply with), all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation that are publicly disclosed or which were provided by the Secretary with the written representation and agreement required by this Section 3.2(e) (together, the “Policies”); and

(iv) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(f)           Notwithstanding anything to the contrary in the Bylaws, unless otherwise required by applicable law, in the event that any Proponent (i) provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to one or more proposed nominees and (ii) subsequently fails to

(x) comply with the requirements of Rule 14a-19 promulgated under the 1934 Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act in accordance with the next sentence) or

(y) inform the Corporation that they no longer plan to solicit proxies in accordance with the requirements of Rule 14a-19 under the 1934 Act by delivering a written notice to the Secretary at the principal executive offices of the Corporation within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nominee is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded).

If any Proponent provides notice pursuant to Rule 14a-19(b) promulgated under the 1934 Act, such Proponent shall deliver to the Corporation, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence sufficient to demonstrate that it has met the requirements of Rule 14a-19(a)(3) promulgated under the 1934 Act.

Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the 1934 Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 3.2(a) or otherwise) to have been made pursuant to the Corporation’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 3.2(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 3.3(c).

A person shall not be eligible for election or re-election as a director at an annual meeting unless the person is nominated in accordance with clause (ii) or (iii) of Section 3.2(a) and in accordance with the procedures and requirements set forth in Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.2(e) and Section 3.2(f), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the Corporation as shall have been brought before the meeting in accordance with Section 3.2(a) and in accordance with the procedures and requirements set forth in Section 3.2(b), Section 3.2(c) and Section 3.2(f), as applicable. Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in the Bylaws (including, without limitation, compliance with Rule 14a-19 promulgated under the 1934 Act) and, if any proposed nomination or business is not in compliance with the Bylaws, or the Proponent does not act in accordance with the representations required in this Section 3.2, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.2, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Corporation.

(g)          For purposes of Sections 3.2 and 3.3,

(1)	“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the 1933 Act;

(2)	“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;

(3)	“close of business” means 6:00 p.m. local time at the principal executive offices of the Corporation on any calendar day, whether or not the day is a Business Day;

(4)	“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any person or any of its affiliates or associates, whether record or beneficial:

(A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

(B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

(C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Corporation; or

(D) that provides the right to vote (other than a revocable proxy given in response to a proxy solicitation made to 10 or more persons) or increase or decrease the voting power of, such person, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member;

(5)	“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Corporation’s investor relations website; and

(6)	a “qualified representative” of a stockholder shall mean (A) a duly authorized officer, manager, trustee or partner of such stockholder or (B) a person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Corporation at least five Business Days prior to the meeting of stockholders.

Section 3.3            Special Meetings.

(a)          Special meetings of the stockholders of the Corporation may only be called in the manner provided in the Certificate of Incorporation. Any special meeting of stockholders previously scheduled by the Board may be postponed, rescheduled or cancelled by the Board, or any director or officer to whom the Board has delegated such authority, at any time before or after notice of such meeting has been given to stockholders.

(b)          The Board (or its designee) shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.4.

(c)          Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected

(i) by or at the direction of the Board or a duly authorized committee thereof or

(ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Sections 3.2(b)(1), 3.2(b)(4), 3.2(c), 3.2(e) and 3.2(f).

The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Sections 3.2(b)(1) and 3.2(b)(4) shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such meeting or (ii) the tenth day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 3.2(c).

In no event shall an adjournment or a postponement (or the public announcement thereof) of a special meeting for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Corporation, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)          A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 3.3(c). Except as otherwise required by applicable law, and subject to the supervision, direction and control of the Board of Directors, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in the Bylaws and, if any proposed nomination is not in compliance with the Bylaws (including, without limitation, compliance with Rule 14a-19 under the 1934 Act), or if the Proponent does not act in accordance with the representations required in Section 3.2, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received.

Notwithstanding the foregoing provisions of this Section 3.3, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth (as applicable) in the Corporation’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Corporation.

(e)          Notwithstanding the foregoing provisions of Sections 3.2 and 3.3, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder with respect to the matters set forth in Sections 3.2 and 3.3, and any failure to comply with such requirements shall be deemed a failure to comply with Sections 3.2 or 3.3, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in the Bylaws to the 1934 Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Sections 3.2(a)(iii) and 3.3(c). Nothing in the Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

Section 3.4            Notice of Meetings. Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, notice of each meeting of stockholders shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time and place, if any, of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting, and, in the case of special meetings, the purpose or purposes of the meeting. Notice shall be deemed given as provided in Section 232 of the DGCL.

Section 3.5            Quorum and Vote Required. At all meetings of stockholders, except where otherwise required by law or by the Certificate of Incorporation, or by the Bylaws, the presence, in person, by remote communication, if applicable, or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is provided by law or by applicable stock exchange rules, or by the Certificate of Incorporation or the Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or the Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors.

Where a separate vote by a class or classes or series is required, except as required by law or by the Certificate of Incorporation or the Bylaws, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Unless a different or minimum vote is provided by law or by the Certificate of Incorporation or the Bylaws or any applicable stock exchange rules, in which case such different or minimum vote shall be the applicable vote on the matter, the affirmative vote of the holders of a majority (or plurality, in the case of the election of directors) of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes) shall be the act of such class or classes or series.

Section 3.6           Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), whether or not a quorum is present. When a meeting is adjourned to another time or place, if any, (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken or are

(i) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or

(ii) set forth in the notice of meeting given in accordance with Section 3.4.

At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.

Section 3.7           Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the Corporation on the applicable record date shall be entitled to vote at any meeting of stockholders. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 3.8            List of Stockholders. The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth day before the meeting date. Nothing in this Section 3.8 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date:

(a)          on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or

(b)          during ordinary business hours, at the principal place of business of the Corporation.

In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 3.9            Remote Communication; Delivery to the Corporation.

(a)          If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a stockholder meeting may, by means of remote communication:

(1)	participate in a meeting of stockholders; and

(2)	be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(b)          Whenever Section 3.2 or 3.3 requires one or more persons (including a record or beneficial owner of capital stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Section 3.10         Organization.

(a)          At every meeting of stockholders, a person designated by the Board shall act as chairperson of the meeting of stockholders. If no chairperson of the meeting of stockholders is so designated, then the Chairperson of the Board, or if no Chairperson has been appointed or the Chairperson is absent or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting chosen by the stockholders by the affirmative vote of a majority of the votes cast, voting affirmatively or negatively (excluding abstentions and broker non-votes), shall act as chairperson of the meeting of stockholders. A person designated by the Board shall act as secretary of the meeting. If no secretary of the meeting is designated, then the Secretary, or, in the Secretary’s absence, an Assistant Secretary or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)          The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters that are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)          The Corporation may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall:

(1)	ascertain the number of shares outstanding and the voting power of each;

(2)	determine the shares represented at a meeting and the validity of proxies and ballots;

(3)	count all votes and ballots;

(4)	determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(5)	certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 4.

Directors

Section 4.1            Number. The authorized number of directors of the Corporation shall be fixed in accordance with the Certificate of Incorporation.

Section 4.2            Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided by the Certificate of Incorporation or the DGCL.

Section 4.3            Terms. The terms of directors shall be as set forth in the Certificate of Incorporation.

Section 4.4            Vacancies; Newly Created Directorships. Vacancies and newly created directorships on the Board shall be filled as set forth in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 4.5           Resignation. Any director may resign at any time by delivering such director’s notice in writing or by electronic transmission to the Board or the Secretary. Such resignation shall take effect at the time of delivery of the notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.

Section 4.6            Removal. Directors shall be removed as set forth in the Certificate of Incorporation.

Section 4.7            Meetings.

(a)          Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board may be held at any time or date and at any place, if any, within or outside of the State of Delaware that has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board.

(b)         Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board may be held at any time and place, if any, within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the directors then in office.

(c)          Meetings by Electronic Communications Equipment. Any member of the Board, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)          Notice of Special Meetings. Notice of the time and place, if any, of all special meetings of the Board shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three days before the date of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any such notice.

Section 4.8            Quorum and Voting.

(a)         Except as otherwise required by the DGCL, the Certificate of Incorporation or the Bylaws, a quorum of the Board shall consist of a majority of the authorized number of directors fixed from time to time by the Board in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.

(b)          At each meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or the Bylaws.

Section 4.9            Action without Meeting. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, such consent or consents shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.10         Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or the Bylaws, the Board, or any duly authorized committee thereof, shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Section 4.11         Committees.

(a)          Committees. The Board may, from time to time, appoint such committees as may be permitted by applicable law. Such committees appointed by the Board shall consist of one or more members of the Board and to the extent permitted by applicable law and provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b)          Term. The Board, subject to any requirements of any outstanding series of preferred stock and the provisions of subsection (a) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of such committee member’s death, such person’s resignation from the committee or on such date that the committee member, for any reason, is no longer a member of the Board. The Board may at any time for any reason remove any individual committee member and the Board may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(c)          Meetings. Unless the Board shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.11 shall be held at such times and places, if any, as are determined by the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at such place, if any, that has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place, if any, of such special meeting given in the manner provided for the giving of notice to members of the Board of the time and place, if any, of special meetings of the Board. Unless otherwise provided by the Board in the resolutions authorizing the creation of the committee or the charter of the such committee approved by the Board, the presence of at least a majority of the members of the committee then serving shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by the affirmative vote of a majority of the members present at a meeting of the committee at which a quorum is present.

Section 4.12        Duties of Chairperson of the Board. The Board shall elect from its ranks a Chairperson of the Board. The Chairperson of the Board shall perform such other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The Chairperson of the Board, when present, shall preside at all meetings of the Board in accordance with Section 4.13 of the Bylaws.

Section 4.13         Organization. At every meeting of the directors, the Chairperson of the Board shall act as chairperson of the meeting. If a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if no Chief Executive Officer is then serving or the Chief Executive Officer is absent, the President (if a director), or, in the absence of any such person, the Lead Independent Director (if one has been appointed by the Board), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in the Secretary’s absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 5.

Officers

Section 5.1            Officers Designated. The officers of the Corporation shall include, if and when designated by the Board, the Chief Executive Officer, the President, the Secretary, the Chief Financial Officer and the Treasurer. The Board may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem appropriate or necessary. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws.

Section 5.2            Tenure and Duties of Officers.

(a)          General. All officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, subject to such officer’s earlier death, resignation or removal. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board or by a committee thereof to which the Board has delegated such responsibility or, if so authorized by the Board, by the Chief Executive Officer or another officer of the Corporation.

(b)          Duties of Chief Executive Officer. The Chief Executive Officer shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board has been appointed and is present thereat. The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of Chief Executive Officer. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in the Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)          Duties of President. The President shall preside, if a director, at all meetings of the Board, unless a Chairperson of the Board or Chief Executive Officer has been appointed and is present and willing to act. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board, shall have the general powers and duties of supervision, direction, management and control of the business and officers of the Corporation as are customarily associated with the position of chief executive officer. The President shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)         Duties of Secretary and Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board and shall record, or cause to be recorded, all acts, votes and proceedings thereof in the minute books of the Corporation. The Secretary shall give, or cause to be given, notice in conformity with the Bylaws of all meetings of the stockholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in the Bylaws and other duties customarily associated with the office and shall also perform such other duties and have such other powers, as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties customarily associated with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(e)          Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties customarily associate with the office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller, to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

(f)           Duties of Treasurer and Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer, the Treasurer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board, the Chief Executive Officer or the President and, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties customarily associate with the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, may direct any Assistant Treasurer or other officer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, shall designate from time to time.

Section 5.3            Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.4            Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.5            Removal. Any officer may be removed from office at any time, either with or without cause, by the Board, or by any duly authorized committee thereof or any officer upon whom such power of removal may have been conferred by the Board.

Section 6.

Execution Of Corporate Instruments And Voting Of Securities Owned By The Corporation

Section 6.1            Execution of Corporate Instruments. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign or endorse on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or the Bylaws, and such execution or signature shall be binding upon the Corporation.

(a)          All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall from time to time authorize so to do.

(b)          Unless otherwise specifically determined by the Board or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document by or on behalf of the Corporation may be effected manually, by facsimile or (to the extent not prohibited by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

(c)          Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2            Voting of Securities Owned by the Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted (including by written consent), all proxies and consents with respect thereto shall be executed, and all rights incident to such stock or other securities or interests shall be exercised, by the person or persons authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairperson of the Board, the Chief Executive Officer, or the President.

Section 7.

Shares Of Stock

Section 7.1           Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two officers of the Corporation (including, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary), certifying the number, and the class or series, of shares owned by such holder in the Corporation in certificated form. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 7.2            Lost Certificates. The Corporation may issue a new certificate or certificates or uncertificated shares in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond (or other adequate security) sufficient to indemnify the Corporation against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate(s) or uncertificated shares.

Section 7.3            Transfers.

(a)          Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)          The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4            Fixing Record Dates.

(a)          In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determining the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote in accordance with the provisions of this Section 7.4(a).

(b)          In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such action.

Section 7.5            Lock-Up.

(a)          Subject to Section 7.5(b), the holders (the “Lock-Up Holders”) of shares of Common Stock (i) to be issued as consideration pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of [●], 2026, as it may be amended from time to time (the “Merger Agreement” and the transactions contemplated therein, the “Business Combination”), by and among the Corporation (formerly known as Spark I Acquisition Corporation (“Parent”)), ZincFive Technologies, Inc., a Delaware corporation (formerly known as ZincFive, Inc.), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned subsidiary of Parent, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent, (ii) issued upon the settlement or exercise of stock options, restricted stock unit awards or other equity awards or warrants outstanding as of immediately prior to the closing of the Business Combination that are assumed by the Corporation pursuant to the Merger Agreement, (iii) issued to the employees of the Corporation, or (iv) otherwise held by SLG SPAC Fund LLC, a Delaware limited liability company (“Sponsor”), the officers and directors of Sponsor or the Corporation, or its and their respective affiliates as of the Closing Date (such shares referred to in this Section 7.5(a)(i)-(iv), the “Lock-Up Shares”) may not Transfer any Lock-Up Shares during the Lock-Up Period (the “Lock-Up”). Notwithstanding the foregoing, shares of Common Stock issued pursuant to the Corporation’s employee stock purchase plan shall not constitute Lock-Up Shares.

(b)          Notwithstanding Section 7.5(a), a Lock-Up Holder or, for the avoidance of doubt, its Permitted Transferees may Transfer Lock-Up Shares during the Lock-Up Period (i) in the case that such Lock-Up Holder or Permitted Transferee is an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the 1933 Act) of the Lock-Up Holder or Permitted Transferee, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Holder or Permitted Transferee or affiliates of the Lock-Up Holder or Permitted Transferee or who shares a common investment advisor with the Lock-Up Holder or Permitted Transferee, (B) as part of a distribution to members, partners, shareholders or equity holders of the Lock-Up Holder or Permitted Transferee, (C) if such entity is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, or (D) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (ii) in the case that such Lock-Up Holder or Permitted Transferee is an individual, (A) by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) by virtue of laws of descent and distribution upon death of the individual; (C) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (D) to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests; or (E) to a nominee or custodian of a person or entity to whom a Transfer would be permissible under clauses (i)(A) through (ii)(D) above; (iii) upon the exercise of any options or warrants to purchase Common Stock or the vesting of stock awards of Common Stock (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to any equity incentive plans or arrangements of the Corporation or a subsidiary of the Corporation due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of Common Stock subject to such options, warrants or stock awards, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 7.5 during the Lock-Up Period; (iv) to the Corporation pursuant to any contractual arrangement in effect on the Closing Date that provides for the repurchase by the Corporation or forfeiture of the Lock-Up Holder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Lock-Up Holder’s service to the Corporation; (v) related to the entry, by the Lock-Up Holder, at any time after the Closing Date, if then permitted by the Corporation, into any trading plan providing for the sale of Common Stock by the Lock-Up Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the 1934 Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up Period; (vi) to satisfy any U.S. federal, state, or local income tax obligations of the Lock-Up Holder (or its direct or indirect owners) arising from a change in the Internal Revenue Code (“Code”) or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the transactions contemplated by the Merger Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by the Merger Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transactions contemplated by the Merger Agreement; and (vii) from and after the occurrence of a Triggering Event; provided, however, that in the case of clauses (i) and (ii), the Lock-Up Shares Transferred to Permitted Transferees shall remain subject to the Lock-Up. Notwithstanding the foregoing, in the case of clauses (i)(A) through (ii)(D) above, the Permitted Transferees must enter into a written agreement, in substantially the form of this Section 7.5 (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family members of the original Lock-Up Holder and not to the immediate family members of the transferee), agreeing to be bound by the Lock-Up.

(c)          In order to enforce this Section 7.5, the Corporation may impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(d)          Notwithstanding the other provisions set forth in this Section 7.5, (i) to the extent that a Lock-Up Holder is not an affiliate of Parent or the Corporation, a number of shares of Common Stock equal to $2,500, calculated as of the Closing Date, rounded up to the nearest share, shall be excluded from the restrictions set forth in this Section 7.5 with respect to each such Lock-Up Holder and (ii) the Board (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal any Lock-Up obligations set forth in this Section 7.5 solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the Common Stock is then listed or proposed to be listed or to comply with the Corporation’s obligations under that certain Securities Purchase Agreement, dated as of [•], 2026, by and among the Corporation, ZincFive Technologies, Inc. (formerly known as ZincFive, Inc.) and the investors party thereto. Other than any exclusion, waiver, amendment repeal, termination or other release of the Lock-Up for any Lock-Up Holder provided for in the immediately foregoing sentence or in the final sentence of this Section 7.5(d), in the event that any Lock-Up Holder is granted a discretionary waiver or termination of the restrictions set forth in this Section 7.5, such discretionary waiver or termination shall apply to each other Lock-Up Holder in the same proportion that the number of Lock-Up Shares held by the Lock-Up Holder with respect to which the Lock-Up is being terminated or waived bears to the total number of Lock-Up Shares then held by such Lock-Up Holder (a “Pro-rata Release”). A Pro-rata Release shall not be applied or required in the case of an early release of any Lock-Up Holder from the restrictions described in this Section 7.5 if such early release is made due to circumstances of an emergency or hardship, as determined by the Board of Directors or any duly authorized committee thereof in its sole judgment.

(e)          For purposes of this Section 7.5,

(1)	“affiliate” shall have the meaning set forth in Rule 405 under the 1933 Act;

(2)	“Closing Date” means the closing date of the transactions, including the merger, contemplated by the Merger Agreement.

(3)	“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation;

(4)	“Effective Date” means the date that the registration statement filed by the Corporation pursuant to the Registration Rights Agreement, dated as of the Closing Date, by and among the Corporation and the securityholders of the Company party thereto, first becomes effective under the 1933 Act.

(5)	“immediate family” means a spouse, domestic partner, child, grandchild or other lineal descendant, father, mother, brother or sister (including by adoption);

(6)	“Lock-Up Period” means the period beginning on the Closing Date and ending at 11:59 p.m., New York time, on the date that is (i) one hundred eighty (180) days after the Effective Date, or twelve (12) months after the Effective Date in the case of affiliates of the Corporation as of the Closing Date, or (ii) such date on which the Corporation completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange their shares of the Corporation’s capital stock for cash, securities or other property;

(7)	“Permitted Transferees” means any person or entity to whom a Lock-Up Holder is permitted to Transfer shares of Common Stock prior to the expiration of the Lock-Up Period pursuant to Section 7.5(b)(i)-(ii);

(8)	“trading day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded;

(9)	“Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act with respect to, any security, or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B);

(10)	“Triggering Event” means (i) the VWAP of the Corporation’s Common Stock is at any time greater than or equal to $12.00 for any twenty (20) trading days within any period of thirty (30) consecutive trading days commencing at least one hundred and eighty (180) days following the Effective Date (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Corporation’s Common Stock) or (ii) the date following the Closing Date on which the Corporation consummates a liquidation, merger, tender offer, capital stock exchange or other similar transaction that results in all of the stockholders of the Corporation having the right to exchange their shares of Common Stock for cash, securities or other property; and

(11)	“VWAP” means, for any security as of any trading day, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average). If the foregoing does not apply, “VWAP” shall mean the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during such trading day beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg. If no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, “VWAP” shall mean the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. for such trading day. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such day as reasonably determined by the Board (including for the avoidance of doubt a duly authorized committee thereof).

Section 7.6           Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7.7           Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

Section 8.

Other Securities Of The Corporation

Section 8.1            Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chairperson of the Board, the Chief Executive Officer, or the President, or such other person as may be authorized by the Board; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Section 9.

Dividends

Section 9.1            Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of capital stock or other securities of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2            Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, determines proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose or purposes as the Board shall determine to be conducive to the interests of the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

Section 10.

Fiscal Year

Section 10.1         Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

Section 11.

Indemnification

Section 11.1         Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a)             Directors and Executive Officers. The Corporation shall indemnify to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding (as defined below), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Section 11.1, “executive officer” has the meaning given in Rule 3b-7 promulgated under the 1934 Act) of the Corporation, or while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such Proceeding is alleged action in an official capacity as a director or executive officer or in any other capacity while serving as a director or executive officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation will not be required to indemnify or advance expenses to any director or executive officer in connection with any Proceeding (or part thereof) initiated by such person unless (i) the Proceeding (or part thereof) was authorized by the Board or (ii) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under Section 11.1(d) or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Corporation in this Section 11.1 shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer and any other officer of the Corporation appointed by the Board pursuant to Section 5 of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 11.1.

(b)          Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify and advance expenses to its other officers, employees and other agents to the fullest extent permitted by the DGCL.

(c)          Expenses. The Corporation shall advance to any current or former director or executive officer of the Corporation, or to any person, who while serving as a director or executive officer of the Corporation, is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses actually and reasonably incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 11.1(a), or in connection with a Proceeding (or part thereof) brought to establish or enforce a right to indemnification or advancement of expenses under Section 11.1(d), provided, however, that any advancement of expenses incurred by a current or former director or executive officer in such director’s or executive officer’s capacity as a director or executive officer will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Section 11.1 or otherwise.

(d)          Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to current and former directors and executive officers under this Section 11.1 will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and such director or executive officer. Any right to indemnification or advancement of expenses granted by this Section 11.1 to a current or former director or executive officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if

(i) the claim for indemnification or advancement of expenses is denied, in whole or in part,

(ii) no disposition of a claim for indemnification is made within 60 days of request therefor, or

(iii) no disposition of a claim for an advance is made within 30 days of request therefor.

The indemnitee in such enforcement action, if successful in whole or in part, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the DGCL.

In (i) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.

Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by a current or former director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise is on the Corporation.

(e)          Non-Exclusivity of Rights. The rights conferred on any person by this Section 11.1 are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.

(f)           Survival of Rights. The rights conferred on any person by this Section 11.1 will continue as to a person who has ceased to be a director or executive officer and will inure to the benefit of the heirs, executors and administrators of such a person.

(g)          Insurance. To the fullest extent permitted by the DGCL, the Corporation may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.

(h)          Amendments. Any repeal or modification of this Section 11.1 is only prospective and does not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any current or former director or officer of the Corporation.

(i)           Saving Clause. If this Section 11.1 or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Corporation will nevertheless indemnify and advance expenses to each director and executive officer to the full extent not prohibited by any applicable portion of this Section 11.1 that has not been invalidated or by applicable law. If this Section 11.1 is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Corporation will indemnify and advance expenses to each director and officer to the full extent under applicable law.

(j)              Certain Definitions. For the purposes of this Section 11.1, the following definitions apply:

(1)	The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)	The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)	The term the “Corporation” includes, in addition to the resulting corporation, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Section 11.1 with respect to the resulting or surviving entity as such person would have with respect to such constituent entity if its separate existence had continued.

(4)	References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.

Section 12.

Notices

Section 12.1          Notices.

(a)          Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 3.4. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or courier service, facsimile or by electronic mail or other means of electronic transmission in accordance with Section 232 of the DGCL.

(b)          Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in the Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.

(c)          Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)          Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)          Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)          Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

(g)          Waiver. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or the Bylaws.

Section 13.

Forum selection

Section 13.1         Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination).

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act against any person in connection with any offering of the Corporation’s securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person or other defendant.

Any person or entity purchasing, holding or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 13.1. This provision shall be enforceable by any party to a complaint covered by the provisions of this Section 13.1.

Section 14.

Amendments

Section 14.1         Amendments. Subject to the limitations set forth in Section 11.1(h) or the Certificate of Incorporation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class.

EXHIBIT C

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”) is dated as of June 11, 2026 (the “Effective Date”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“SPAC”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), ZincFive, Inc., a Delaware corporation (the “Company”), certain shareholders of SPAC set forth on Schedule I hereto (together with the Sponsor, collectively, the “Insiders” and each, an “Insider”), solely for purposes of Section 1.16 hereto, the individual set forth on Schedule II hereto (the “Non-Shareholder Insider”). Capitalized terms used but not defined in this Agreement shall have the meanings given to those same terms in the Merger Agreement (as defined below).

WHEREAS, as of the Effective Date, each Insider is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares and Cayman SPAC Warrants as are indicated opposite its name on Schedule I attached to this Agreement (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly-owned Subsidiary of SPAC (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly-owned Subsidiary of SPAC (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and the Company have entered into the Agreement and Plan of Merger and Reorganization (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), dated as of the Effective Date;

WHEREAS, prior to the Closing, SPAC shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication” and such company after the Domestication, “New ZincFive”), and immediately prior to the Domestication, each then issued and outstanding SPAC Class B Ordinary Share shall be converted, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, immediately prior to the Domestication, each Insider shall elect to convert each issued and outstanding SPAC Class B Ordinary Share owned by such Insider, on a one-for-one basis, into a SPAC Class A Ordinary Share;

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding SPAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into a share of SPAC Common Stock; and (b) each then issued and outstanding warrant to acquire SPAC Class A Ordinary Shares (each a “Cayman SPAC Warrant”) shall convert automatically into a warrant to acquire a corresponding number of shares of SPAC Common Stock, on a one-for-one basis (each a “Domesticated SPAC Warrant”), pursuant to Section 4.04 of the Warrant Agreement;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider are parties to that certain letter agreement, dated as of October 5, 2023 (the “Letter Agreement”), pursuant to which the Sponsor agreed to surrender a number of SPAC Class B Ordinary Shares (including any SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) in certain circumstances;

WHEREAS, pursuant to Section 13 of the Letter Agreement, the Letter Agreement may not be amended, modified or waived except by a written instrument executed by all parties thereto;

WHEREAS, the SPAC, the Insiders and the Non-Shareholder Insider represent all parties to the Letter Agreement; and

WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties to this Agreement desire to agree to certain matters.

NOW, THEREFORE, the parties to this Agreement agree as follows:

Article I
SUPPORT AGREEMENT; COVENANTS

Section 1.1               Binding Effect of Merger Agreement. Each Insider acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Insider shall be bound by, be subject to and comply with Section 9.04 (Exclusivity) and Section 9.06 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Insider was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2               No Transfer.

(a)                Unless otherwise deemed a Permitted Transfer, during the period commencing on the Effective Date and ending on the earliest of: (i) such date and time as the Merger Agreement shall have been terminated in accordance with Section 11.01 (Termination) of the Merger Agreement, (ii) the liquidation of SPAC, (iii) the first anniversary of the Closing Date and (iv) the date upon which the VWAP of SPAC Common Stock equals or exceeds $12.00 per share (as such amount may be adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any thirty (30) Trading Day period commencing any time that is one hundred eighty (180) days after the date that the Form S-1 Shelf (as defined in the A&R Registration Rights Agreement) contemplated by the A&R Registration Rights Agreement initially becomes effective (the “Lock-Up Period”), such Insider shall not: (A) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to the Lock-Up Shares; (B) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (C) take any action in furtherance of any of the matters described in the foregoing clauses (A) or (B); or (D) publicly announce any intention to effect any transaction specified in the foregoing clauses (A) or (B) (each, a “Transfer”). “Lock-Up Shares” means, as of the Effective Date, (i) 2,000,000 SPAC Class B Ordinary Shares owned by the Insiders, (ii) 2,000,000 SPAC Class A Ordinary Shares issued or issuable, to the Insiders, upon the conversion of the SPAC Class B Ordinary Shares to SPAC Class A Ordinary Shares immediately prior to the Domestication, and (iii) 2,000,000 shares of SPAC Common Stock issued or issuable, to the Insiders, upon the conversion of the SPAC Class A Ordinary Shares in connection with the consummation of the Transactions.

2

(b)                “Permitted Transfer” means any Transfer of the Lock-Up Shares: (i) to SPAC’s officers or directors, any Affiliate or family member of any of SPAC’s officers or directors, any members or partners of the Insiders or their Affiliates and funds and accounts advised or managed by such members or partners, any Affiliates of the Insiders, or any employees of such Affiliates; (ii) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in the Insiders having the right to exchange their Lock-Up Shares for cash, securities or other property subsequent to the completion of the Transactions; (iii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (iv) in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the transferor entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor entity or affiliates of the transferor entity or that shares a common investment advisor with the transferor entity or (B) as part of a distribution to members, partners, shareholders or equity holders of the transferor entity; (v) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (vi) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual; (vii) in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement; (viii) in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (ix) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (viii); (x) in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (xi) transfers of any shares of the SPAC Common Stock or other securities acquired as part of the PIPE Investment or issued in exchange for, or on conversion of or exercise of, any securities issued as part of the PIPE Investment; (xii) the exercise of any options or warrants to purchase SPAC Common Stock or the vesting of stock awards of SPAC Common Stock and any related transfer of shares of SPAC Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or to satisfy tax withholding obligations pursuant to SPAC or SPAC’s subsidiaries’ equity incentive plans or arrangements due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of the shares of SPAC Common Stock subject to such options, warrants or stock awards, it being understood that all shares of SPAC Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period; (xiii) Transfers to SPAC pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by SPAC or forfeiture of SPAC Common Stock owned by a SPAC Stockholder or other securities convertible into or exercisable or exchangeable for SPAC Common Stock in connection with the termination of such SPAC Stockholder’s service to SPAC; (xiv) the entry, by a SPAC Stockholder, at any time after the Closing, if then permitted by SPAC, of any trading plan providing for the sale of SPAC Common Stock by the SPAC Stockholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that if (A) such plan does not provide for, or permit, the sale of any SPAC Common Stock during the Lock-Up Period and (B)(x) no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the SPAC Stockholder or SPAC regarding such plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such plan during the Lock-Up Period; and (xv) Transfers to satisfy any U.S. federal, state, or local income tax obligations of the SPAC Stockholder (or its direct or indirect owners) arising from a change in the Code or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the Transactions.

3

(c)                Notwithstanding the foregoing, in the case of clauses (i) through (x) of Section 1.2(b), a Transfer shall only be deemed a “Permitted Transfer” if (A) such Insider has provided prior written notice to SPAC of such Transfer, and (B) such transferee enters into a written agreement with SPAC assuming all of the obligations under this Agreement with respect to such Lock-Up Shares and subjecting itself to the restrictions set forth in this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the transferor SPAC Stockholder that acquired SPAC Common Stock directly from SPAC and not to the immediate family of the transferee). For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of such Insider; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Any Transfer that does not comply with the provisions of this Section 1.2 shall be null and void. No Transfer permitted under this Section 1.2 shall relieve any Insider of its obligations under this Agreement.

(d)                Notwithstanding the other provisions set forth in this Agreement, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend, or repeal the restrictions on transfer set forth in Section 1.2. If, pursuant to the SPAC Bylaws Upon Domestication, the board of directors of SPAC (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof), in its sole discretion, determines to waive, amend, or repeal the restrictions on transfer applicable to any holder of SPAC Common Stock pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, such discretionary waiver or termination shall apply to the Insiders in the same proportion that the number of shares of SPAC Common Stock (or shares issued on the exercise, exchange or conversion of SPAC Common Stock, as applicable) held by such holder of SPAC Common Stock whose restrictions are terminated or waived bears to the total number of shares of SPAC Common Stock (or such other shares) then held by such holder (a “Pro-Rata Release”). A Pro-rata Release shall not be applied or required (i) to the extent that the restrictions on transfer set forth in Section 7.5 of the SPAC Bylaws Upon Domestication are not applicable to a holder of SPAC Common Stock that is not an affiliate of the SPAC or the Company pursuant to Section 7.5(d) of the SPAC Bylaws Upon Domestication, (ii) in the event the board of directors of SPAC (or, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) determines to waive, amend, or repeal the restrictions set forth in Section 7.5 of the SPAC Bylaws Upon Domestication solely for the purposes of complying with the Market Value of Unrestricted Publicly Held Shares (as such terms are defined in Listing Rule 5005 of the Nasdaq Stock Market LLC or any successor rule) requirement for initial or continued listing on the tier of The Nasdaq Stock Market LLC on which the SPAC Common Stock is then listed or proposed to be listed or to comply with SPAC’s obligations under the PIPE Subscription Agreements, or (iii) in the case of an early release of any holder of SPAC Common Stock from the restrictions described in Section 7.5 of the SPAC Bylaws Upon Domestication if such early release is made due to circumstances of an emergency or hardship, as determined by the board of directors of SPAC or any duly authorized committee thereof in its sole judgment.

Section 1.3               Working Capital Loans. Immediately prior to the First Effective Time, Sponsor shall, if it so elects, convert up to $1,500,000 of the aggregate amount outstanding under all Working Capital Loans into Cayman SPAC Warrants (“Working Capital Warrants”) in accordance with the terms thereof.

Section 1.4               Forfeiture. Sponsor agrees that, promptly following and subject to the occurrence of the Closing, (a) 2,786,867 issued and outstanding Domesticated SPAC Warrants, and (b) a number of outstanding Domesticated SPAC Warrants equal to fifty percent (50%) of the Domesticated SPAC Warrants resulting from the domestication of the Working Capital Warrants, shall be forfeited by Sponsor and reserved by SPAC for the issuance of a corresponding number of stock options to purchase shares of SPAC Common Stock to certain service providers of the Surviving Entity pursuant to and in accordance with the Equity Incentive Plan; provided, that any Domesticated SPAC Warrants referenced in this clause (b) that remain unallocated immediately following the Closing shall be retained and not forfeited by the Sponsor.

4

Section 1.5               Forfeiture and Issuance of Sponsor Shares and Warrants.

(a)                Promptly following and subject to the occurrence of the Closing, (i) Sponsor shall forfeit 3,500,000 issued and outstanding shares of SPAC Common Stock owned by Sponsor immediately following the Closing, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration, an equal number of shares of SPAC Common Stock to Persons designated by New ZincFive in its sole discretion.

(b)                Promptly following and subject to the occurrence of the Closing, Sponsor shall (i) forfeit (x) 922,078 issued and outstanding shares of SPAC Common Stock and (y) 1,458,400 issued and outstanding Domesticated SPAC Warrants owned by the Sponsor immediately following the Closing, free and clear of all Liens, and (ii) New ZincFive shall issue, free and clear of all Liens and for no additional consideration (A) 922,078 shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (collectively, the “Bridge Investor Shares”) and (B) 1,458,400 warrants to purchase shares of SPAC Common Stock to certain Bridge Investors or their designated affiliates or assignees (the “Bridge Investor Warrants”), which Bridge Investor Warrants shall be subject to the same terms and conditions (including, without limitation, exercise price) as the forfeited Domesticated SPAC Warrants.

Section 1.6               New Securities. If: (a) any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants (including any Working Capital Warrants), Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC are issued to an Insider after the Effective Date pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of or similar transaction with respect to, on or affecting the SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock owned by the Insiders; (b) such Insider purchases or otherwise acquires beneficial ownership of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date; or (c) such Insider acquires the right to vote or share in the voting of any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, shares of SPAC Common Stock or other equity securities of SPAC after the Effective Date (any such SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares, Cayman SPAC Warrants, Domesticated SPAC Warrants, shares of SPAC Common Stock or other equity securities of SPAC, collectively, the “New Securities”), then such New Securities acquired or purchased by such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Insider as of the Effective Date.

Section 1.7               Closing Date Deliverables. On the Closing Date, each Insider shall deliver to SPAC and the Company a duly executed copy of the A&R Registration Rights Agreement.

Section 1.8               Agreements.

(a)                In all circumstances in which the vote, consent or other approval of the SPAC Stockholders is sought, each Insider shall: (i) appear at each such meeting, in person or by proxy, or otherwise cause all of such Insider’s Subject Securities that are entitled to vote to be counted as present at such meeting for purposes of calculating a quorum; and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of such Insider’s Subject Securities that are entitled to vote:

(A)              in favor of the SPAC Stockholder Matters;

(B)              against any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions);

5

(C)              against any merger agreement or merger (other than the Merger Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(D)              against any change in the business, management or board of directors of SPAC (other than in connection with the Transactions or pursuant to the Merger Agreement or the documents ancillary to the Transactions (each, an “Ancillary Document”)); and

(E)               against any proposal, action or agreement that would: (I) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions; (II) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement; (III) result in any of the conditions set forth in Article 10 (Conditions to Obligations) of the Merger Agreement not being fulfilled; (IV) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Insider contained in this Agreement; or (V) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Such Insider shall not commit or agree to take any action inconsistent with the foregoing in its capacity as a SPAC Stockholder.

(b)                Notwithstanding anything to the contrary in this Agreement, if at any time following the Effective Date and prior to the termination of the Merger Agreement, the board of directors of SPAC effects a Modification of Recommendation, then the obligations of each Insider to vote or consent in accordance with Section 1.8(a) shall automatically be deemed to be modified such that, from and after the occurrence of such Modification of Recommendation, such Insider shall vote or provide consent in respect of its SPAC Class B Ordinary Shares in the same proportion to the votes cast or consent provided, as applicable, by the holders of SPAC Class A Ordinary Shares.

Section 1.9               No Challenges. Each Insider agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, the Company or any of their respective successors or directors: (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict the ability of such Insider to enforce its rights under this Agreement or any other Ancillary Document to which it is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party to this Agreement or such other Ancillary Document, including by commencing any action in connection with this Agreement or any other Ancillary Document.

Section 1.10            Further Assurances. Each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and the Transactions on the terms and subject to the conditions set forth in the Merger Agreement.

Section 1.11            No Inconsistent Agreement. Each Insider represents and covenants that it has not, in such Person’s capacity as a shareholder of SPAC, entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations under this Agreement.

6

Section 1.12           Conversion of SPAC Class B Ordinary Shares. Immediately prior to the Domestication, each Insider irrevocably elects, in accordance with the amended and restated memorandum and articles of association of SPAC (as may be amended from time to time, the “Articles”), to convert each SPAC Class B Ordinary Share held by such Insider into one SPAC Class A Ordinary Share on a one-for-one basis and shall take all actions and execute and deliver all instruments reasonably necessary or advisable to effect such conversion.

Section 1.13            Waiver of Anti-Dilution Provision and Class Consent. Subject to the consummation of the Transactions, each Insider waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by law and the Articles, all anti-dilution rights that would otherwise result in SPAC Class B Ordinary Shares held by such Insider converting into SPAC Class A Ordinary Shares on a greater than one-for-one basis in connection with the Transactions. Without limiting the foregoing, each Insider holding SPAC Class B Ordinary Shares shall, promptly upon request by SPAC or the Company, execute and deliver a written consent, or attend and vote at any separate class meeting of the holders of SPAC Class B Ordinary Shares, approving, consenting to and, to the extent applicable, waiving any variation of the rights attaching to the SPAC Class B Ordinary Shares arising from the conversion of the SPAC Class B Ordinary Shares into SPAC Class A Ordinary Shares on a one-for-one basis immediately prior to the Domestication rather than in accordance with any adjustment that would otherwise apply under Article 15 of the Articles, in each case in accordance with Article 20 of the Articles (the “Class B Consent”). The waiver specified in this Section 1.13 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and any SPAC Class A Ordinary Shares, shares of SPAC Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement. If the Merger Agreement shall be terminated for any reason, the foregoing waiver shall be void and of no force and effect.

Section 1.14            Insider Indemnity. For a period of six years after the Closing Date, the SPAC will indemnify, exonerate and hold harmless each Insider and such Person’s respective members, partners, managers and officers from and against all third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection with such third-party actions, causes of action, suits, claims, liabilities, losses, damages and costs (including reasonable attorneys’ fees and expenses) (“Indemnified Liabilities”) incurred by the Insider on or after the date of this Agreement, arising out of any third-party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim arising from or relating to this Agreement, the entry by the Insider into this Agreement, and the compliance with the Insider’s obligations in this Agreement, in any such case, that names the Insider as a defendant (or co-defendant) (in each case to the extent that such indemnification, exoneration and hold harmless obligations with respect to such matters are not expressly covered by a separate written agreement between SPAC and the applicable Insider). The preceding sentence shall not apply to: (a) any Indemnified Liabilities to the extent arising out of any breach by the Insider or such Person’s members, managers and officers of this Agreement or any other agreement between the Insider or such Person’s members, managers and officers, on the one hand, and the SPAC or any of its subsidiaries, on the other hand; or (b) the willful misconduct, gross negligence or fraud of the Insider or such Person’s members, managers and officers.

Section 1.15            Tax Treatment. The parties hereto agree that any forfeiture of any Domesticated SPAC Warrants by the Sponsor pursuant to Section 1.4 shall be treated as a capital contribution within the meaning of Section 118(a) of the Internal Revenue Code of 1986, as amended, for all U.S. federal income (and all applicable U.S. state and local income) tax purposes. The parties hereto shall file all tax returns consistent with the foregoing treatment, except to the extent otherwise required by applicable law.

7

Section 1.16            Amendment to Letter Agreement. The SPAC, the Insiders and the Non-Shareholder Insider, hereby agree, effective immediately prior to the First Effective Time, to amend Section 5 of the Letter Agreement by deleting the second sentence in Section 5 of the Letter Agreement. As a result, effective immediately prior to the First Effective Time, the Sponsor shall not be obligated to surrender any SPAC Class B Ordinary Shares (or SPAC Class A Ordinary Shares issued upon conversion of SPAC Class B Ordinary Shares) if the Forward Purchaser (as defined in the Letter Agreement) does not purchase $115,000,000 worth of securities in accordance with that certain forward purchase agreement, dated as of October 5, 2023, by and between the SPAC and the Forward Purchaser. If the Merger Agreement shall be terminated for any reason, such amendment shall be void and of no force and effect. Except as specifically set forth in this Section 1.16, all of the terms and provisions of the Letter Agreement shall remain in full force and effect, and the SPAC, the Insiders and the Non-Shareholder Insider shall continue to be bound by such terms and provisions.

Section 1.17            Indemnification.

(a)                The Company hereby agrees to hold harmless and indemnify each of (i) SPAC, (ii) Sponsor, and Sponsor’s direct and indirect equityholders and (iii) any of the foregoing’s respective Affiliates and Representatives (collectively, the “Indemnified Parties”), from and against all Damages incurred by the Indemnified Parties in connection with, arising out of, or resulting from (x) the SilverBox Note or (y) any Action involving any other Person related to the Company’s breach of the SilverBox Note, in each case whether such Damages accrue prior to or after the date hereof (the “Indemnifiable Matters”). “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees, accounting fees and expert fees), interest, charge or cost (including costs of investigation, defense, or settlement of any of the foregoing) or any expense of any nature. “SilverBox Note” means that certain Convertible Promissory Note by and between the Company and Boxwood Holdings V LLC, an Affiliate of SilverBox Corp V, dated as of February 17, 2026, with a principal amount of $10,000,000. “SilverBox Parties” means Boxwood Holdings V LLC, SilverBox Corp V, and their respective Affiliates.

(b)                Notwithstanding anything in this Section 1.17 to the contrary, the Company’s maximum aggregate liability under clause (a) shall not exceed the amounts due and payable to the SilverBox Parties under the SilverBox Note plus the amount of any attorney’s fees incurred by the Indemnified Parties in connection with the foregoing. To the extent the Indemnified Parties pay or are otherwise liable for any out of pocket costs or expenses in connection with the Indemnifiable Matters, the Company shall promptly, and in any event within two (2) Business Days’ after receipt of prior written notice from SPAC, pay or advance immediately available funds to the applicable Indemnified Party in an amount reasonably determined by such Indemnified Party necessary to satisfy all such costs and expenses. The Indemnified Parties shall not be entitled to recover more than once for the same Damages. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages for which indemnification may be sought under this Section 1.17 upon becoming aware of any event or circumstance that gives rise to, or could reasonably be expected to give rise to, such Damages.

(c)                The Company’s indemnification and reimbursement obligations set forth under clauses (a) and (b), respectively, shall (i) survive the Closing and (ii) notwithstanding the foregoing clause (i), terminate upon the payment and satisfaction in full of amounts due and payable, and the satisfaction of the Company’s obligations, to the SilverBox Parties under the SilverBox Note. Except for any right to seek specific performance or injunctive relief pursuant to Section 3.6, the rights to indemnification under this Section 1.17 shall be the Indemnified Parties’ sole and exclusive remedy under this Agreement for all Damages relating to the Indemnifiable Matters. For the avoidance of doubt, each Indemnified Party shall be deemed a third party beneficiary of the terms hereof with direct rights of enforcement against the Company.

8

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1               Representations and Warranties of the Insiders. Each Insider represents and warrants as of the Effective Date to SPAC as follows:

(a)                Organization; Good Standing. If the Insider is an entity, the Insider is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Insider is incorporated, formed or organized.

(b)                Power; Due Authorization. If the Insider is an entity, the Insider has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Insider is a natural person, the Insider has full power and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Insider and, assuming the due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Insider. Except as enforceability may be limited by the Enforceability Exceptions, this Agreement is enforceable against such Insider in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Insider.

(c)                Ownership. Such Insider is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities. There exist no Liens or any other limitations or restrictions affecting any such Subject Securities, other than Liens pursuant to: (i) this Agreement; (ii) SPAC’s Organizational Documents; (iii) the Merger Agreement; (iv) if the Insider is an entity, such Insider’s Organizational Documents; (v) agreements between the Insider and the Insider’s members or Affiliates, as applicable; or (vi) any applicable securities Laws. Such Insider’s Subject Securities are the only equity securities of SPAC owned of record or beneficially by the Insider on the Effective Date. Except as provided under this Agreement, none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities. Other than the Cayman SPAC Warrants held by the Insider, such Insider does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(d)                No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its obligations under this Agreement will not (i) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider), other than the Class B Consent, (ii) contravene or conflict with or result in a violation of any provision of any Law or Governmental Order binding upon or applicable to such Insider or any of its properties or assets, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such Insider is a party, or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Securities, except in the case of each of clauses (i) through (iv), that would not prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

9

(e)                Litigation. There are no Actions pending against such Insider, or, to the knowledge of such Insider, threatened against such Insider, before (or, in the case of threatened Action, that would be before) any arbitrator or any Governmental Authority, that in any manner challenge or seek to prevent, enjoin or materially delay the performance by such Insider of its obligations under this Agreement.

(f)                 Brokerage Fees. Except as set forth in Section 6.08 (Brokers Fees) of the SPAC Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Insider, for which SPAC or any of such Person’s Affiliates may become liable.

(g)                Acknowledgement. Such Insider understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon such Insider’s execution and delivery of this Agreement.

Article III
MISCELLANEOUS

Section 3.1               Termination. This Agreement and all of its provisions (other than those provisions that expressly set forth a survival period, each of which shall survive in accordance with the survival period specified therein) shall terminate and be of no further force or effect upon the earliest of: (a) the termination of the Merger Agreement if the Closing does not occur; (b) the liquidation of the SPAC; and (c) the written agreement of the Insiders, SPAC and the Company. Upon such termination of this Agreement: (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement; and (ii) no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement.

Section 3.2               No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the parties to this Agreement. No claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement shall be asserted against any Non-Party Affiliate. Except to the extent liable in such Person’s capacity as a party to this Agreement, no Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation of this Agreement or its subject matter, or the transactions contemplated by this Agreement, including: (a) with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement; (b) in respect of any written or oral representations made or alleged to be made in connection with this Agreement; (c) as expressly provided in this Agreement; or (d) for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation of this Agreement or the transactions contemplated by this Agreement. “Non-Party Affiliate” means: (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of each of the Company, SPAC, or the Insiders; and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i) (other than the parties to this Agreement).

Section 3.3               Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) each Insider does not make any agreement or understanding in this Agreement in any capacity other than in its capacity as a record holder and beneficial owner of such Person’s respective Subject Securities; and (b) nothing in this Agreement will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by each Insider or any representative of each Insider in its capacity as a member of the board of directors (or other similar governing body) of SPAC or as an officer, employee or fiduciary of SPAC or an Affiliate of SPAC.

10

Section 3.4               Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent to SPAC in accordance with Section 12.02 (Notices) of the Merger Agreement and to each Insider at the address set forth below (or at such other address for a party as shall be specified by like notice). All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsor or any other Insider:

c/o Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn: James Rhee, Kurtis Jang

Email: [***], [***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Andrew Hoffman, Austin March, Ethan Lutske, and Kenji Strait

Email: [***], [***], [***], [***]

Section 3.5               Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned (including by operation of law) without the prior written consent of the parties to this Agreement. Any assignment without such consent shall be null and void.

Section 3.6               Specific Performance. The parties to this Agreement acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. In addition to any other remedy to which such party is entitled at law or in equity, the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such action.

Section 3.7               Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Insiders and the Company.

Section 3.8               Miscellaneous. Sections 12.01 (Waiver), 12.06 (Governing Law), 12.07 (Captions; Counterparts), 12.09 (Entire Agreement), 12.11 (Severability) and 12.12 (Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are each incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

11

Section 3.9               Disclosure. Each Insider authorizes SPAC and the Company to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Insider’s identity and ownership of the Subject Securities, the nature of such Insider’s obligations under this Agreement and a copy of this Agreement, if reasonably deemed appropriate by SPAC and the Company. Each Insider will promptly provide any information reasonably requested in writing by SPAC or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

(The remainder of this page is intentionally blank.)

12

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SPARK I ACQUISITION CORPORATION

By:
Name:	James Rhee
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SLG SPAC FUND LLC

By:
Name:	Bernard Moon
Title:	Managing Member

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

ZINCFIVE, INC.

By:
Name:	Tod Higinbotham
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JAMES RHEE

By:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

KURTIS JANG

By:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CUONG VIET DO

By:

Signature Page to Sponsor Agreement

 IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

SHIN-BAE KIM

By:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

WILLY LAN

By:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

TONY LING

By:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

CATHERINE MOHR

By:

Signature Page to Sponsor Agreement

IN WITNESS WHEREOF, solely for purposes of Section 1.16 of this Agreement, the undersigned has caused this Agreement to be duly executed on such Person’s behalf as of the date first written above.

JIMMY (HO MIN) KIM

By:

Signature Page to Sponsor Agreement

SCHEDULE I

Subject Securities

	SPAC Class A Ordinary Shares	SPAC Class B Ordinary Shares	Cayman SPAC Warrants
SLG SPAC Fund LLC	4,000,000	1,572,078	8,490,535
James Rhee	-	250,000	-
Kurtis Jang	-	100,000	-
Cuong Viet Do	-	100,000	-
Shin-Bae Kim	-	100,000	-
Willy Lan	-	100,000	-
Tony Ling	-	100,000	-
Catherine Mohr	-	100,000	-

Schedule I to Sponsor Agreement

SCHEDULE II

Non-Shareholder Insider

Jimmy (Ho Min) Kim

Schedule II to Sponsor Agreement

Exhibit D

STOCKHOLDER VOTING AND SUPPORT AGREEMENT

This Stockholder Voting and Support Agreement (this “Agreement”) is dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation) (“Acquiror”), the Person set forth on the signature page hereto (the “Company Stockholder”), and ZincFive, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of such classes or series of Company Stock as are indicated opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Company Stock, together with (i) any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below) and (ii) securities convertible into Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“Merger Sub I”), Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Merger Sub II” and together with Merger Sub I, “Merger Subs”) and the Company, have entered into an Agreement and Plan of Merger and Reorganization (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof;

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, prior to Closing, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Cayman Companies Act (as revised) (the “Domestication”);

WHEREAS, pursuant to the terms of the Merger Agreement, among other transactions, following the Domestication (i) Merger Sub I will merge with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation” and such merger, the “First Merger”) and immediately following the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Surviving Entity” and such second merger, the “Second Merger” and together with the First Merger, the “Mergers”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement, the Transaction Agreements and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
STOCKHOLDER VOTING AND SUPPORT AGREEMENT; COVENANTS

Section 1.1            Binding Effect of Merger Agreement. The Company Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with 9.04(a) (Exclusivity) and Sections 9.06(b) (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) the first reference to the “Company” contained in each sentence of Section 9.04(a) of the Merger Agreement and the first reference to the Company contained in section 9.06(b) also referred to the Company Stockholder.

Section 1.2             No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the First Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.01 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, encumber, assign or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect a Transfer; provided, however, that the foregoing shall not prohibit Transfers between the Company Stockholder and any Affiliate of the Company Stockholder, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate executes and delivers to Acquiror a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the Company Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Company Stockholder’s Subject Shares shall be null and void.

Section 1.3             New Shares. In the event that after the date hereof but prior to the Expiration Time (a) any Subject Shares are issued to the Company Stockholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares, exercise of Company Options, exercise of Company Warrants, conversion of Company Preferred Stock or otherwise, (b) the Company Stockholder purchases or otherwise acquires beneficial ownership of any Subject Shares, or (c) the Company Stockholder acquires the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4             Company Stockholder Agreements.

(a)          Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, (x) at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and (y) in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken in respect of or as contemplated by the Merger Agreement, the Transaction Agreements or the Transactions and delivered or otherwise made available to stockholders of the Company, the Company Stockholder shall, (X) if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and (Y) the Company Stockholder shall vote or provide written consent (or cause to be voted or consent provided), as applicable, in person or by proxy, all of its Subject Shares (to the extent such Subject Shares are entitled to vote on or provide consent with respect to such matter):

(i)      to approve and adopt the Merger Agreement, the other Transaction Agreements and the Transactions (and any actions necessary or reasonably requested in furtherance thereof), including by executing and delivering to the Company (for delivery to Acquiror), within forty-eight (48) hours following the Proxy Clearance Date, the Written Consent (in substantially the form attached Exhibit L to the Merger Agreement);

2

(ii)      to exercise the drag-along rights, if applicable to the Merger, set forth in Section 3 of the Voting Agreement (as defined below);

(iii)    in any other circumstances upon which a consent, waiver or other approval is required under the Company Stockholder Agreements or under any agreements between the Company and its stockholders or otherwise sought with respect to the Merger Agreement, the Transaction Agreements or the Transactions, to vote, consent, waive or approve (or cause to be voted, consented, waived or approved) all of the Company Stockholder’s Subject Shares held at such time in favor thereof (to the extent such Subject Shares are entitled to vote on or provide consent, waiver or approval with respect to such matter);

(iv)    against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(v)     against any change in the business, management or board of directors of the Company that would or would reasonably be expected to adversely affect the ability of the Company to consummate the Transactions; and

(vi)     against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, including the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article 10 of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock or securities convertible into capital stock of, the Company.

The Company Stockholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)         For the avoidance of doubt, nothing in this Agreement shall require the Company Stockholder to vote in any manner with respect to any amendment to the Merger Agreement in a manner that decreases the Per Common Share Merger Consideration, changes the form of the Per Common Share Merger Consideration or is materially adverse to the Company Stockholder or the Company’s Stockholders generally. Except as expressly set forth in this Article I, the Company Stockholder shall not be restricted from voting in any manner with respect to any other matters presented or submitted to the stockholders of the Company.

3

Section 1.5             Related Party Agreements. The Company Stockholder, severally and not jointly, hereby agrees and consents to the termination of all related party Contracts to which the Company Stockholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, the Company’s Subsidiaries or Acquiror, including those certain agreements set forth on Schedule II hereto, as applicable.

Section 1.6             Registration Rights Agreement. The Company Stockholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the A&R Registration Rights Agreement substantially in the form attached as Exhibit F to the Merger Agreement.

Section 1.7             Company Warrants. To the extent the Company Stockholder is a holder of Company Warrants that would not either automatically expire worthless or be exercised or otherwise exchanged in full in accordance with its terms by virtue of the occurrence of the First Merger, the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the First Effective Time, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, to have each such Company Warrant be exercised in full for the applicable shares of Company Stock immediately prior to the First Effective Time, and to the extent applicable, any Company Stock issued or issuable upon exercise of such Company Warrant shall be treated as being issued and outstanding immediately prior to the First Effective Time and, pursuant to the Merger Agreement, shall be canceled and converted into the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock held by such Company stockholder.

Section 1.8             Company Preferred Stock. To the extent the Company Stockholder is a holder of shares of Company Preferred Stock (other than Company Series F Stock), the Company Stockholder hereby agrees, acknowledges and consents, immediately prior to the Closing and subject to the consummation of the Mergers, and without any further action on the part of the Company Stockholder, the Company or any other stockholder of the Company, (a) to have each share of Company Preferred Stock (other than Company Series F Stock) convert automatically into shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Article FOURTH, Part B, Section 4.1.1 of the Company Certificate of Incorporation in accordance with Article FOURTH, Part B, Section 5.1 of the Company Certificate of Incorporation and (b) hereby specifies, pursuant to Article FOURTH, Part B, Section 5.1(c) of the Company Certificate of Incorporation, that the Mandatory Conversion Time (as defined in the Company Certificate of Incorporation) shall be such time as is immediately prior to Closing, but contingent upon the occurrence of the Closing, and that all then-outstanding shares of Company Preferred Stock (other than Company Series F Stock) shall automatically convert at such time (the “Conversion of Securities”).

Section 1.9             Merger Agreement. To the extent the Company Stockholder is a holder of shares of Company Series F Stock, the Company Stockholder hereby consents to the Company entering into the Merger Agreement and the Transactions for all purposes of the Company Certificate of Incorporation, including, without limitation, Article FOURTH, Part B, Section 3.3.1 thereof.

Section 1.10          Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company to support the Merger, the Conversion of Securities, the exercise of Company Warrants, the Merger Agreement, any other Transaction Agreements and any of the Transactions, including, without limitation, (i) any applicable Transaction Agreements (including, without limitation and to the extent applicable, the A&R Registration Rights Agreement), (ii) any additional instrument of conversion required to effect the Conversion of Securities (or other similar documentation reasonably requested by Acquiror or the Company), (iii) any actions contemplated by the Written Consent presented to the Company Stockholder, and (iv) any applicable customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

4

Section 1.11           No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and, prior to the Expiration Time, shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.12          Waiver of Notice Rights. The Company Stockholder hereby waives any and all notice rights with respect to the Transactions under the Company Stockholder Agreements.

Section 1.13           Waiver of Dissenters’ Rights. The Company Stockholder agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law, including pursuant to the DGCL, at any time with respect to the Merger Agreement, the other Transaction Agreements and the Transactions.

Section 1.14           No Challenges. The Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Subs, the Company or any of their respective successors, assigns or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other Transaction Agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive its portion of the Per Common Share Merger Consideration as provided in the Merger Agreement.

Section 1.15           Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror), as required by applicable securities Laws, of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1             Representations and Warranties of the Company Stockholders. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly, and solely with respect to itself, himself or herself and not with respect to any other Company Stockholder) as follows:

(a)         Organization; Due Authorization. If the Company Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

5

(b)         Ownership. The Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company Certificate of Incorporation, (iii) the other Company Stockholder Agreements; (iv) the Merger Agreement, (v) the bylaws of the Company; or (vi) any applicable Securities Laws. The Company Stockholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by the Company Stockholder on the date of this Agreement, and none of the Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares other than as set forth hereunder and in the Company’s Amended and Restated Voting Agreement, dated as of October 16, 2025 by and among the Company and certain Holders (the “Voting Agreement”). Other than as set forth on Schedule I, the Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(c)         No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder; (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Company Stockholder or the Company Stockholder’s Subject Shares); (iii) result in a violation of applicable Law applicable to the Company Stockholder; or (iv) result in the creation or imposition of any Lien on the Subject Shares, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(d)         Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges the beneficial or record ownership of the Subject Shares, the validity of this Agreement, or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of its, his or her obligations under this Agreement.

(e)         Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

6

(f)          Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its Affiliates may become liable, other than Cantor Fitzgerald & Co. and Chardan Capital Markets, LLC.

(g)         Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1             Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2             Governing Law. This Agreement, and all claims or causes of Action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (except that the Cayman Company Act shall apply to the Domestication and any claims related to internal affairs of Acquiror prior to the Domestication).

Section 3.3             Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

7

Section 3.4             Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of all of the other parties hereto.

Section 3.5             Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6             Amendment; Waiver. This Agreement or any provision hereof may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and, to the extent such amendment, supplement, modification or waiver is materially adverse to the Company Stockholder, the Company Stockholder.

Section 3.7             Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, and the parties hereto shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. To the extent necessary, the parties hereto shall amend or otherwise modify this Agreement to replace any provision that is held invalid, illegal, or unenforceable with a valid and enforceable provision that gives effect to the intent of the Parties. Without limiting the foregoing, if any covenant of the Company Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Company Stockholder.

8

Section 3.8             Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:

Spark I Acquisition Corporation

3790 El Camino Real, Unit 570

Palo Alto, California 94306

Attn:       James Rhee

Kurtis Jang

Email:      [***]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn:       Andrew Hoffman

Austin March

Ethan Lutske

Kenji Strait

Email:	[***]

If to the Company:

ZincFive, Inc.

20170 SW 112th Ave

Tualatin, Oregon 97062
Attn:       Tod Higinbotham, CEO
Email:     [***]

with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:       Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:     [***]

If to the Company Stockholder:

To the Company Stockholder’s address set forth on the signature page hereto with a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

Attn:       Garth Osterman

Yvan-Claude Pierre

Peter Byrne

Email:     [***]

9

Section 3.9             Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10          Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

10

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Voting and Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[STOCKHOLDER]

By:
Name:
Address:

[Signature Page to Stockholder Voting and Support Agreement]

ACQUIROR:

SPARK I ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Stockholder Voting and Support Agreement]

COMPANY:

ZINCFIVE, INC.

By:
Name:
Title:

[Signature Page to Stockholder Voting and Support Agreement]

Schedule I

Company Stockholder Subject Shares

Company Stockholder
Shares of Common Stock
Shares of Series A Preferred Stock
Shares of Series B Preferred Stock
Shares of Series C Preferred Stock
Shares of Series D Preferred Stock
Shares of Series E Preferred Stock
Shares of Series F Preferred Stock
Shares of Series F-1 Preferred Stock
Shares of Series F-2 Preferred Stock
Shares of Series F-3-A Preferred Stock
Shares of Series F-3-B Preferred Stock
Shares of Series F-3-C Preferred Stock
Shares of Series F-3-D Preferred Stock
Shares of Series F-3-W Preferred Stock
Rights to Acquire Equity Securities
Notice Information

[Schedule I to Stockholder Voting and Support Agreement]

Schedule II

Affiliate Arrangements

[Schedule II to Stockholder Voting and Support Agreement]

Annex A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholder Voting and Support Agreement, dated as of [●], 2026 (as amended, supplemented or otherwise modified from time to time, the “Support Agreement”), by and among Spark I Acquisition Corporation, a Cayman Islands exempted company limited by shares (which shall transfer by way of continuation and domesticate as a Delaware corporation), ZincFive, Inc., a Delaware corporation, and [_________]. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and the “Company Stockholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of the Company Stockholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●], 2026

By:
Name:
Title:

Address for Notices:

With copies to:

Exhibit E

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 2026, is made and entered into by and among ZincFive, Inc., a Delaware corporation (formerly known as Spark I Acquisition Corporation, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), SLG SPAC Fund LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto under “Other Sponsor Holders” (such members, together with the Sponsor, the “Sponsor Holders”), each of the undersigned parties listed on the signature page hereto under “PIPE Holders” (the “PIPE Holders”), each of the undersigned parties listed on the signature page hereto under “ZincFive Holders” (the “ZincFive Holders” and each such party, together with the Sponsor and the Sponsor Holders, the PIPE Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 5, 2023 (the “Original RRA”);

WHEREAS, the Company is party to that certain Agreement and Plan of Merger and Reorganization, dated as of [___], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and ZincFive, Inc., a Delaware corporation (“Legacy ZincFive”), pursuant to which the parties to the Business Combination Agreement undertook the transactions described in the Business Combination Agreement (the “Business Combination”);

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (as revised) of the Cayman Islands (the “Domestication”);

WHEREAS, on the date hereof, in connection with the Closing of the Business Combination, the Company issued [___] shares of 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) and warrants to purchase an aggregate of [___] shares of Common Stock (subject to adjustment) (the “Series A Investor Warrants”) to the PIPE Holders pursuant to that certain Securities Purchase Agreement, dated as of [___], 2026 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “PIPE Purchase Agreement”);

WHEREAS, on the date hereof, following the Closing of the Business Combination, the Holders own shares of Common Stock, Warrants (as defined below), Series A Preferred Stock and/or Series A Investor Warrants;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Blackout Period” shall have the meaning given in Section 2.1.1 hereto.

“Blackout Period Payment Date” shall have the meaning given in Section 2.1.1 hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall mean common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“DTC” means the Depository Trust Company.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Effectiveness Failure” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Floor Price” shall mean $5.00.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi- governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.

“In-Kind Distribution” has the meaning given in Section 5.14.

“Joinder” shall have the meaning given in Section 5.11.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy ZincFive” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the ZincFive Holder Lock-Up Agreement and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holders and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the ZincFive Holders and their respective Permitted Transferees, the lock- up period specified with respect to a party in the ZincFive Holder Lock-Up Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Payment Date” shall have the meaning given in Section 2.1.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“PIPE Transferees” shall mean persons to whom a PIPE Holder of Registrable Securities (or its transferee) transfers its Registrable Securities.

“PIPE Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (i) any outstanding shares of Common Stock held by a Holder immediately following the Closing, (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder immediately following the Closing, (iii) any outstanding shares of Common Stock or any other equity security of the Company held by or issuable to a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (iv) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii) or (iii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold by a Holder without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements applicable to such Holder); and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration, listing and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock or Warrants are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses or costs associated with any annual, quarterly or special audit required and the delivery of any opinions or comfort letters expenses of any annual audit or quarterly review); and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Series A Investor Warrants” shall have the meaning given in the Recitals hereto.

“Series A Preferred Stock” shall have the meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” means the Sponsor Agreement, dated [___], 2026, entered into by the Company and the Sponsor Holders.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Warrants” means the Domesticated SPAC Warrants (as defined in the Business Combination Agreement).

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“ZincFive Holders” shall have the meaning given in the Preamble hereto.

“ZincFive Holders Lock-Up Agreement” means the lock-up agreement, dated [___], 2026, entered into by the Company and the ZincFive Holders.

ARTICLE II
REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall, subject to Section 3.4, submit or file with the Commission (at the Company’s sole cost and expense) within five (5) days of the Closing Date (the “Filing Deadline”) a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) business days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing (without giving effect to any limitations on conversion or exercise) and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 45th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) calendar day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3. If a Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Company will make pro rata payments to each PIPE Holder, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities. Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. Such payments shall be made to each PIPE Holder in cash no later than ten (10) Business Days after the end of each such 30-day period (the “Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Payment Date until such amount is paid in full. If (i) a Registration Statement covering the Registrable Securities has not become effective on or prior to the Effectiveness Deadline or (ii) after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including without limitation by reason of a stop order, or the Company’s failure to update such Registration Statement) (an “Effectiveness Failure”), then the Company will make pro rata payments to each PIPE Holder then holding Registrable Securities, as liquidated damages and not as a penalty, in an amount equal to 3% of the aggregate amount paid pursuant to the PIPE Purchase Agreement by such PIPE Holder for such Registrable Securities then held by such PIPE Holder for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective (the “Blackout Period”). Such payments shall constitute the PIPE Holders’ exclusive monetary remedy for such events, but shall not affect the right of the PIPE Holders to seek injunctive relief. The amounts payable as liquidated damages pursuant to this paragraph shall be paid in cash no later than ten (10) Business Days after each such 30-day period following the commencement of the Blackout Period until the termination of the Blackout Period (the “Blackout Period Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that are not paid by the Blackout Period Payment Date until such amount is paid in full. Notwithstanding the foregoing, after the date that is 180 days following the initial effectiveness date of the first Registration Statement, it shall not be an Effectiveness Failure if sales cannot be made pursuant to such Registration Statement during any period of unavailability permitted by Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and taking into account payment-in-kind dividends for at least three years from the date of such submission or filing and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then- available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively, (ii) the ZincFive Holders, collectively, and (iii) the PIPE Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of securityholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2 and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) if the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities or in such other proportions as shall mutually be agreed to among the Demanding Holders and the Requesting Holders; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted by such lock-up agreement or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, either (x) with an anticipated aggregate offering price reasonably expected to be at least $25 million or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, (ii) the ZincFive Holders, as a group, and (iii) the PIPE Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6 Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the ZincFive Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within one (1) trading day of any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within one (1) trading day of any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as (a) may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities and its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the participating Holders in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder is including in the offering) and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article II and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including making available at all time information necessary to enable such Holder to comply with Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if necessary in the reasonable judgment of the indemnified party) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2 Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any shares of Common Stock or other equity securities of the Company by any Sponsor Holder, PIPE Holder, or any of their Permitted Transferees or PIPE Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder, Permitted Transferee or PIPE Transferees enters into an indemnification agreement in favor of the Company.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: ZincFive, Inc., 20170 SW 112th Ave, Tualatin, Oregon 97062, Attention: [___], Email: [___], with a copy (which shall not constitute notice) to Cooley LLP, 3 Embarcadero Center, 20th Floor, San Francisco, California 94111, Attention: [___], Email: [___]; and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third-Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee or PIPE Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee or PIPE Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a ZincFive Holder shall become a ZincFive Holder, and a PIPE Transferee receiving Registrable Securities from a PIPE Holder shall become a PIPE Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees and PIPE Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under 5.2.2 and unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the aggregate Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely effects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of October 5, 2023, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. For so long as the Sponsor Holders and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without the prior written consent of the Sponsor Majority Holders, not to be unreasonably withheld, delayed or conditioned. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

5.14 In-Kind Distribution. If the Sponsor seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders (an “In-Kind Distribution”), the Company will use reasonable best efforts to work with the Sponsor to facilitate such In-Kind Distribution in the manner reasonably requested. Prior to any In-Kind Distribution, each distributee shall deliver to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the distributee will be bound by, and will be a party to, this Agreement; provided, however, that a failure by a distributee to deliver such acknowledgment and agreement shall not render such distribution to such distributee void, but such distributee shall not be entitled to the benefits of this Agreement until such time as such acknowledgment and agreement is delivered. Upon any In-Kind Distribution, (i) in the event of a distribution of all of the Sponsor’s Registrable Securities, the distributees holding Registrable Securities equal to a majority-in-interest of the Registrable Securities then held by the Sponsor at the time of such distribution shall thereafter be entitled to exercise and enforce the rights specifically granted to the Sponsor hereunder and (ii) each distributee shall be considered a “Sponsor Holder” hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ZINCFIVE, INC.

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

PIPE HOLDERS:

[___]

By:
Name:
Title:

ZINCFIVE HOLDERS:

[___]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

SPONSOR:

SLG SPAC Fund LLC

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

OTHER SPONSOR HOLDERS:

[___]

By:
Name:
Title:

[Signature Page to Amended & Restated Registration Rights Agreement]

Exhibit A

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•] (as the same may hereafter be amended, the “Registration Rights Agreement”), among ZincFive, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder / a ZincFive Holder / a PIPE Holder], and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the   day of   , 20   .

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
, 20

[ ● ]
By:
Name:
Its:

Exhibit B

[ ● ]

[ ● ]

[ ● ]

[ ], 2026

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Name of Holder] to [ ], of [ ] shares of Common Stock of ZincFive, Inc. (formerly known as Spark I Acquisition Corporation) (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, damages, costs, charges and expenses that it may in any way sustain, incur, or become liable for by reason related to the above referenced transaction.

I, [ ● ], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,

[ ● ]

By:
Name:
Title:

Exhibit F

CERTIFICATE OF MERGER

OF

SPARK I ACQUISITION CORPORATION SUB I INC.
(a Delaware corporation)

WITH AND INTO

ZINCFIVE TECHNOLOGIES, INC.
(a Delaware corporation)

[●], 2026

In accordance with the provisions of Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), ZincFive Technologies, Inc., a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware, desiring to merge Spark I Acquisition Corporation Sub I Inc., a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware, with and into itself (the “Merger”), does hereby certify as follows:

FIRST: The names and states of incorporation of each constituent corporation of the Merger (together, the “Constituent Corporations”) are as follows: (i) ZincFive Technologies, Inc. a Delaware corporation (the “Company”) and (ii) Spark I Acquisition Corporation Sub I Inc., a Delaware corporation (“Merger Sub I”).

SECOND: An Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Delaware corporation (“SPAC”), Merger Sub I, a direct, wholly-owned subsidiary of SPAC, Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of SPAC, and the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations, in accordance with Title 8, Sections 141(f), 228, and 251(c) of the DGCL.

THIRD: The Company shall be the surviving corporation (the “Surviving Corporation”) and it shall continue its existence under the name “ZincFive Technologies, Inc.”, a Delaware corporation, and the separate corporate existence of Merger Sub I shall cease upon the effectiveness of the Merger.

FOURTH: The Certificate of Incorporation of the Surviving Corporation, as in effect immediately prior to the Merger, shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended and restated, shall be its Certificate of Incorporation until further amended in accordance with the provisions of the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, the address of which is 20170 SW 112th Ave, Tualatin, Oregon 97062.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of the Constituent Corporations.

SEVENTH: The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed as of the date first written above.

ZINCFIVE TECHNOLOGIES, INC.

By:
Name:
Its:

Signature Page to First Certificate of Merger

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ZINCFIVE TECHNOLOGIES, INC.

Exhibit G

CERTIFICATE OF MERGER

OF

ZINCFIVE TECHNOLOGIES, INC.

(a Delaware corporation)

WITH AND INTO

SPARK I ACQUISITION CORPORATION SUB II LLC

(a Delaware limited liability company)

[●], 2026

In accordance with Section 18-209(c) of the Limited Liability Company Act of the State of Delaware, as amended (the “DLLCA”), and Title 8, Section 264(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned limited liability company submits this certificate of merger (this “Certificate of Merger”) in connection with the merger (the “Merger”) of ZincFive Technologies, Inc. a Delaware corporation (“ZincFive”), with and into Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company (the “Company”), for filing with the Secretary of State of the State of Delaware, and hereby certifies that:

FIRST:       The names and states of formation or incorporation of the constituent entities to the Merger (the “Constituent Entities”) are as follows: (i) ZincFive Technologies, Inc. a Delaware corporation, and (ii) Spark I Acquisition Corporation Sub II LLC, a Delaware limited liability company.

SECOND:        An Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of [●], 2026, by and among Spark I Acquisition Corporation, a Delaware corporation (“SPAC”), Spark I Acquisition Corporation Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of SPAC, the Company, a direct, wholly-owned subsidiary of SPAC, and ZincFive, pursuant to which ZincFive shall merge with and into the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the DLLCA and the DGCL.

THIRD:       The limited liability company surviving the Merger shall be the Company (the “Surviving Company”) and it shall continue its existence under the name “Spark I Acquisition Corporation Sub II LLC”.

FOURTH:       An executed copy of the Merger Agreement is on file at the office of the Surviving Company, the address of which is 20170 SW 112th Ave, Tualatin, OR 97062.

FIFTH:        A copy of the Merger Agreement will be furnished by the Surviving Company on request, without cost, to any member or stockholder of either of the Constituent Entities.

SIXTH:       The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be executed as of the date first written above.

SPARK I ACQUISITION CORPORATION SUB II LLC

By:
Name:
Title:

Signature Page to Second Certificate of Merger

Exhibit H

TENTH Amended and Restated
CERTIFICATE OF INCORPORATION
OF
ZINCFIVE TECHNOLOGIES, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

ZincFive Technologies, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware does hereby certify:

1. The name of the corporation is ZincFive Technologies, Inc. This corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”) on November 30, 2015 under the name ZincFive, Inc.

2. This Tenth Amended and Restated Certificate of Incorporation of this corporation, which restates and amends the provisions of this corporation’s Ninth Amended and Restated Certificate of Incorporation, has been duly adopted and is being filed in accordance with Sections 228, 242 and 245 of the DGCL.

3. The Ninth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

I.

The name of this corporation is ZincFive Technologies, Inc.

II.

The address of the registered office of the corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, or in such other location as the Board of Directors may from time to time determine or the business of the corporation may require. The corporation’s registered agent for service of process at such address is National Registered Agents, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.001.

V.

A.           The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the corporation (the “Bylaws”).

B.           The Board of Directors is expressly empowered to adopt, amend, or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend, or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Tenth Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

C.           Unless and except to the extent that the Bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A.           The personal liability of the directors to the corporation or its stockholders for monetary damages for any breach of a fiduciary duty shall be eliminated to the fullest extent permitted under applicable law.

B.           This corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director, officer or agent of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she (or his or her testator or intestate) is or was a director, officer or agent of the corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.           Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Tenth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

* * * * * *

This Tenth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on [•], 2026.

By:
Name: Tod Higinbotham
Title: Chief Executive Officer

[Signature Page to Tenth Amended and Restated Certificate of Incorporation of ZincFive Technologies, Inc.]

Exhibit I

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Spark I Acquisition Corporation Sub II LLC

This Amended and Restated Limited Liability Company Agreement of Spark I Acquisition Corporation Sub II LLC (the “Company”) (as amended and/or restated from time to time, this “Agreement”), is entered into by Spark I Acquisition Corporation, a Cayman Islands exempted company (“Parent”), as the sole member (in such capacity, the “Member”), and is hereby made effective as of the Second Effective Time (as defined in that certain Agreement and Plan of Merger and Reorganization by and among Parent, Spark I Acquisition Corporation Sub I Inc., a Delaware corporation, the Company and ZincFive, Inc., a Delaware corporation, dated as of [●], 2026 (the “Merger Agreement”)).

WHEREAS, the Company was originally formed as “Spark I Acquisition Corporation Sub II LLC”, a limited liability company under the laws of the State of Delaware pursuant to a Certificate of Formation filed with the Secretary of State of Delaware on [●], 2026; and

WHEREAS, in connection with, and pursuant to the terms of, the Merger Agreement, the Member desires to amend and restate the original Limited Liability Company Agreement of the Company, dated [●], 2026, to reflect the terms and conditions set forth herein and to govern the affairs of the Company and the conduct of its business; now, therefore, be it

RESOLVED, that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Limited Liability Company Agreement of the Company is hereby amended and restated in its entirety to read as follows:

1.                Name. The name of the limited liability company is Spark I Acquisition Corporation Sub II LLC.

2.               Certificates. The Member hereby agrees to conduct the operations of the Company in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), pursuant to this Agreement. The Member, as an authorized person of the Company within the meaning of the Act, shall execute, deliver, and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. The Member shall execute, deliver, and file, or cause the execution, delivery and filing of, any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.

3.                Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.                Principal Business Office. The principal business office of the Company shall be located at 20170 SW 112th Ave, Tualatin, Oregon 97062 or such other location as may hereafter be determined by the Member.

5.                Registered Office. The address of the registered office of the Company in the State of Delaware is as set forth in the certificate of formation of the Company as the same may be amended from time to time in accordance with the Act.

6.                Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is as set forth in the certificate of formation of the Company as the same may be amended from time to time in accordance with the Act.

7.                Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary, desirable or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

8.                Dissolution.

(a)              The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)             The bankruptcy (within the meaning of the Act) of the Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

(c)              In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

9.                Capital Contributions. At the Second Effective Time, the Member shall continue as the sole member of the Company. The Member has contributed such capital to the Company as set forth in the books and records of the Company.

10.             Additional Contributions. The Member is not required to make any additional contribution to the capital of the Company. However, the Member may, at any time and in its sole discretion, make additional contributions to the capital of the Company.

11.             Allocation of Profits and Losses. The Member shall own one hundred percent (100%) of the limited liability company interests of the Company as of the Second Effective Time. The Member will treat all profits and losses of the Company as its own profits and losses for federal income tax purposes and state income tax purposes where applicable. The Company is intended to be a “disregarded entity” for federal income tax purposes and state tax purposes where such treatment is available.

12.             Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

13.             Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. The transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

14.             Resignation. The Member may at any time resign from the Company.

15.             Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

16.             Liability of Member. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

17.             Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

18.             Severability of Provision. Each provision of this Agreement shall be considered severable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable, and legal.

19.             Amendments. This Agreement may be modified, altered, supplemented, or amended pursuant to a written instrument executed and delivered by the Member.

20.             Sole Benefit of Member. Except as provided in Section 22, the provisions of this Agreement (including Section 10) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Member or of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company or of the Member to make any contributions or payments to the Company.

21.             Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and shall assign titles (including, without limitation, Chief Executive Officer, President, Vice President, Secretary, and Treasurer) to any such person. To the fullest extent permitted by law, unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 21 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member. The Member hereby designates [●] as the President of the Company.

22.             Exculpation and Indemnification. The liability of the Member and any Officers for monetary damages for breach of fiduciary duty as a manager or Officer is eliminated to the fullest extent under applicable law. If applicable law is amended after the effectiveness of this Section 22 to authorize limited liability company action further eliminating or limiting the personal liability of managers or Officers, then the liability of a manager or Officer of the Company will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this Section 22, “manager” shall have the meaning provided in Section 18-101(12) of the Act as amended from time to time. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) managers, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through provisions of this Agreement, agreements with such agents or other persons, vote of stockholders or disinterested members or otherwise, as applicable, in excess of the indemnification and advancement otherwise permitted by applicable law. Notwithstanding anything to the contrary, any repeal or modification of this Section 22 is only prospective and does not affect the rights or protections or increase the liability of any manager or Officer under this Section 22 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

23.             Electronic Signatures. This Agreement may be executed using electronic signatures (including pdf, DocuSign or any other electronic signature). Any electronic signature appearing on this Agreement shall be of the same legal effect, validity and enforceability as a manually executed signature and delivery of any such electronic signature or a signed copy of this Agreement may be made by facsimile, email or other electronic transmission.

24.             Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of ________________.

SPARK I ACQUISITION CORPORATION

By:
Name:	[●]
Title:	[●]

[Signature Page to Amended and Restated Limited Liability Company Agreement of Spark I Acquisition Corporation Sub II LLC]

Exhibit J

FORM OF COMPANY STOCKHOLDER WRITTEN CONSENT

[Omitted]